As filed with the Securities and Exchange Commission on June 20, 2013

Registration No. 333-188862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its governing instruments)

250 East Wisconsin Avenue

Suite 1900

Milwaukee, Wisconsin 53202

(414) 978-6494

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John T. Thomas

Physicians Realty Trust

250 East Wisconsin Avenue

Suite 1900

Milwaukee, Wisconsin 53202

(414) 978-6494

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200 (804) 343-4833 (fax)	Wayne D. Boberg Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 (312) 558-5600 (312) 558-5700 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 20, 2013

PROSPECTUS

Common Shares

This is the initial public offering of common shares of beneficial interest, $0.01 par value per share, of Physicians Realty Trust. We are a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties typically are on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. Our management team has significant public healthcare real estate investment trust (“REIT”) experience and long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment opportunities to generate attractive risk-adjusted returns to our shareholders.

We anticipate that the initial public offering price will be between $         and $         per share. We intend to apply to list our common shares on the New York Stock Exchange under the symbol “DOC.”

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2013. Our common shares are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 22 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and expenses payable to the underwriters by us.

We have granted the underwriters an option to purchase up to                      additional common shares at the public offering price, less the underwriting discount, to cover over-allotments. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $         and our total proceeds, before expenses, will be $        .

Delivery of the common shares in book-entry form will be made on or about             , 2013.

Wunderlich Securities

            , 2013

You should rely only upon the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Until             , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDUSTRY AND MARKET DATA

We use industry forecasts and projections and market data throughout this prospectus, including data from publicly available information and industry publications. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information and the accuracy and completeness of the information are not guaranteed.

PROSPECTUS SUMMARY

This summary highlights key aspects of this offering. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the more detailed information set forth under the caption “Risk Factors,” the historical and pro forma financial statements, including the related notes thereto, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us before investing in our common shares.

Unless the context otherwise requires or indicates, references in this prospectus to “we,” “us,” “our,” “our company,” and “Physicians Realty” refer to Physicians Realty Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Physicians Realty L.P., a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership,” and the historical business and operations of four healthcare real estate funds that we have classified for accounting purposes as our “Predecessor” and which we sometimes refer to as the “Ziegler Funds.”

Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (i) the formation transactions described in detail elsewhere in this prospectus have been completed, (ii) the underwriters’ option to acquire additional common shares is not exercised, (iii) the common shares to be sold in this offering are sold at $         per share, which is the mid-point of the price range indicated on the cover page of this prospectus, and (iv) the value of each unit of limited partnership interest in our operating partnership, or “OP unit”, issuable in the formation transactions is equivalent to the initial public offering price of one common share.

Overview

We are a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in health care related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments will include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

Our initial portfolio will consist of 19 medical office buildings located in ten states with approximately 528,048 net leasable square feet, which as of March 31, 2013 were approximately 83.1% leased with a weighted average remaining lease term of 7 years. As of March 31, 2013, approximately 46% of the net leasable square footage of our initial properties is affiliated with a healthcare delivery system and approximately 49% of the net leasable square footage of our initial properties is located within approximately 1/4 mile of a hospital campus. Approximately 96% of our annualized base rent payments as of March 31, 2013 is from triple net leases, pursuant to which our tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, routine maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides more predictable cash flow. Our leases typically include rent escalation provisions designed to provide us with annual growth in our rental revenues. As of March 31, 2013, leases representing 2.4%, 4.2% and 2.1% of leasable square feet in our initial portfolio will expire in 2013, 2014 and 2015, respectively.

Our initial portfolio was acquired or developed by healthcare real estate funds managed by B.C. Ziegler & Company, or Ziegler, a specialty investment banking firm focused on the healthcare industry, and another subsidiary of The Ziegler Companies, Inc. As part of our formation transactions, the Ziegler Funds will contribute their ownership interests in these properties, as well as certain operating assets and liabilities, to our operating partnership in exchange for OP units and our assumption or repayment of mortgage debt related to the properties. The principals at Ziegler responsible for establishing these funds and managing the properties will become senior members of our management team upon completion of our formation transactions.

We are a Maryland real estate investment trust and intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013.

Our Objectives and Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our shareholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common shares. Our primary strategies to achieve our business objective are to invest in, own and manage a diversified portfolio of high quality healthcare properties and pay careful attention to our tenants’ real estate strategies, which we believe will drive high retention, high occupancy and reliable, increasing rental revenue and cash flow.

We intend to grow our portfolio of high-quality healthcare properties leased to physicians, hospitals, healthcare delivery systems and other healthcare providers primarily through acquisitions of existing healthcare facilities that provide stable revenue growth and predictable long-term cash flows. We may also selectively finance the development of new healthcare facilities through joint venture or fee arrangements with premier healthcare real estate developers. Generally, we only expect to make investments in new development properties when approximately 70% or more of the development property has been pre-leased before construction commences. We will seek to invest in properties where we can develop strategic alliances with financially sound healthcare providers and healthcare delivery systems that offer need-based healthcare services in sustainable healthcare markets. We will focus our investment activity on the following types of healthcare properties:

•	medical office buildings

•	outpatient treatment and diagnostic facilities

•	physician group practice clinics

•	ambulatory surgery centers

•	specialty hospitals and treatment centers

•	acute care hospitals

•	post acute care hospitals and long-term care facilities

We may opportunistically invest in senior housing properties, including skilled nursing, assisted living and independent senior living facilities. Consistent with our intent to qualify as a REIT, we may also opportunistically invest in companies that provide healthcare services, in joint venture entities with operating partners, structured to comply with the REIT Investment Diversification Act of 2007 (“RIDEA”).

In connection with our review and consideration of healthcare real estate investment opportunities, we generally take into account a variety of market considerations, including:

•	Whether the property is anchored by a financially-sound healthcare delivery system or whether tenants have strong affiliation to a healthcare delivery system;

•	the performance of the local healthcare delivery system and its future prospects;

•	property location, with a particular emphasis on proximity to healthcare delivery systems;

•	demand for medical office buildings and healthcare related facilities, current and future supply of competing properties, and occupancy and rental rates in the market;

•	population density and growth potential;

•	ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated investment opportunities; and

•	existing and potential competition from other healthcare real estate owners and operators.

Our Management Team

Our senior executive officers have extensive experience investing in and developing healthcare related real estate through several real estate, credit and healthcare cycles. John Thomas, our President and Chief Executive Officer, most recently served as Executive Vice President-Medical Facilities Group of Health Care REIT (NYSE: “HCN”) where he was responsible for managing over $5 billion of medical facilities and oversaw the acquisition and development of medical properties valued in excess of $2.5 billion from 2009 to 2012. Prior to Health Care REIT, Mr. Thomas held senior healthcare executive management positions with the Sisters of Mercy Health System of St. Louis, Inc. and Baylor Health Care System. Mr. Thomas’s experience includes managing medical office, outpatient care facilities, hospitals and research life science facilities. John Sweet, our Executive Vice President and Chief Investment Officer, established and manages the Ziegler Funds, whose properties will comprise our initial portfolio. Prior to re-joining Ziegler in 2005 to establish the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust (“Windrose”), a publicly-held healthcare REIT, which completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant and subsequent to its initial public offering joined the company as the Vice President—Business Development where he was responsible for identifying and negotiating the acquisition of medical office buildings. Mr. Lucey, our Senior Vice President—Principal Accounting and Reporting Officer, has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. Since 2005, Mr. Lucey has served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: “ALC”), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million. Prior to Assisted Living Concepts, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: “BKD”). Mr. Lucey’s experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. Mark Theine, our Senior Vice President of Asset and Investment Management, has been the senior asset manager of the Ziegler Funds since September 2005. We believe our management team’s long established, trusted relationships with physicians, hospitals and healthcare delivery system decision makers, provides to us and our shareholders a competitive advantage in sourcing attractive investment opportunities and growth opportunities. Our management team and trustees also have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect our investment decisions and management.

Our shared services agreement with Ziegler will provide us with access to Ziegler’s proprietary research and market analysis of the healthcare industry, as well as office space, IT support, accounting support and similar services, helping us to manage our overhead costs prudently. Founded in 1902, Ziegler is a national underwriter of tax exempt bonds for not-for-profit senior living providers, hospitals, and healthcare care delivery systems. In addition to its research team that provides research on over 500 healthcare organizations, Ziegler has over 60 investment banking professionals focused on the healthcare industry. We believe Ziegler’s industry knowledge and relationships will help us identify and evaluate investment opportunities.

Healthcare Industry and Healthcare Real Estate Overview and Market Opportunity

The nature of healthcare delivery continues to evolve due to the impact of government programs, regulatory changes and consumer preferences. We believe these changes have increased the need for capital among healthcare providers and increased pressure on these providers to integrate more efficient real estate solutions in order enhance the delivery of quality healthcare. In particular, we believe the following factors and trends are creating an attractive environment in which to invest in healthcare properties.

•	$2.8 Trillion Healthcare Industry Projected to Grow to $4.8 Trillion (and 19.6% of U.S. GDP) by 2021

According to the U.S. Department of Health and Human Services, or HHS, healthcare spending accounted for 17.9% of U.S. gross domestic product, or GDP, in 2012. The general aging of the population, driven by the Baby Boomer generation and advances in medical technology and services which increase life expectancy, are key drivers of the growth in healthcare expenditures. The anticipated continuing increase in demand for healthcare services, together with an evolving complex and costly regulatory environment, changes in medical technology and reductions in government reimbursements are expected to pressure capital-constrained healthcare providers to find cost effective solutions for their real estate needs.

We believe the demand by healthcare providers for healthcare real estate will increase as health spending in the United States continues to increase. As shown in the chart below, national healthcare expenditures continue to rise and are projected to grow from an estimated $2.8 trillion in 2012 to $4.8 trillion by 2021 representing an average annual rate of growth of 5.7%, reaching a projected 19.6% of GDP in 2021.

Source: Centers for Medicare & Medicaid Services, Office of the Actuary

•	Aging Population

The aging of the U.S. population has a direct effect on the demand for healthcare as older persons generally utilize healthcare services at a rate well in excess of younger people. Between 2010 and 2050, the U.S. population over 65 years of age is projected to more than double from 40.2 million to nearly 88.5 million and the 85 and older population is expected to more than triple, from 5.7 million in 2010 to 19.0 million, as reflected in the chart below. The number of older Americans is also growing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 13.0% of the total U.S. population in 2010 and projected to grow to 20.2% by 2050.

Projected U.S. Population Aged 65+ (1900-2050)

Source: U.S. Census Bureau

•	Affordable Care Act (30 Million More Insured and Increased Market Certainty)

The Patient Protection and Affordable Care Act of 2010, or the Affordable Care Act, constitutes a significant overhaul of many aspects of healthcare regulations and health insurance. We believe this evolution of U.S. health care policy creates the framework for healthcare services over the near term. The Affordable Care Act requires every American to have health insurance by 2014 or be subjected to a tax. Those who cannot afford health insurance will be offered insurance subsidies or Medicaid coverage. The U.S. Census Bureau estimates that approximately 50 million Americans did not have healthcare insurance in 2009. HHS predicts the Affordable Care Act will result in an additional 30 million Americans having healthcare insurance by 2020 which we believe will substantially increase the demand for healthcare services.

The Affordable Care Act also contains provisions which are designed to lower reimbursement amounts under Medicare and tie reimbursement levels to the quality of services provided. We believe these and other provisions of the Affordable Care Act will increase the pressure on healthcare providers to become more efficient in their business models, invest capital in their businesses, lower costs and improve the quality of care, which in turn will drive health care systems to monetize their real estate assets and create demand for new, modern and specialized facilities.

•	Clinical Care Continues to Shift to Outpatient Care

As shown in the chart below, procedures traditionally performed in hospitals, such as certain types of surgery, are increasingly moving to outpatient facilities driven by advances in clinical science, shifting consumer preferences, limited or inefficient space in existing hospitals and lower costs in the outpatient environment. This continuing shift toward delivering healthcare services in an outpatient environment rather than a traditional hospital environment increases the need for additional outpatient facilities and smaller, more specialized and efficient hospitals. Studies by the Medicare Payment Advisory Commission and others have shown that healthcare is delivered more cost effectively and with higher patient satisfaction when it is provided on an outpatient basis. Increasingly, hospital admissions are reserved for the critically ill, and less critical patients are treated on an outpatient basis with recuperation in their own homes. We believe the recently enacted Affordable Care Act and health care market trends toward outpatient care will continue to push health care services out of larger, older, inefficient hospitals and into newer, more efficient and conveniently located outpatient facilities and smaller specialized hospitals. We believe that increased specialization within the medical field is also driving demand for medical facilities designed specifically for particular specialties and that physicians want to locate their practices in medical office space that is in or adjacent to these facilities.

Cumulative Change in Total Admissions and Total Outpatient Visits

Note:	Cumulative change is the total percent increase from 1999 through 2010. Data are admissions (all payers) to and outpatient visits at about 5,000 community hospitals.

Source:	American Hospital Association, AHA Hospital Statistics.

•	Physician Employment by Healthcare Delivery System Trend Improves Credit

As shown in the chart below, the total number of physicians is growing and the number and percentage of physicians employed by healthcare delivery systems and by large physician groups has increased in recent years, and this increase is expected to accelerate due to, among other factors, declining physician reimbursement and the increasing costs of practice due to changes under the Affordable Care Act, other healthcare regulations, expensive information technology and malpractice insurance. We also believe the continuing trends in hospital systems’ consolidation will accelerate the integration of physician practice groups and other clinicians with hospitals. We believe physician employment by healthcare delivery systems and large group practices increases the demand for efficient real estate solutions and can lead to an improvement in the credit quality of our physician tenants and target physician tenants.

•	Healthcare Industry Employment Growth

According to the U.S. Department of Labor’s Bureau of Labor Statistics, the healthcare industry was the largest industry in the United States in 2010 providing nearly 14 million jobs. While total U.S. employment dropped by over 2% between 2000 and 2010, health care employment grew by more than 25% during the same period. The Bureau of Labor Statistics estimates that healthcare sector employment is projected to grow from over 14 million jobs in 2010 to nearly 18.3 million jobs in 2020, an increase of 30%, compared to only 13% growth for jobs in all other employment sectors. Of the approximately 4.3 million new healthcare jobs expected between 2010 and 2020, 63% are projected to arise in ambulatory settings (offices of health practitioners, home health, and other non-institutional settings) with office employment projected to increase by nearly 1.4 million jobs and hospital employment projected to increase by over 940,000 jobs between 2010 and 2020. We believe the continued growth in employment in the healthcare industry, and in particular the ambulatory sector, will lead to growth in demand for medical office buildings and other facilities that serve the healthcare industry.

•	Monetization and Modernization

According to Stifel Nicolaus, hospitals and health systems own and control approximately 80% of the medical office buildings and outpatient facilities in the United States. We expect the need for capital and the growth in demand for healthcare at lower cost to cause many hospitals to seek to monetize their real estate through sale/leaseback or other arrangements as they seek capital for their physician integration and growth strategies. Hospitals also are seeking to become more efficient in the face of declining reimbursement and changing patient demographics by developing new, smaller, specialty healthcare facilities, as well as modernizing existing general acute care facilities.

•	Highly Fragmented Market

According to the Journal of Real Estate Portfolios’ research report on “Slicing, Dicing, and Scoping the Size of the U.S. Commercial Real Estate Market”, there is more than $1 trillion in U.S. healthcare real estate and less than 10% of all medical office/outpatient care facilities currently are owned by public REITs and even a smaller percentage of hospitals. While a large percentage of these assets are not desirable for institutional investment, we believe the market of desirable, institutional quality assets in our target asset classes is large and there is growing demand by healthcare providers for new, high quality specialized space. We believe the current highly fragmented ownership of these target assets by, including hospital systems, physician groups, local developers and smaller private investors, provides a significant source of investment opportunities for the foreseeable future.

Stifel Nicolaus estimates the value of the total supply of medical office buildings and out-patient facilities at approximately $414 billion, with approximately $262 billion available for private investment, and is expected to grow at approximately $4.5 billion per year. In estimating facilities available for private investment, Stifel Nicolaus excludes medical office buildings and outpatient facilities located on hospital campuses or other property owned by government and buildings housing small physician practices that are likely not attractive to institutional investors.

•	Limited New Supply

We believe construction of medical office buildings and other healthcare facilities has been relatively constrained by the recent recession and uncertainty in U.S. healthcare policy, while available space was absorbed and physicians, hospitals and healthcare delivery systems planned for the implementation of the Affordable Care Act. According to Marcus and Millichap’s mid-year Medical Office Research report, approximately 9 million square feet of new medical office space was delivered in 2012, which is significantly lower than the square feet of medical office space delivered from 2007 to 2009, when medical office inventory grew collectively by nearly 60 million square feet. We believe the low levels of new medical office space delivered and increasing demand in recent years will create a positive environment for both occupancy and rental rates in the near term and longer term. We believe these trends will result in an increase in the number of quality properties meeting our investment criteria.

Competitive Strengths

We believe our management team’s extensive public REIT and healthcare experience distinguishes us from many other real estate companies, both public and private. Specifically, our company’s competitive strengths include, among others:

•

Strong Relationships with Physicians and Healthcare Delivery Systems. We believe our management team has developed a reputation among physicians, hospitals and healthcare delivery system decision makers of accessibility, reliability and trustworthiness. We believe this will result in attractive investment opportunities for us and high tenant satisfaction, leading to high occupancy rates, tenant retention and increasing cash flow from our properties.

•

Experienced Senior Management Team. Our senior management team has over 50 years of healthcare delivery system executive and related experience in healthcare real estate, finance, law, policy and clinical business development. Our management team’s experience providing full service real estate solutions for the healthcare industry gives us a deep understanding of the dynamics and intricacies associated with insurance reimbursement practices, government regulation, cross-referrals, clinical interdependencies and patient behaviors. These same factors drive the profitability of the healthcare delivery systems with whom we will be strategically aligned.

•

Investment Focus. We believe that healthcare-related real estate rents and valuations are less susceptible to changes in the general economy than many other types of commercial real estate due to demographic trends and the need-based rise in healthcare expenditures, even during economic downturns. For this reason, we believe healthcare-related real estate investments could potentially offer a more stable return to investors when compared to other types of real estate investments.

•

Nimble Management Execution. We expect to focus on individual investment opportunities of $25 million or less in off market or lightly marketed transactions, with few transactions exceeding $50 million. We are establishing our company to identify and execute on these types and size of transactions efficiently, which we believe provides us an advantage over other healthcare real estate investors, such as the larger health care REITs, that focus on larger properties or portfolios in more competitively marketed investment opportunities.

•

Access to State and Federal Healthcare Policy Makers. Our management team and trustees have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect the investment decisions and management of the company.

•

Strong Healthcare Delivery System Affiliation and Diverse Medical Tenant Base in Initial Properties. As of March 31, 2013, approximately 46% of the net leasable square footage of our initial properties is affiliated with a healthcare delivery system and approximately 49% of the net leasable square footage of our initial properties is located within approximately 1 /4 mile of a hospital campus. We believe that a healthcare delivery system—anchored property with a diversified, clinically interdependent tenant mix is essential to the success of any healthcare facility, and our management team’s understanding of the dynamics associated with tenant mix and clinical interdependency will be a key to our success. At March 31, 2013, the leases for our initial properties have a weighted—average remaining lease term of approximately 7 years and only 8.8% of our annualized rent expires over the following three years.

Properties

The table below sets forth certain information regarding the properties in our initial portfolio as of March 31, 2013:

PROPERTY	PROPERTY MSA LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED		ANNUALIZED BASE RENT(1)		ANNUALIZED BASE RENT PER LEASED SQUARE FOOT		HEALTHCARE DELIVERY SYSTEM AFFILIATION		PRINCIPAL TENANTS
Arrowhead Commons	Phoenix, AZ	2004	50.0%	12,800	100.0%		$313,237		$24.47		N/A		Paseo Family Physicians
Aurora Medical Office Building	Green Bay, WI	2010	100.0%	9,112	100.0%		$184,518		$20.25		Aurora Health Care		Aurora Health Care
Austell Medical Office Building(2)	Atlanta, GA	1971	100.0%	14,598	35.5	%(2)	$80,077	(2)	$15.47	(2)	N/A	(2)	N/A	(2)
Canton Medical Office Building	Atlanta, GA	1994	50.0%	38,098	100.0%		$801,201		$21.03		Medical Associates of North Georgia		Medical Associates of North Georgia
Decatur Medical Office Building	Atlanta, GA	1974	100.0%	13,300	100.0%		$336,365		$25.29		N/A		Georgia Urology, P.A.
El Paso Medical Office Building	El Paso, TX	1987	100.0%	21,777	100.0%		$355,753		$16.34		HCA		HCA—Del Sol Medical Center, Fresenius
Farmington Professional Pavilion	Detroit, MI	1972	100.0%	21,338	62.7%		$200,061		$14.96		Botsford Hospital		Botsford Hospital, Farmington Dermatology
Firehouse Square	Milwaukee, WI	2002	100.0%	17,265	100.0%		$357,960		$20.73		Aurora Health Care		Aurora Health Care

PROPERTY	PROPERTY MSA LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED		ANNUALIZED BASE RENT(1)		ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
Hackley Medical Center	Grand Rapids, MI	1968	100.0%	44,089	85.9%		$672,949		$17.74	Trinity Health	Hackley Hospital, Port City Pediatrics
Ingham Regional Medical Center	Lansing, MI	1994	100.0%	26,783	0%		—		—
MeadowView Professional Center	Kingsport, TN	2005	100.0%	64,200	100.0%		$1,299,930		$20.25	Holston Medical Group	Holston Medical Group
Mid Coast Hospital Medical Office Building	Portland, ME	2008	66.3%	44,677	100.0%		$1,146,966		$25.67	Mid Coast Hospital	Mid Coast Hospital
New Albany Professional Building	Columbus, OH	2000	100.0%	17,213	81.8%		$252,417		$17.88	N/A	Rainbow Pediatrics
Northpark Trail	Atlanta, GA	2001	100.0%	14,223	42.5%		$78,444		$12.97	N/A	Georgia Urology, P.A.
Remington Medical Commons	Chicago, IL	2008	65.0%	37,240	78.1)%		$635,198		$21.85	Adventist	Fresenius Dialysis, Gateway Spine and Pain
Stonecreek Family Health Center	Columbus, OH	1996	100.0%	20,329	34.9%		$116,001		$16.37	N/A	Pediatric Associates
Summerfield Square	Tampa, FL	2005	100.0%	6,000	0%		Condominiums Held For Sale		N/A	N/A	N/A
Summit Healthplex	Atlanta, GA	2002	100.0%	67,334	100.0%		$1,947,909		$28.93	Piedmont	Georgia Bone and Joint, Piedmont Hospital
Valley West Hospital Medical Office Building	Chicago, IL	2007	59.6%	37,672	100.0%		$788,602		$20.67	Kish Health System	Valley West Hospital, Midwest Orthopaedics

TOTAL/ WEIGHTED AVERAGE				528,048	83.1	%(3)	$9,557,588	(3)	$21.77

(1)	Calculated by multiplying (a) base rent payments for the month ended March 31, 2013, by (b) 12.
(2)	On January 22, 2013, Northside Hospital entered into a lease for 7,522 square feet at the Austell Medical Office Building that commenced on May 1, 2013 (the “Northside Lease”) for a term of 10 years, 10 months and provides for initial annualized base rent of $120,352. Upon execution of the Northside Lease, the Austell Medical Office Building was 87.0% leased.
(3)	Taking into account the lease described above that was effective subsequent to March 31, 2013, our initial portfolio is 84.5% leased with an annualized base rent of $9,677,940.

Our Acquisition Targets

We currently are in discussions regarding a number of properties that meet our investment criteria. In particular, we have recently entered into two non-binding letters of intent with respect to the properties described below. We have not completed our diligence process on these properties nor have we begun negotiation of definitive purchase and sale or lease agreements, and several other conditions must be met in order for us to complete these acquisitions. As a result, management does not deem any of these potential acquisitions to be probable at the current time.

Surgical Hospital—New Orleans, Louisiana. This property is a 57,000 square foot, 42-bed acute care surgical hospital with six operating rooms. Constructed in 2006, this Joint Commission accredited, Medicare certified hospital was established by a group of surgeons and currently is co-owned by 30 physicians on the active medical staff of the hospital. The hospital specializes in ortho/neuro spine surgery, orthopedics, weight loss surgery and other scheduled general surgery procedures. The hospital is certified as a Medicare Center of Excellence for Weight Loss Surgery. In 2012, this hospital was rated 23rd in Becker’s Hospital Review Top 50 Hospitals with the Best Patient Ratings. The report, published in February 2012, is based on the Hospital Consumer Assessment of Healthcare Providers and Systems survey (HCAPHS). The hospital does not have an emergency room. If we acquire the hospital, we intend to simultaneously enter into a new 15 year, absolute net lease. We also expect to offer to the physician group that currently owns the hospital, or to individual physicians, the opportunity to acquire up to 49% of the equity interests in our subsidiary that will own the property.

Surgical Hospital and Medical Office Building—El Paso, Texas. This property is a 77,000 square foot, 40-bed acute care hospital with six operating rooms. The adjacent medical office building contains approximately 40,000 rentable square feet which is 100% leased by the hospital and occupied by hospital services and physicians on the medical staff of the hospital, who currently sub-lease space from the hospital. Constructed in 2007, this Joint Commission accredited, Medicare certified hospital currently is jointly owned by a national operator of surgical hospitals and surgical centers and over 60 physicians on the medical staff of the hospital. The hospital has a small emergency room as required by State of Texas regulations. If we acquire the hospital and the medical office building, we intend to simultaneously enter into a new 15 year, absolute net lease with respect to the hospital and a new five year triple-net lease for 100% of the rentable space in the medical office building.

Credit Facility

We have negotiated the principal terms of a proposed senior secured revolving credit facility with a maximum borrowing capacity of $75 million that we expect to have in place following completion of this offering. This facility will be syndicated on a best efforts basis by Regions Capital Markets as the lead arranger. This facility is expected to have a three year term and an accordion feature that may, upon a commitment of the existing or new lenders to increase funding, provide for up to an additional $75 million borrowing capacity as our company grows and an extension option for an additional twelve months subject to our meeting certain typical conditions, the reappraisal of the pledged properties and the payment of a fee. We expect the interest rate on the facility will be a LIBOR based rate ranging from LIBOR plus 265 basis points to LIBOR plus 340 basis points with certain tranches at Regions Bank prime rate plus 165 basis points to prime plus 240 basis points. We expect to use this facility primarily to finance future acquisitions and developments, fund tenant improvements and capital expenditures, repay other indebtedness and provide for working capital and other general corporate purposes. See “Management’s Discussion & Analysis of Financial Condition and Results of Operation–Credit Facility.”

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:

•

we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	we have elected not to use an extended transition period for complying with new or revised accounting standards and such election is irrevocable.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common shares held by non-affiliates, or issue more than $1 billion of non-convertible debt securities over a three-year period.

Summary Risk Factors

An investment in our common shares involves a high degree of risk. You should carefully read and consider the risks discussed below and under the caption “Risk Factors” beginning on page 21 of this prospectus before investing in our common shares.

•	We are newly formed and have no operating history, and there is no assurance that we will be able to achieve our investment objectives.

•

Our initial portfolio is concentrated in medical office buildings leased to healthcare providers, making us more vulnerable economically than if our investments were diversified across different industries.

•	We may not be successful in identifying and consummating suitable investment opportunities which may impede our growth and negatively affect our cash available for distribution to shareholders.

•

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could adversely impact our company and the ability of our tenants to make rent payments to us.

•

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to qualify as a REIT and may expose us to the risk of default under our debt obligations.

•	Our failure to qualify and maintain our qualification as a REIT would result in higher taxes and reduced cash available for distribution to our shareholders.

•

The share ownership restrictions of the Internal Revenue Code of 1986, as amended, or the Code, applicable to REITs and the 9.8% share ownership limit in our declaration of trust may inhibit market activity in our shares and restrict our business combination opportunities.

•

There is currently no public market for our common shares, an active trading market for our common shares may never develop following this offering and the trading volume and price of our common shares may be volatile which could result in a substantial or complete loss of your investment.

•	The historical performance of our Predecessor will not, and the pro forma financial statements included in this prospectus may not, be indicative of our future results.

Our Formation Transactions

Prior to or substantially simultaneous with the completion of this offering, we will undertake the transactions described below, which we refer to as the “formation transactions.” The formation transactions are subject to customary closing conditions, including the closing of this offering. These transactions are described in more detail under the captions “Structure and Formation of Our Company” and “Certain Relationships and Related Transactions” in this prospectus.

•

We will sell                  common shares in this offering and an additional                  shares if the underwriters exercise their additional allotment option in full. We will contribute the net proceeds of this offering to our operating partnership in exchange for partnership interests in our operating partnership.

•

Our operating partnership will acquire from the Ziegler Funds equity interests in the entities that directly or indirectly own interests in 19 properties, as well as certain operating assets and liabilities in exchange for an aggregate of              OP units, valued at approximately $         million (based on the mid-point of the price range set forth on the cover page of this prospectus).

•	We will acquire a 50% joint venture equity interest in the Arrowhead Commons property not owned by the Ziegler Funds for approximately $850,000, resulting in us owning 100.0% of this property.

•

Our operating partnership intends to use approximately $         million of the net proceeds of this offering to repay approximately $36.9 million of outstanding indebtedness secured by certain of the initial properties. We will also assume approximately $47.1 million of existing mortgage debt related to the properties that we acquire. As a result, we expect to have approximately $         million of total debt outstanding upon completion of our formation transactions and this offering and approximately $         million of cash.

•

Messrs. Sweet and Theine, currently the principal managers of the Ziegler Funds and our initial properties, will become our Executive Vice President and Chief Investment Officer and Senior Vice President of Asset and Investment Management, respectively.

•

We will enter into employment agreements with our executive officers and issue an aggregate of          million restricted common shares to our officers and trustees pursuant to our Physicians Realty Trust 2013 Equity Incentive Plan (“2013 Equity Incentive Plan”). See “Executive Compensation.”

•

In accordance with the terms of our operating partnership’s partnership agreement, holders of OP units issued in the formation transactions will have certain registration rights covering the resale of our common shares issued or issuable, at our option, in exchange for their OP units.

Our Structure

Upon completion of this offering and the formation transactions, we will be a holding company, and our primary assets will be our ownership interest in our operating partnership. The following diagram depicts our ownership structure immediately following completion of this offering and the formation transactions:

Our Tax Status

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2013. See “Material U.S. Federal Income Tax Considerations.”

Restrictions on Ownership of Our Shares

In order to help us qualify as a REIT, among other purposes, our declaration of trust, subject to certain exceptions, restricts the number of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. A more complete description of our shares of beneficial interest, including restrictions upon the ownership and transfer thereof, is presented under the caption “Description of Shares of Beneficial Interest” in this prospectus.

Conflicts of Interest

Mr. Sweet, our Executive Vice President and Chief Investment Officer, Mr. Theine, our Senior Vice President of Asset and Investment Management and Mark Baumgartner, who will become a trustee upon completion of this offering, are currently employees of Ziegler and Messrs. Sweet and Baumgartner have direct or indirect interests in one or more of the Ziegler Funds from which we will acquire interests in the entities that own our initial properties. Messrs. Sweet and Theine will become employees of our company upon completion of this offering. We did not conduct arm’s-length negotiations with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, Messrs. Thomas, Sweet, Theine and Baumgartner had the ability to influence the type and level of benefits that they and certain other trustees and officers will receive from us. In addition, subject to very limited exceptions, we did not use any recent third-party appraisals of the properties to be acquired by us in the formation transactions in determining the number of OP units to be exchanged for those properties. As a result, the price to be paid by us for these properties in the formation transactions may exceed the fair market value of those properties.

Distribution Policy

We intend to pay regular quarterly distributions to holders of our common shares and make regular quarterly distributions to holders of OP units in our operating partnership. Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the tax imposed upon undistributed REIT taxable income. Distributions made by us will be authorized by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. Our initial quarterly distributions will be based on the operations of the properties in our initial portfolio and we expect to distribute substantially all of our cash available for distribution from these properties to the holders of our common shares.

Corporate Information

We were formed as a Maryland real estate investment trust on April 9, 2013. Our corporate offices are located at 250 East Wisconsin Avenue, Suite 1900, Milwaukee, WI 53202. Our telephone number is 414-978-6494. Our internet website is www.docreit.com. The information contained on, or accessible through, this website, or any other website, is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

Common shares offered by us	shares(1)

Common shares to be outstanding after this offering	shares(2)

Common shares and OP units to be outstanding after completion of this offering and the formation transactions	shares and OP units(2)

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full, after deducting the underwriting discount and estimated offering expenses of approximately $ million payable by us. We intend to use the net proceeds of this offering as follows:

•       approximately $         million to repay existing mortgage indebtedness secured by certain of our initial properties, including interest;

•       approximately $850,000 to purchase the 50.0% joint venture equity interest in the Arrowhead Commons property not owned by the Ziegler Funds, resulting in us owning 100.0% of the owner of the property;

•       the balance for general corporate and working capital purposes and possible future acquisitions and development activities. Pending application of net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

Risk Factors	An investment in our common shares involves a high degree of risk. You should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page 21 and all other information in this prospectus before investing in our common shares.

NYSE symbol	“DOC”

(1)	Excludes common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares and common shares that may be issued by us upon redemption of OP units expected to be outstanding upon completion of the formation transactions.
(2)	Includes restricted common shares, assuming a $ public offering price per share that will be granted under our 2013 Equity Incentive Plan upon completion of this offering and that are subject to vesting over a three year period. Excludes common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares, common shares, assuming a $ public offering price per share, available for future issuance under our 2013 Equity Incentive Plan and common shares that may be issued by us upon redemption of OP units expected to be outstanding upon completion of the formation transactions.

SUMMARY FINANCIAL DATA

The following table shows summary consolidated pro forma financial data for our company and combined historical financial data for our Predecessor for the periods indicated. Our Predecessor, which is not a legal entity, is comprised of the four Ziegler Funds that own directly or indirectly interests in entities that own 19 medical office properties. Upon completion of this offering and the formation transactions, we will acquire these interests in the entities from the Ziegler Funds. In addition, we will acquire the remaining 50% equity interest in the Arrowhead Commons property using proceeds from this offering as part of the formation transactions. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of 1,000 common shares in connection with the initial capitalization of our company.

You should read the following selected consolidated pro forma and combined historical financial data together with the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated pro forma financial data and combined historical financial statements and related notes thereto included elsewhere in this prospectus.

The following summary combined historical balance sheet data as of December 31, 2012 and 2011 and the combined historical statements of operations data and cash flows data for the two-year period ended December 31, 2012 have been derived from the audited combined historical financial statements of our Predecessor. These financial statements have been audited by Plante & Moran, PLLC, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus with the combined balance sheets as of December 31, 2012 and 2011 and the related combined statements of operations and cash flows for the two-year period ended December 31, 2012, and the related notes thereto.

Our Predecessor’s combined historical balance sheet data as of March 31, 2013 and our Predecessor’s combined historical statements of operations data and cash flow for the three months ended March 31, 2013 and March 31, 2012 have been derived from the unaudited combined historical financial statements of our Predecessor.

The pro forma financial data for our company for the year ended December 31, 2012 and March 31, 2013 give effect to this offering, the formation transactions (including acquisition of our initial properties from the Ziegler Funds) and the use of proceeds from this offering as of the beginning of the periods presented for the statement of operations data and as of December 31, 2012 and March 31, 2013 for the balance sheet data.

The combined historical financial data for our Predecessor is not indicative of our future financial position or results of operations. Furthermore, our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor do our interim results and pro forma financial information purport to represent our future financial position or results of operations.

Physicians Realty Trust (Pro Forma) and

Predecessor (Historical)

	Pro Forma			Pro Forma
	Three Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
		2013	2012		2012	2011
Statement of Operations Data:
Revenues:
Rental revenues	$2,514,068	$2,514,068	$2,587,161	$9,890,719	$9,890,719	$10,500,927
Expense recoveries	814,267	814,267	688,890	3,111,199	3,111,199	3,313,581
Other revenues	5,094	5,094	4,094	14,981	14,981	60,722

Total revenues	3,333,429	3,333,429	3,280,145	13,016,899	13,016,899	13,875,230

Expenses:
Operational expenses	1,263,617	1,263,617	1,165,413	4,757,787	4,757,787	4,953,092
Management fees	0	237,700	237,700	0	950,800	950,800
General and administrative	719,433	119,933	158,889	2,759,765	361,765	300,978
Impairment losses	—	—	—	936,589	936,589	1,436,813
Loss on sale of property under development	—	—	66,853	0	227,804
Depreciation and amortization	997,730	1,021,013	1,060,573	4,050,814	4,149,539	4,588,024

Total expenses	2,980,780	2,642,263	2,689,928	12,504,955	11,384,284	12,229,707
Total operating income	352,649	691,167	590,717	511,944	1,632,615	1,645,523

Interest expense	618,688	1,049,400	1,175,640	2,684,,127	4,537,660	4,617,457
Change in fair value of derivatives, net	(74,381)	(74,381)	(26,183)	(122,054)	(122,054)	324,824
Combined net loss before discontinued operations	(191,658)	(283,582)	(558,740)	(2.050,129)	(2,782,991)	(3,296,758)
Income from discontinued operations	0	0	30,381	0	1,321,841	265,441
Combined net loss	(191,658)	(283,852)	(528,360)	(2,050,129)	(1,461,150)	(3,031,317)

Less net income attributable to noncontrolling interest	(60,650)	(66,873)	(53,048)	(168,553)	(159,457)	(50,399)
Combined net loss	$(252,308)	$(350,725)	$(581,408)	$(2,218,682)	$(1,620,607)	$(3,081,716)

Pro forma basic earnings per share
Pro forma diluted earnings per share

	Pro Forma			Pro Forma
	Three Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
		2013	2012		2012	2011
Balance Sheet Data (as of end of period):
Assets:
Investment properties	$93,827,840	$93,827,840	$108,585,131	$94,653,357	$94,653,357	$109,848,702
Cash and cash equivalents	55,200,450	2,661,032	2,920,484	54,626,096	2,614,036	1,931,884
Receivables	511,738	511,738	751,289	682,402	682,402	1,033,771
Deferred costs	1,568,302	1,037,196	1,383,298	1,614,997	1,107,174	1,348,632
Intangibles	5,055,650	5,055,650	6,921,208	5,242,886	5,242,886	7,217,917
Other assets	2,931,440	3,182,440	2,935,696	2,691,406	2,691,406	2,959,233

Total assets	$159,095,420	$106,275,896	$123,497,106	$159,511,144	$106,991,261	$124,340,139

Liabilities and Equity
Accounts payable to related parties	$0	$1,674,703	$1,499,872	$0	$1,530,300	$1,274,908
Accounts payable	592,574	667,574	570,469	801,941	801,941	597,879
Accrued expenses and other liabilities	1,069,821	1,069,821	1,518,307	1,031,083	1,031,083	1,086,956
Derivative liabilities	568,559	568,559	764,619	642,940	642,940	764,994

	Pro Forma			Pro Forma
	Three Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
		2013	2012		2012	2011
Notes payable (includes $2,702,508 and $1,041,450 related to variable interest entities)	47,122,027	84,261,109	97,854,716	47,073,577	84,489,017	98,674,263

Total liabilities	49,352,981	88,241,766	102,399,000	49,549,541	88,495,281	102,399,000

Total equity	91,812,710	18,383,022	21,428,279	91,573,800	18,767,629	22,164,418
Noncontrolling interest in operating partnership	18,383,022	—	—	18,767,629	—	—
Noncontrolling interest in Predecessor	(453,293)	(348,892)	(121,155)	(379,826)	(271,649)	(223,279)

Total liabilities and equity	$159,095,420	$106,275,896	$123,497,106	$159,511,144	$106,991,261	$124,340,139

Other Data:
Pro forma funds from operations(1)
Number of medical office buildings owned	19	19	19	19	19	21
Total net leasable square feet (end of period)	528,048	528,048	528,048	528,048	528,048	596,208

Cash Flow Data:
Cash flows from operating activities	(785,815)	712,888	1,560,305	6,512,989	3,360,135	2,978,199
Cash flows from investing activities	(259,987)	(259,987)	374,383	(844,509)	13,680,825	(52,393)
Cash flows from financing activities	35,249,194	(405,905)	(946,090)	28,258,102	(16,358,808)	(3,758,129)

(1)

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not computed in accordance with generally accepted accounting principles, or GAAP, we believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our initial properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We calculate FFO in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the “White Paper.” The White Paper defines FFO as net income (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the White Paper definition or that interpret the White Paper definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

	Pro Forma	Pro Forma
	Three Months Ended March 31, 2013	Year Ended December 31, 2012
Pro forma net income	$(252,308)	$(2,218,682)
Plus: pro forma real estate depreciation and amortization	997,730	4,050,814

Plus: impairment losses	0	936,589

Pro forma funds from operations	745,422	2,768,721

RISK FACTORS

An investment in our common shares involves a high degree of risk. In addition to all other information contained in this prospectus, you should carefully consider the following risk factors before purchasing our common shares. The occurrence of any of the following risks might cause you to lose all or part of your investment. The risks set forth below represent those risks and uncertainties that we believe are material to our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section captioned “Cautionary Note Regarding Forward-Looking Statements.”

We have grouped these risk factors into the following general categories:

•	Risks related to our business;

•	Risks related to the healthcare industry;

•	Risks related to the real estate industry;

•	Risks related to financings;

•	Risks related to our formation and structure;

•	Risks related to our qualification and operation as a REIT, and

•	Risks related to this offering.

Risks Related to Our Business

We are newly formed and have no operating history; therefore there is no assurance that we will be able to achieve our investment objectives.

We are newly formed and have no operating history. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives as described in this prospectus and that the value of your investment could decline substantially. Our financial condition and results of operations will depend on many factors, including the availability of investment opportunities, readily accessible short and long-term financing, conditions in the financial markets and economic conditions generally. There can be no assurance that we will be able to generate sufficient cash flow over time to pay our operating expenses and make distributions to shareholders.

Our real estate investments are concentrated in healthcare properties, making us more vulnerable economically than if our investments were diversified in other segments of the economy.

We will acquire, own, manage, operate and selectively develop properties for lease to physicians, hospitals and healthcare delivery systems. We are subject to risks inherent in concentrating investments in real estate, and the risks resulting from a lack of diversification become even greater as a result of our business strategy to concentrate our investments in the healthcare sector. Any adverse effects that result from these risks could be more pronounced than if we diversified our investments outside of healthcare properties. Given our concentration in this sector, our tenant base is especially concentrated and dependent upon the healthcare industry generally, and any industry downturn could adversely affect the ability of our tenants to make lease payments and our ability to maintain current rental and occupancy rates. Our tenant mix could become even more concentrated if a significant portion of our tenants practice in a particular medical field or are reliant upon a particular healthcare delivery system. Accordingly, a downturn in the healthcare industry generally, or in the healthcare related facility specifically, could adversely affect our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

Some of our initial properties are located in Georgia, with a further concentration in and around Atlanta, and changes in this market may materially adversely affect us.

Of our 19 initial properties, the five properties located in Georgia provided approximately $3.2 million, or approximately 34% of our total annualized rent as of March 31, 2013. These properties are concentrated in and around Atlanta. As a result of this geographic concentration, we are particularly exposed to downturns in this local economy or other changes in local real estate market conditions. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in this area could have a disproportionate effect on our overall business results. In the event of negative economic or other changes in this market, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares may be adversely affected.

We may not realize the benefits that we anticipate from focusing on healthcare properties that are strategically aligned with a healthcare delivery system and from the relationships established through such strategic alignments.

As part of our business strategy, we focus on healthcare properties that are strategically aligned with a healthcare delivery system by (i) seeking to acquire, own, manage, and develop healthcare properties that are located on medical campuses where the underlying land is owned by a healthcare delivery system or by us, or (ii) seeking to acquire, own, manage, and develop healthcare properties located in close proximity to a healthcare delivery system or strategically aligned with a healthcare delivery system through leasing or other arrangements. We may not realize the benefits that we anticipate as a result of these strategic relationships. In particular, we may not obtain or realize increased rents, long-term tenants, or reduced tenant turnover rates as compared to healthcare properties that are not strategically aligned. Moreover, building a portfolio of healthcare properties that are strategically aligned does not assure the success of any given property. The associated healthcare delivery system may not be successful and the strategic alignment that we seek for our healthcare properties could dissolve, and we may not succeed in replacing them. If we do not realize the benefits that we anticipate from this focus and those strategic alignments dissolve and we are not successful in replacing them, our reputation, business, financial results and prospects may be adversely affected.

The bankruptcy, insolvency or weakened financial position of our tenants could seriously harm our operating results and financial condition.

We will receive substantially all of our revenue as rent payments from tenants under leases of space in our healthcare properties, with our five largest tenants based upon rental revenue representing approximately $3.6 million, or 37.4%, of the annualized rent from our initial properties as of March 31, 2013. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. Additionally, private or governmental payors may lower the reimbursement rates paid to our tenants for their healthcare services. For example, the Affordable Care Act provides for significant reductions to Medicare and Medicaid payments. As a result, our tenants may delay lease commencement or renewal, fail to make rent payments when due or declare bankruptcy. Any leasing delays, lessee failures to make rent payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, or a significant number of tenants, may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares. In addition, to the extent a tenant vacates specialized space in one of our properties (such as imaging space, ambulatory surgical space, or inpatient hospital space), re-leasing the vacated space could be more difficult than re-leasing more generic office space, as there are fewer users for such specialized healthcare space in a typical market than for more traditional office space.

Any bankruptcy filings by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property, unless we receive an order permitting us to do so from a bankruptcy court, which we may be unable to obtain. A tenant bankruptcy could also delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim that we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims that we hold, if any, which may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

Adverse economic or other conditions in the geographic markets in which we conduct business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results depend upon our ability to maintain and increase occupancy levels and rental rates at our properties. Adverse economic or other conditions in the geographic markets in which we operate, including periods of economic slowdown or recession, industry slowdowns, periods of deflation, relocation of businesses, changing demographics, earthquakes and other natural disasters, fires, terrorist acts, civil disturbances or acts of war and other man-made disasters which may result in uninsured or underinsured losses, and changes in tax, real estate, zoning and other laws and regulations, may lower our occupancy levels and limit our ability to increase rents or require us to offer rental concessions. The failure of our properties to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

We may have difficulty finding suitable replacement tenants in the event of a tenant default or non-renewal of our leases, especially for our properties located in smaller markets.

We cannot predict whether our tenants will renew existing leases beyond their current terms. Nearly all of our initial properties are subject to leases which have multi-year terms. As of March 31, 2013, leases representing 2.4%, 4.2% and 2.1% of leasable square feet at our initial properties will expire in 2013, 2014 and 2015, respectively. If any of our leases are not renewed, we would attempt to lease those properties to another tenant. In case of non-renewal, we generally have advance notice before expiration of the lease term to arrange for repositioning of the properties and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration. However, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacement tenants or entering into leases with new tenants on a timely basis or on terms as favorable to us as our current leases, or at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. Our ability to reposition our properties with a suitable tenant could be significantly delayed or limited by state licensing, receivership, certificate of need or other laws, as well as by the Medicare and Medicaid change-of-ownership rules. We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings. In addition, our ability to locate suitable replacement tenants could be impaired by the specialized healthcare uses or contractual restrictions on use of the properties, and we may be required to spend substantial amounts to adapt the properties to other uses. Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a material adverse effect on us.

All of these risks may be greater in the smaller markets, where there may be fewer potential replacement tenants, making it more difficult to replace tenants, especially for specialized space, like hospital or outpatient treatment facilities located in our properties, and could have a material adverse effect on us.

We may be unable to successfully acquire or develop properties and expand our operations into new or existing markets.

We intend to explore acquisitions or developments of properties in new and existing geographic markets. These acquisitions and developments could divert management’s attention from our existing properties, and we may be unable to retain key employees or attract highly qualified new employees. In addition, we may not possess familiarity with the dynamics and prevailing conditions of any new geographic markets which could adversely affect our ability to successfully expand into or operate within those markets. For example, new markets may have different insurance practices, reimbursement rates and local real estate, zoning and development regulations than those with which we are familiar. We may find ourselves more dependent on third parties in new markets because our distance could hinder our ability to directly and efficiently manage and otherwise monitor new properties in new markets. Our expansion into new markets could result in unexpected costs or delays as well as lower occupancy rates and other adverse consequences. We may not be successful in identifying suitable properties or other assets which meet our acquisition or development criteria or in consummating acquisitions or developments on satisfactory terms or at all for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, failure to obtain financing for the acquisition or development on favorable terms or at all, and our misjudgment of the value of the opportunities. We may also be unable to successfully integrate the operations of acquired properties, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisitions within the anticipated timeframe or at all. If we are unsuccessful in expanding into new or our existing markets, it could adversely affect our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

We may not be successful in identifying and completing off-market acquisitions and other suitable acquisitions or investment opportunities, which may impede our growth and adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

An important component of our growth strategy is to acquire properties before they are widely marketed by the owners, or off-market. Facilities that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal marketing process, which could lead to higher prices or other unattractive terms. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire facilities at attractive prices could be adversely affected. We expect to compete with many other entities engaged in real estate investment activities for acquisitions of healthcare properties, including national, regional and local operators, acquirers and developers of healthcare-related real estate properties. The competition for healthcare-related real estate properties may significantly increase the price that we must pay for healthcare properties or other assets that we seek to acquire, and our competitors may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger REITs targeting healthcare properties may enjoy significant competitive advantages that result from, among other things, a lower cost of capital, enhanced operating efficiencies more personnel and market penetration and familiarity with markets. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Those higher prices for healthcare properties or other assets may adversely affect our returns from our investments.

Some of our initial properties and properties we acquire in the future are and may be subject to ground lease or other restrictions on the use of the space. If we are required to undertake significant capital expenditures to procure new tenants, then our business and results of operations may suffer.

Two of our initial properties, representing approximately 15.6% of our total leasable square feet and 20.2% of our annualized revenue for the period ended March 31, 2013, are subject to ground leases that contain certain restrictions. These restrictions include limits on our ability to re-let our initial properties to tenants not affiliated with the healthcare delivery system that owns the underlying property, rights of purchase and rights of first offer and refusal with respect to sales of the property and limits on the types of medical procedures that may be performed. In addition, lower than expected rental rates upon re-letting could impede our growth. We may not be able to re-let space on terms that are favorable to us or at all. Further, we may be required to undertake significant capital expenditures to renovate or reconfigure space to attract new tenants. If we are unable to promptly re-let our initial properties, if the rates upon such re-letting are significantly lower than expected or if we are required to undertake significant capital expenditures in connection with re-letting, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares may be adversely affected.

Our healthcare properties, the associated healthcare delivery systems with which our healthcare properties are strategically aligned and our tenants may be unable to compete successfully.

Our healthcare properties and the associated healthcare delivery systems with which our healthcare properties are strategically aligned often face competition from nearby hospitals and other healthcare properties that provide comparable services. Any of our properties may be materially and adversely affected if the healthcare delivery system with which it is strategically aligned is unable to compete successfully. There are numerous factors that determine the ability of a healthcare delivery system to compete successfully, most of which are outside of our control.

Similarly, our tenants face competition from other medical practices and service providers at nearby hospitals and other healthcare properties. From time to time and for reasons beyond our control, managed care organizations may change their lists of preferred hospitals or in-network physicians. Physicians also may change hospital affiliations. If competitors of our tenants or competitors of the associated healthcare delivery systems with which our healthcare properties are strategically aligned have greater geographic coverage, improve access and convenience to physicians and patients, provide or are perceived to provide higher quality services, recruit physicians to provide competing services at their facilities, expand or improve their services or obtain more favorable managed care contracts, our tenants may not be able to successfully compete. Any reduction in rental revenues resulting from the inability of our tenants or the associated healthcare delivery systems with which our healthcare properties are strategically aligned to compete in providing medical services and/or receiving sufficient rates of reimbursement for healthcare services rendered could have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

Our investments in development projects may not yield anticipated returns which could directly affect our operating results and reduce the amount of funds available for distributions.

A component of our growth strategy is exploring development opportunities, some of which may arise through strategic joint ventures. In deciding whether to make an investment in a particular development, we make certain assumptions regarding the expected future performance of that property. To the extent that we consummate development opportunities, our investment in these projects will be subject to the following risks:

•	We may be unable to obtain financing for development projects on favorable terms or at all;

•	We may not complete development projects on schedule or within budgeted amounts;

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We may encounter delays in obtaining or fail to obtain all necessary zoning, land use, building, occupancy, environmental and other governmental permits and authorizations, or underestimate the costs necessary to develop the property to market standards;

•	Development or construction delays may provide tenants the right to terminate preconstruction leases or cause us to incur additional costs;

•	Volatility in the price of construction materials or labor may increase our development costs;

•	Hospitals or health systems may maintain significant decision-making authority with respect to the development schedule;

•	We may incorrectly forecast risks associated with development in new geographic regions;

•	Tenants may not lease space at the quantity or rental rate levels projected;

•	Demand for our development project may decrease prior to completion, including due to competition from other developments; and

•	Lease rates and rents at newly developed properties may fluctuate based on factors beyond our control, including market and economic conditions.

If our investments in development projects do not yield anticipated returns for any reason, including those set forth above, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares may be adversely affected.

We currently have, and may in the future make, investments in joint ventures, which could be adversely affected by our lack of decision-making authority, our reliance upon our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

We currently have, and may in the future make, co-investments with third parties through partnerships, joint ventures or other entities, acquiring noncontrolling interests in or sharing responsibility for the management of the affairs of a property, partnership, joint venture or other entity. Joint ventures generally involve risks not present with respect to our wholly-owned properties, including the following:

•	Our joint venture partners may make management, financial and operating decisions with which we disagree or that are not in our best interest;

•	We may be prevented from taking actions that are opposed by our joint venture partners;

•	Our ability to transfer our interest in a joint venture to a third party may be restricted;

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Our joint venture partners might become bankrupt or fail to fund their share of required capital contributions which may delay construction or development of a healthcare related facility or increase our financial commitment to the joint venture;

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Our joint venture partners may have business interests or goals with respect to the healthcare related facility that conflict with our business interests and goals which could increase the likelihood of disputes regarding the ownership, management or disposition of the healthcare related facility;

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Disputes may develop with our joint venture partners over decisions affecting the healthcare related facility or the joint venture which may result in litigation or arbitration that would increase our expenses and distract our officers and/or trustees from focusing their time and effort on our business and possibly disrupt the daily operations of the healthcare related facility; and

•	We may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

Joint venture investments involve risks that may not be present with other methods of ownership. In addition to those risks identified above, our partner might at any time have economic or other business interests or goals that are or become inconsistent with our interests or goals; that we could become engaged in a dispute with our partner, which could require us to expend additional resources to resolve such disputes and could have an adverse impact on the operations and profitability of the joint venture; and that our partner may be in a position to take action or withhold consent contrary to our instructions or requests. In addition, our ability to transfer our interest in a joint venture to a third party may be restricted. Although currently not applicable to our existing joint venture arrangements, in the future, in certain instances, we or our partner may have the right to trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner’s interest, at a time when we otherwise would not have initiated such a transaction. Our ability to acquire our partner’s interest may be limited if we do not have sufficient cash, available borrowing capacity or other capital resources. In such event, we may be forced to sell our interest in the joint venture when we would otherwise prefer to retain it. Joint ventures may require us to share decision-making authority with our partners, which could limit our ability to control the properties in the joint ventures. Even when we have a controlling interest, certain major decisions may require partner approval, such as the sale, acquisition or financing of a property.

RIDEA and operating properties.

We may invest in hospitals or other providers that are tenants of our properties, structured, where applicable, in compliance with RIDEA or other applicable REIT laws or regulations. If so, we will be exposed to various operational risks with respect to those operating properties that may increase our costs or adversely affect our ability to generate revenues. These risks include fluctuations in patient volume and occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates; economic conditions; competition; federal, state, local, and industry-regulated licensure, certification and inspection laws, regulations, and standards; the availability and increases in cost of general and professional liability insurance coverage; state regulation; the availability and increases in cost of labor (as a result of unionization or otherwise) and other risks applicable to operating businesses. Any one or a combination of these factors may adversely affect our revenue and operations.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenue does not increase, which could cause our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-let space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain costs associated with real estate investments may not be reduced even if a healthcare related facility is not fully occupied or other circumstances cause our revenues to decrease. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flows.

We maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our initial properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flows from a healthcare related facility. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under loan agreements. We may determine not to insure some or all of our properties at levels considered customary in our industry and which would expose us to an increased risk of loss. As a result, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares may be adversely affected.

Environmental compliance costs and liabilities associated with owning, leasing, developing and operating our properties may affect our results of operations.

Under various U.S. federal, state and local laws, ordinances and regulations, current and prior owners and tenants of real estate may be jointly and severally liable for the costs of investigating, remediating and monitoring certain hazardous substances or other regulated materials on or in such property. In addition to these costs, the past or present owner or tenant of a property from which a release emanates could be liable for any personal injury or property damage that results from such releases, including for the unauthorized release of asbestos-containing materials and other hazardous substances into the air, as well as any damages to natural resources or the environment that arise from such releases. These environmental laws often impose such liability without regard to whether the current or prior owner or tenant knew of, or was responsible for, the presence or release of such substances or materials. Moreover, the release of hazardous substances or materials, or the failure to properly remediate such substances or materials, may adversely affect the owner’s or tenant’s ability to lease, sell, develop or rent such property or to borrow by using such property as collateral. Persons who transport or arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, regardless of whether or not such facility is owned or operated by such person.

Certain environmental laws impose compliance obligations on owners and tenants of real property with respect to the management of hazardous substances and other regulated materials. For example, environmental laws govern the management and removal of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions. If we incur substantial costs to comply with these environmental laws or we are held liable under these laws, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares may be adversely affected.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or the ADA, all places of public accommodation are required to meet certain U.S. federal requirements related to access and use by disabled persons. A number of additional U.S. federal, state and local laws may also require modifications to our healthcare properties, or restrict certain further renovations of the buildings, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines, an award of damages to private litigants and/or an order to correct any non-complying feature which could result in substantial capital expenditures. We have not conducted a detailed audit or investigation of all of our initial properties to determine our compliance, and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our initial properties is not in compliance with the ADA or other related legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other related legislation, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares may be adversely affected.

Acquiring outstanding mortgages or other debt secured by a healthcare related facility or land suitable for development as a healthcare related facility may expose us to risks of costs and delays in acquiring the underlying property.

We may decide to acquire outstanding mortgages or other debt secured by a healthcare related facility or land suitable for development as a healthcare related facility from lenders and investors if we believe we can ultimately foreclose or otherwise acquire ownership of the underlying property in the near-term through foreclosure, deed-in-lieu of foreclosure or other means. However, if we do acquire such debt, borrowers may seek to assert various defenses to our foreclosure or other actions and we may not be successful in acquiring the underlying property on a timely basis, or at all, in which event we could incur significant costs and experience significant delays in acquiring such properties, all of which could adversely affect our financial performance and reduce our expected returns from such investments. In addition, we may not earn a current return on such investments particularly if the mortgage or other debt that we acquire is in default.

We have now, and may have in the future, exposure to contingent rent escalators, which can hinder our growth and profitability.

We receive a significant portion of our revenues by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual escalations. Leases in the future may contain escalators contingent upon the achievement of specified revenue parameters or based on changes in the Consumer Price Index. If, as a result of weak economic conditions or other factors, the revenues generated by our triple-net leased properties do not meet the specified parameters or the Consumer Price Index does not increase, our growth and profitability will be hindered by these leases.

We may not be able to maintain or expand our relationships with our existing and future hospital and healthcare delivery system clients.

The success of our business depends, to a large extent, on our current and future relationships with hospital and healthcare delivery system clients. We invest a significant amount of time to develop, maintain and be responsive to these relationships, and our relationships have helped us to secure acquisition and development opportunities, as well as other advisory, property management and projects, with both new and existing clients. If our relationships with hospital or health system clients deteriorate, or if a conflict of interest or non-compete arrangement prevents us from expanding these relationships, our ability to secure new acquisition and development opportunities or other advisory, property management and hospital project management projects could be adversely impacted and our professional reputation within the industry could be damaged.

Sequestration and legislation to address the federal government’s projected operating deficit could have a material adverse effect on our tenants’ liquidity, financial condition or results of operations.

Deficit reduction legislation generally referred to as Sequestration recently took effect, including a 2% reduction in Medicare reimbursement to hospitals and other Medicare providers. President Obama and members of the U.S. Congress have recently proposed various spending cuts and tax reform initiatives to reduce the federal government’s projected operating deficit. Some of these initiatives could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans. Although the President has signed legislation to fund the federal government through the remainder of the fiscal year ending September 30, 2013, future federal legislation relating to deficit reduction that reduces reimbursement payments to healthcare providers could have a material adverse effect on our tenants’ liquidity, financial condition or results of operations, which could adversely affect their ability to satisfy their obligations to us.

Upon completion of this offering and the formation transactions, we expect to have approximately $0.4 million of indebtedness pursuant to a loan on which the lender has agreed to not exercise its rights for default through September 30, 2013, after which the lender may exercise its rights to foreclose on the property, which could adversely affect our business, financial condition and results of operations.

One of the properties in our initial portfolio, Summerfield Square, is subject to a loan which we expect to have an outstanding balance of approximately $0.4 million upon completion of the offering. As of March 31, 2013, the entity that owned Summerfield Square, which we expect to acquire in connection with the formation transactions, was in default under the loan agreement evidencing such loan that required the entity to, among other things, repay the principal amount due by the maturity date of March 18, 2012.

The lender for this loan has waived this default through September 30, 2013 under a forbearance agreement, but there can be no assurance that the lender will not exercise its rights after September 30, 2013. If the lender were to exercise its rights to foreclose on the property after September 30, 2013, our business, financial condition and results of operation could be adversely affected.

Our independent registered public accountants have reported to us that, at December 31, 2012, we had material weaknesses in our internal control over financial reporting.

In connection with the audit of the combined financial statements of our Predecessor for the year ended December 31, 2012, our independent registered public accountants identified a material weakness deficiency in our internal control over financial reporting. A “deficiency” in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect and correct misstatements on a timely basis. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of the combined financial statements will not be prevented or detected on a timely basis.

The issues identified by our independent registered public accountants related to the timing of data collection from our property managers, resulting in a limited amount of review of this financial information by our Predecessor’s management, and a recommendation to adopt formal procedures and process to identify potential impairment issues of the Predecessor’s properties. We have already taken steps to address these data collection and controls with our property managers, implement formal procedures and processes to adequately review this financial information, and will have a formal procedure and process to identify potential impairment issues, if any, with our properties going forward.

Material weaknesses and significant deficiencies that may be identified in the future will need to be addressed as part of the evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, which will not apply to us until our annual report on Form 10-K for the year ending December 31, 2014.

Risks Related to the Healthcare Industry

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could adversely impact our company and result in the inability of our tenants to make rent payments to us.

The healthcare industry is heavily regulated by U.S. federal, state and local governmental authorities. Our tenants generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, billing for services, privacy and security of health information and relationships with physicians and other referral sources. In addition, new laws and regulations, changes in existing laws and regulations or changes in the interpretation of such laws or regulations could negatively affect our financial condition and the financial condition of our tenants. These changes, in some cases, could apply retroactively. The enactment, timing or effect of legislative or regulatory changes cannot be predicted.

The Affordable Care Act, will change how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals and reduced Medicare program spending. In addition, the new law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality and contains provisions intended to strengthen fraud and abuse enforcement. The complexities and ramifications of the Affordable Care Act are significant and will be implemented in a phased approach that began in 2010. At this time, it is difficult to predict the full effects of the Affordable Care Act and its impact on our business, our revenues and financial condition and those of our tenants due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual implementation and possible amendment. Further, we are unable to foresee how individuals and businesses will respond to the choices afforded them by the Affordable Care Act. The Affordable Care Act could adversely affect the reimbursement rates received by our tenants, the financial success of our tenants and strategic partners and consequently us.

Many states also regulate the construction of healthcare facilities, the expansion of healthcare facilities, the construction or expansion of certain services, including by way of example specific bed types and medical equipment, as well as certain capital expenditures through certificate of need, or CON, laws. Under such laws, the applicable state regulatory body must determine a need exists for a project before the project can be undertaken. If one of our tenants seeks to undertake a CON-regulated project, but is not authorized by the applicable regulatory body to proceed with the project, the tenant would be prevented from operating in its intended manner.

Failure to comply with these laws and regulations could adversely affect us directly and our tenants’ ability to make rent payments to us which may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our shareholders.

The healthcare industry is currently experiencing, among other things:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third party reimbursement methods and policies;

•	consolidation and pressure to integrate within the healthcare industry through acquisitions and joint ventures; and

•	increased scrutiny of billing, referral and other practices by U.S. federal and state authorities.

These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our lease revenues, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us or renew their lease.

Sources of revenue for our tenants typically include the U.S. federal Medicare program, state Medicaid programs, private insurance payors and health maintenance organizations. Healthcare providers continue to face increased government and private payor pressure to control or reduce healthcare costs and significant reductions in healthcare reimbursement, including reduced reimbursements and changes to payment methodologies under the Affordable Care Act. The Congressional Budget Office, or CBO, estimates the reductions required by the Affordable Care Act over the next ten years will include $415 billion in cuts to Medicare fee-for-service payments, the majority of which will come from hospitals, and that some hospitals will become insolvent as a result of the reductions. In some cases, private insurers rely upon all or portions of the Medicare payment systems to determine payment rates which may result in decreased reimbursement from private insurers. The Affordable Care Act will likely increase enrollment in plans offered by private insurers who choose to participate in state-run exchanges, but the Affordable Care Act also imposes new requirements for the health insurance industry, including prohibitions upon excluding individuals based upon pre-existing conditions which may increase private insurer costs and, thereby, cause private insurers to reduce their payment rates to providers.

The slowdown in the United States economy has negatively affected state budgets, thereby putting pressure on states to decrease spending on state programs including Medicaid. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to unemployment and declines in family incomes. Historically, states have often attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Many states have adopted, or are considering the adoption of, legislation designed to enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. Potential reductions to Medicaid program spending in response to state budgetary pressures could negatively impact the ability of our tenants to successfully operate their businesses.

Efforts by payors to reduce healthcare costs will likely continue which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. A reduction in reimbursements to our tenants from third-party payors for any reason could adversely affect our tenants’ ability to make rent payments to us which may have a material adverse effect on our businesses, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

Our tenants and our company are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to us.

There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws.

These laws include without limitation:

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the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any federal or state healthcare program patients;

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the Federal Physician Self-Referral Prohibition (commonly called the “Stark Law”), which, subject to specific exceptions, restricts physicians who have financial relationships with healthcare providers from making referrals for designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

•	the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including under the Medicare and Medicaid programs;

•	the Civil Monetary Penalties Law, which authorizes the Department of Health and Human Services to impose monetary penalties for certain fraudulent acts; and

•	state anti-kickback, anti-inducement, anti-referral and insurance fraud laws which may be generally similar to, and potentially more expansive than, the federal laws set forth above.

Violations of these laws may result in criminal and/or civil penalties that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. In addition, the Affordable Care Act clarifies that the submission of claims for items or services generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. The federal government has taken the position, and some courts have held, that violations of other laws, such as the Stark Law, can also be a violation of the False Claims Act. Additionally, certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Imposition of any of these penalties upon one of our tenants or strategic partners could jeopardize that tenant’s ability to operate or to make rent payments or affect the level of occupancy in our healthcare properties, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares. Further, we enter into leases and other financial relationships with healthcare delivery systems that are subject to or impacted by these laws. We also have other investors who are healthcare providers in certain of our subsidiaries that own our healthcare properties. If any of our relationships, including those related to the other investors in our subsidiaries, are found not to comply with these laws, we and our physician investors may be subject to civil and/or criminal penalties.

Our healthcare-related tenants may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us, and we could be subject to healthcare industry violations.

As is typical in the healthcare industry, our tenants may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by these tenants may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants due to state law prohibitions or limitations of availability. As a result, these types of tenants of our healthcare properties and healthcare-related facilities operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits.

We also believe that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, any settlements of such proceedings or investigations in excess of insurance coverage, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained or settlements reached in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action or investigation, the tenant could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent, which in turn could have a material adverse effect on our business, financial condition and results of operations, our ability to pay distributions to our shareholders and the trading price of our common shares. We could also be subject to costly government investigations or other enforcement actions which could have a material adverse effect on our business, financial condition and results of operations, our ability to pay distributions to our shareholders and the trading price of our common shares.

Risks Related to the Real Estate Industry

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions as well as the value of our initial properties. These events include, but are not limited to:

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vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options;

•	inability to collect rent from tenants;

•	competition from other real estate investors with significant capital, including other real estate operating companies, REITs and institutional investment funds;

•	reductions in the level of demand for healthcare properties and changes in the demand for certain healthcare-related properties;

•	increases in the supply of medical office space;

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increases in expenses associated with our real estate operations, including, but not limited to, insurance costs, third party management fees, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and restrictions on our ability to pass such expenses on to our tenants; and

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changes in, and changes in enforcement of, laws, regulations and governmental policies associated with real estate, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the ADA.

In addition, periods of economic slowdown or recession, such as the recent U.S. economic downturn, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties to meet our financial expectations, our business, financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders could be adversely affected.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our properties in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any of our initial properties for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of our initial properties. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements.

In acquiring a property, including our initial properties, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have an adverse effect on our business, financial condition, results of operations, or ability to make distributions to our shareholders and the trading price of our common shares.

Uncertain market conditions could cause us to sell our healthcare properties at a loss in the future.

We intend to hold our various real estate investments until such time as we determine that a sale or other disposition appears to be advantageous to achieve our investment objectives. Our senior management team and our board of trustees may exercise their discretion as to whether and when to sell a healthcare related facility, and we will have no obligation to sell our buildings at any particular time. We generally intend to hold our healthcare properties for an extended period of time, and we cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Because of the uncertainty of market conditions that may affect the future disposition of our healthcare properties, we may not be able to sell our buildings at a profit in the future or at all. We may incur prepayment penalties in the event that we sell a property subject to a mortgage earlier than we otherwise had planned. Additionally, we could be forced to sell healthcare properties at inopportune times which could result in us selling the affected building at a substantial loss. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will, among other things, be dependent upon fluctuating market conditions. Any inability to sell a healthcare related facility could adversely impact our ability to make debt payments and distributions to our shareholders.

Our assets may be subject to impairment charges.

We will periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, tenant performance and legal structure. For example, the termination of a lease by a major tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations and FFO in the period in which the impairment charge is recorded.

Risks Related to Financings

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our initial properties or to pay the distributions currently contemplated or necessary to qualify as a REIT and may expose us to the risk of default under our debt obligations.

On March 31, 2013, on a pro forma basis, we had approximately $47 million of outstanding indebtedness, all of which was secured by mortgages on certain of our initial properties. Approximately 0.8%, 16.6% and 64.3% of such outstanding indebtedness will mature in 2013, 2016 and 2017, respectively. We also expect to incur additional debt to fund future investments, including borrowings under an anticipated senior secured credit facility. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity, and, therefore, we expect to repay our indebtedness through refinancings and future offerings of equity and debt securities, either of which we may be unable to secure on favorable terms or at all. Our level of debt and the limitations imposed upon us by our debt agreements could have adverse consequences, including the following:

•	Our cash flow may be insufficient to meet our required principal and interest payments;

•	We may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions;

•	We may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	Because a portion of our debt bears, or is expected to bear, interest at variable rates, an increase in interest rates could materially increase our interest expense;

•	We may fail to effectively hedge against interest rate volatility;

•	We may be forced to dispose of one or more of our initial properties, possibly on disadvantageous terms if we are able to do so at all;

•	After debt service, the amount available for distributions to our shareholders is reduced;

•	Our leverage could place us at a competitive disadvantage compared to our competitors who have less debt;

•	We may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	We may default on our obligations and the lenders or mortgagees may foreclose on our initial properties that secure their loans and receive an assignment of rents and leases;

•	We may violate financial covenants which would cause a default on our obligations;

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We may inadvertently violate non-financial restrictive covenants in our loan documents, such as covenants that require us to maintain the existence of entities, maintain insurance policies and provide financial statements, which would entitle the lenders to accelerate our debt obligations; and

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Our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other initial properties.

The realization of any or all of these risks may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

We will rely upon external sources of capital to fund future capital needs, and, if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing obligations.

In order to qualify as a REIT under the Code, we will be required, among other things, to distribute each year to our shareholders at least 90% of our taxable income, without regard to the deduction for dividends paid and excluding net capital gain. Because of this distribution requirement, we may not be able to fund all of our future capital needs from cash retained from operations, including capital needed to make investments and to satisfy or refinance maturing obligations. As a result, we expect to rely upon external sources of capital, including debt and equity financing, to fund future capital needs. If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to make the investments needed to expand our business or to meet our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of our common shares. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis on favorable terms.

We could become highly leveraged in the future because our organizational documents contain no limitations on the amount of debt that we may incur.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our properties at any time. If we become more highly leveraged, the resulting increase in outstanding debt could adversely affect our ability to make debt service payments, to pay our anticipated distributions and to make the distributions required to qualify as a REIT. The occurrence of any of the foregoing risks could adversely affect our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

Increases in interest rates may increase our interest expense and adversely affect our cash flows and our ability to service our indebtedness and to make distributions to our shareholders.

We expect to have approximately $6.5 million of variable-rate indebtedness outstanding that has not been swapped for a fixed interest rate upon the closing of this offering and the formation transactions, and we expect that more of our indebtedness in the future, including borrowings under an anticipated senior secured credit facility, will be subject to variable interest rates. Increases in interest rates on any variable rate indebtedness will increase our interest expense, which could adversely affect our cash flow and our ability to pay distributions.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

In certain cases, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements. Hedging involves risks, such as the risk that the counterparty may fail to honor its obligations under an arrangement, that the arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. In addition, we may be limited in the type and amount of hedging transactions that we may use in the future by our need to satisfy the REIT income tests under the Code. Failure to hedge effectively against interest rate changes may have an adverse effect on our business, financial condition, results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

We may not be able to obtain a credit facility on favorable terms, or at all.

We are in the process of seeking to obtain a senior secured credit facility. We may not succeed in obtaining such a credit facility on the terms described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Credit Facility,” on other terms or at all. We also cannot accurately predict the size of such a credit facility if we are able to obtain it. Our failure to obtain a credit facility could adversely affect our ability to manage our cash flow, grow our business and implement our business plan.

Our ability to issue equity to expand our business will depend, in part, upon the market price of our common shares, and our failure to meet market expectations with respect to our business could negatively affect the market price of our common shares and thereby limit our ability to raise capital.

The availability of equity capital to us will depend, in part, upon the market price of our common shares which, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

•	the extent of investor interest;

•	our ability to satisfy the distribution requirements applicable to REITs;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance and that of our tenants;

•	analyst reports about us and the REIT industry;

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general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common shares to demand a higher annual yield from future distributions;

•	a failure to maintain or increase our dividend which is dependent, in large part, upon FFO which, in turn, depends upon increased revenue from additional acquisitions and rental increases; and

•	other factors such as governmental regulatory action and changes in REIT tax laws.

Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common shares and, as a result, the cost and availability of equity capital to us.

Risks Related to Our Formation and Structure

We did not use third-party appraisals of our initial properties to determine the consideration to be paid in the formation transactions. As a result, the value of the consideration for our initial properties in the formation transactions may exceed their aggregate fair market value.

We did not use third-party appraisals or obtain any independent third-party valuations or fairness opinions in establishing the consideration for the initial properties being contributed in connection with the formation transactions. Our operating partnership will issue OP units and assume certain indebtedness secured by the initial properties in exchange for the contribution of the initial properties. The number of OP units issued in exchange for the Ziegler Funds’ contribution of interests in the initial properties is based upon a fixed valuation which may exceed the book value of such assets, and this valuation may also exceed the fair market value of such assets. The initial public offering price of our common shares will be determined in consultation with the underwriters based upon the history and prospects for the healthcare industry, our financial information, our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the then-current market prices of, and the demand for, publicly-traded shares of generally comparable companies. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of the assets being contributed in the formation transactions. As a result, the value of the OP units issued by us in the formation transactions also may exceed the fair market value of the contributed assets.

We may assume unknown liabilities in connection with the formation transactions which could result in unexpected liabilities and expenses.

As part of the formation transactions, we (through our operating partnership) will receive certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown to us at the time of the formation transactions. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (including those that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities may be limited. Depending upon the amount or nature of such liabilities, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our shares may be adversely affected.

Our title insurance policies may not cover all title defects.

Each of our initial properties is insured by a title insurance policy. We will not, however, obtain new owner’s title insurance policies in connection with the acquisition of all of our initial properties in the formation transactions. In some instances, these title insurance policies are effective as of the time of the acquisition or later refinancing of the relevant property by the Ziegler Funds. As such, it is possible that there may be title defects that have arisen since such acquisition or refinancing for which we will have no title insurance coverage. If there were a material title defect related to any of our properties that is not adequately covered by a title insurance policy, we could lose some or all of our capital invested in and our anticipated profits from such property.

We will not obtain new Phase I environmental site assessments in connection with our formation transactions, and the assessments our Predecessor obtained before acquisition of these properties do not provide assurance that we will not be exposed to environmental liabilities at our properties.

We will not obtain new Phase I environmental site assessments with respect to all of our initial properties prior to the formation transactions. No assurances can be given that any of the prior Phase I environmental site assessments previously obtained by the Ziegler Funds identify all environmental conditions impacting the properties because material environmental conditions may have developed since the Phase I environmental site assessments were conducted. The Phase I environmental site assessments are also of limited scope and do not include comprehensive asbestos, lead-based paint or lead in drinking water assessments. Therefore, the initial properties developed earlier than 1989 may contain such hazardous substances. Comprehensive mold and radon assessments also were not conducted and some of the initial properties were identified in areas with radon levels above action levels for residential buildings by the Environmental Protection Agency. We also cannot guarantee that a prior owner or tenant of our initial properties or that an adjacent property owner has not created a material environmental condition that is unknown to us or that there are no other unknown material environmental conditions as to any one or more of our initial properties. There also exists the risk that material environmental conditions, liabilities or compliance concerns may arise in the future. The realization of any or all of these risks may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares.

We will have no direct operations and will rely upon funds received from our operating partnership to meet our obligations.

We will conduct substantially all of our operations through our operating partnership. After giving effect to this offering, we will own approximately % of the OP units of our operating partnership and apart from this ownership interest, we will not have any independent operations. As a result, we will rely upon distributions from our operating partnership to pay any dividends that we might declare on our common shares. We will also rely upon distributions from our operating partnership to meet our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to us not equal to the tax on such allocated taxable income). Shareholders’ claims will consequently be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our shareholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

The Jumpstart Our Business Startups Act, or the “JOBS Act” contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, we may take advantage of exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including the requirements to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404;

•	comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

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comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	hold shareholder advisory votes on executive compensation.

We cannot predict if investors will find our common shares less attractive because we will not be subject to the same reporting and other requirements as other public companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares, the per share trading price of our common shares could decline and may be more volatile.

We will incur new costs as a result of becoming a public company, and such costs may increase if and when we cease to be an “emerging growth company.”

As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company, although we are currently unable to estimate theses costs with any degree of certainty. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies.

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002.

As long as we remain an emerging growth company, we will be permitted to gradually comply with certain of the on-going reporting and disclosure obligations of public companies pursuant to the Sarbanes-Oxley Act of 2002. See “—We are an ‘emerging growth company,’ and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.”

However, after we are no longer an emerging growth company under the JOBS Act, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act may require our auditors to deliver an attestation report on the effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which the registration statement (of which this prospectus forms a part) relating to this offering becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Section 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the per share trading price of our common shares.

Our business could be harmed if key personnel terminate their employment with us or if we are unsuccessful in integrating new personnel into our operations.

Our success depends, to a significant extent, on the continued services of Mr. Thomas, our President and Chief Executive Officer, Mr. Sweet, our Executive Vice President and Chief Investment Officer, Mr. Lucey, our Senior Vice President—Principal Accounting and Reporting Officer and Mr. Theine, our Senior Vice President of Asset and Investment Management. We do not maintain key person life insurance on any of our officers. Our ability to continue to acquire and develop healthcare properties depends upon the significant relationships that our senior management team has developed over many years.

Although we have entered into employment agreements with Messrs. Thomas, Sweet, Lucey and Theine, we cannot provide any assurance that any of them will remain employed by us. Our ability to retain our senior management team, or to attract suitable replacements should any member of the senior management team leave, is dependent on the competitive nature of the employment market. The loss of services of, or the failure to successfully integrate one or more new members of, our senior management team could adversely affect our business and our prospects.

Our use of OP units as currency to acquire properties could result in shareholder dilution and/or limit our ability to sell such properties, which could have a material adverse effect on us.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for OP units, which may result in shareholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell properties at a time, or on terms, that would be favorable absent such restrictions.

We may pursue less vigorous enforcement of the terms of the contribution and other agreements because of conflicts of interest with certain of our officers and trustees, and the terms of those agreements may be less favorable to us than they might otherwise be in an arm’s-length transaction.

The contribution agreements with the Ziegler Funds relating to the contribution to our operating partnership of the indirect interests in certain properties and assets comprising our initial properties, will contain very limited representations and warranties and will have no express indemnification rights in the event of a breach of those agreements. In addition, we will enter into a shared services agreement with Ziegler pursuant to which Ziegler will provide certain support services to us, including providing office space and administrative support, accounting support, information technology services, which will include hosting and maintaining a separate and secure website, email service and other software necessary to operate our business. Furthermore, Mr. Sweet, who will become our Executive Vice President and Chief Investment Officer upon completion of this offering, currently serves as an officer of the Ziegler Funds. Consequently, he has a fiduciary duty to act in the best interests of the Ziegler Funds until he becomes an officer of our company, and we have an interest in maintaining a positive relationship with Mr. Sweet pending our acquisition of our initial portfolio. Further, Mr. Baumgartner, one of our trustees, is an officer with Ziegler and will have a conflict with respect to any matters that require consideration by our board of trustees that occur between us and Ziegler. Even if we have actionable rights, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements or under other agreements we may have with these parties, including employment agreements, because of our desire to maintain positive relationships with the individuals who are parties to these agreements.

Conflicts of interest could arise as a result of our UPREIT structure.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to us under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, as general partner, to our operating partnership and its limited partners may come into conflict with the duties of our trustees and officers.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that we, as the general partner of the operating partnership, and our trustees or officers will not be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if the general partner or such trustee or officer acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers and trustees, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify any such person for (1) acts or omissions committed in bad faith or that were the result of active and deliberate dishonesty, (2) any transaction for which such person received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Our declaration of trust restricts the ownership and transfer of our outstanding shares of beneficial interest which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares of beneficial interest may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than our initial REIT taxable year. Subject to certain exceptions, our declaration of trust prohibits any shareholder from owning beneficially or constructively more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. The constructive ownership rules under the Code are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding shares of any class or series by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding shares of any class or series of our shares of beneficial interest and to be subject to our declaration of trust’s ownership limit. Our declaration of trust also prohibits, among other prohibitions, any person from owning our shares of beneficial interest that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our beneficial interest in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void.

Certain provisions of Maryland law could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interests.

Certain provisions of the Maryland General Corporation Law, or MGCL, applicable to Maryland real estate investment trusts may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our shares at any time within the two-year period immediately prior to the date in question) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes certain minimum price and/or supermajority shareholder voting requirements on these combinations; and

•

“control share” provisions that provide that holders of “control shares” of our company (defined as shares that, when aggregated with all other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to their control shares, except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the statute, our board of trustees has by resolution exempted any business combination between us and any other person from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of trustees (including a majority of trustees who are not affiliates or associates of such person). In addition, our bylaws contain a provision exempting any and all acquisitions of our shares from the control share provisions of the MGCL. However, our board of trustees may at any time alter or repeal the resolution exempting certain businesses from the business combination provisions of the MGCL and we may at any time amend or eliminate the provision of our bylaws exempting acquisitions of our shares from the control share provisions of the MGCL.

Certain provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. If implemented, these provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then current market price. Our declaration of trust contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of trustees. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws.”

We could increase the number of authorized shares, classify and reclassify unissued shares and issue shares without shareholder approval.

Our board of trustees, without shareholder approval, has the power under our declaration of trust to amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class or series that we are authorized to issue, and to authorize us to issue authorized but unissued common shares or preferred shares. In addition, under our declaration of trust, our board of trustees has the power to classify or reclassify any unissued common or preferred shares into one or more classes or series of shares and set or change the preference, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for such newly classified or reclassified shares. See “Description of Shares of Beneficial Interest—Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares.” As a result, we may issue series or classes of common shares or preferred shares with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common shares. Although our board of trustees has no such intention at the present time, it could establish a class or series of preferred shares that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interests.

We may change our business, investment and financing strategies without shareholder approval.

We may change our business, investment and financing strategies without a vote of, or notice to, our shareholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to real estate market fluctuations. In addition, we may in the future increase the use of leverage at times and in amounts that we, in our discretion, deem prudent, and such decision would not be subject to shareholder approval. Furthermore, our board of trustees may determine that healthcare properties do not offer the potential for attractive risk-adjusted returns for an investment strategy. Changes to our strategies with regards to the foregoing could adversely affect our financial condition, results of operations and our ability to make distributions to our shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event that we take certain actions which are not in your best interests.

Our declaration of trust eliminates the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us to indemnify our present and former trustees and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland present and former law. Our bylaws obligate us to indemnify each present and former trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our trustee and officers. We will also enter into indemnification agreements with our officers and trustees granting them express indemnification rights. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust, bylaws and indemnification agreements or that might exist with other companies.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our shareholders. Our declaration of trust provides that a trustee may only be removed for cause upon the affirmative vote of holders of two-thirds of all the votes entitled to be cast generally in the election of trustees. Vacancies may be filled only by a majority of the remaining trustees in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing trustees and may prevent a change in control of our company that is in the best interests of our shareholders.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our operating partnership may delay, or make more difficult, unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some shareholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights;

•	a requirement that we may not be removed as the general partner of our operating partnership without our consent;

•	transfer restrictions on OP units;

•

our ability, as general partner, in some cases, to amend the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or our operating partnership without the consent of the limited partners; and

•

the right of the limited partners to consent to direct or indirect transfers of the general partnership interest, including as a result of a merger or a sale of all or substantially all of our assets, in the event that such transfer requires approval by our common shareholders.

Our declaration of trust and bylaws, Maryland law and the partnership agreement of our operating partnership also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common shares or that our shareholders otherwise believe to be in their best interest. See “Description of the Partnership Agreement of Physicians Realty L.P.—Restrictions on Transfers by the General Partner,” “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Removal of Trustees,” “—Business Combinations,” “—Control Share Acquisitions,” “—Subtitle 8,” “—Advance Notice of Trustee Nominations and New Business,” “—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws” and “Description of the Partnership Agreement of Physicians Realty L.P.”

Compensation awards to our management may not correlate to or correspond with our financial results or share price.

The compensation, nominating and governance committee of our board of trustees will be responsible for overseeing our compensation and employee benefit plans and practices, including our incentive compensation and equity-based compensation plans. Our compensation, nominating and governance committee will have significant discretion in structuring compensation packages and may make compensation decisions based upon any number of factors. As a result, compensation awards may not correlate to or correspond with our financial results or the share price of our common shares. We may give bonuses, grant equity awards and otherwise highly compensate our management even if we are performing poorly.

Our operating partnership may issue additional OP units to third parties without the consent of our shareholders, which would reduce our ownership percentage in our operating partnership and could have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our shareholders.

After giving effect to this offering, we will own     % of the outstanding partnership interests in our operating partnership. Our operating partnership may, in connection with our acquisition of properties or otherwise, issue additional OP units to third parties. Such issuances would reduce our ownership percentage in our operating partnership and could affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our shareholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Risks Related to Our Qualification and Operation as a REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2013. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Baker & McKenzie LLP that, commencing with our taxable year ending December 31, 2013, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Baker & McKenzie LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Baker & McKenzie LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Baker & McKenzie LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

•	we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our shares of beneficial interest. See “Material U.S. Federal Income Tax Considerations” for a discussion of material U.S. federal income tax consequences relating to us and our common shares.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, our taxable REIT subsidiary, or “TRS,” will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to shareholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our shareholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under the Code.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through any TRS that we may form, which would be subject to federal and state income taxation.

We may pay taxable dividends in our common shares and cash, in which case shareholders may sell our common shares to pay tax on such dividends, placing downward pressure on the market price of our common shares.

We may distribute taxable dividends that are payable in cash and common shares at the election of each shareholder. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as taxable dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS issued a revenue procedure creating a temporary safe harbor that authorized publicly traded REITs to make elective cash/share dividends, but that temporary safe harbor has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and common shares.

If we made a taxable dividend payable in cash and common shares, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, shareholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common shares at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. If we made a taxable dividend payable in cash and our common shares and a significant number of our shareholders determine to sell our common shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common shares. We do not currently intend to pay taxable dividends using both our common shares and cash, although we may choose to do so in the future.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders.

Any ownership of a TRS we may form in the future will be subject to limitations and our transactions with a TRS will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we will monitor the value of our respective investments in any TRS that we may form for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

The formation of a TRS lessee would increase our overall tax liability.

We may, in the future, form one or more TRS lessees to lease “qualified health care properties” from us. Any TRS lessee we may form will be subject to federal and state income tax on its taxable income, which will consist of the revenues from the qualified health care properties leased by the TRS lessee, net of the operating expenses for such properties and rent payments to us. Accordingly, although our ownership of a TRS lessee would allow us to participate in the operating income from our properties leased to the TRS lessee on an after tax basis in addition to receiving rent, that operating income would be fully subject to federal and state income tax. The after-tax net income of a TRS lessee would be available for distribution to us.

If leases of our properties are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our shareholders.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by third-party lessees and any TRS lessee that we may form in the future pursuant to the leases of our properties will constitute substantially all of our gross income.

In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

If a TRS lessee failed to qualify as a TRS or the facility operators engaged by a TRS lessee did not qualify as “eligible independent contractors,” we would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to our shareholders.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We may, in the future, lease certain of our properties that qualify as “qualified health care properties” to a TRS lessee. So long as that TRS lessee qualifies as a TRS, it will not be treated as a “related party tenant” with respect to our properties that are managed by an independent facility operator that qualifies as an “eligible independent contractor.” We would seek to structure any future arrangements with a TRS lessee such that the TRS lessee would qualify to be treated as a TRS for federal income tax purposes, but there can be no assurance that the IRS would not challenge the status of a TRS for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying a TRS lessee from treatment as a TRS, it is possible that we would fail to meet the asset tests applicable to REITs and a significant portion of our income would fail to qualify for the gross income tests. If we failed to meet either the asset or gross income tests, we would likely lose our REIT qualification for federal income tax purposes.

Additionally, if the facility operators engaged by a TRS lessee do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT. Each of the facility operators that would enter into a management contract with any TRS lessee must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by such a TRS lessee to be qualifying income for purposes of the REIT gross income tests. Among other requirements, in order to qualify as an eligible independent contractor a facility operator must not own, directly or indirectly, more than 35% of our outstanding shares and no person or group of persons can own more than 35% of our outstanding shares and the ownership interests of the facility operator, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex. Although we would monitor ownership of our shares by any facility operators and their owners, there can be no assurance that these ownership levels will not be exceeded.

You may be restricted from acquiring or transferring certain amounts of our common shares.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit and other restrictions on ownership and transfer of our shares contained in our declaration of trust may inhibit market activity in our shares of beneficial interest and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2013, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding shares of beneficial interest at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our shares of beneficial interest under this requirement. Additionally, at least 100 persons must beneficially own our shares of beneficial interest during at least 335 days of a taxable year for each taxable year after 2013. To help insure that we meet these tests, our declaration of trust restricts the acquisition and ownership of shares of our beneficial interest.

Our declaration of trust, with certain exceptions, authorizes our trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, our declaration of trust prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. Our board of trustees may not grant an exemption from this restriction to any proposed transferee whose ownership in excess of 9.8% of the number or value of our outstanding shares would result in our failing to qualify as a REIT. This as well as other restrictions on transferability and ownership will not apply, however, if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. shareholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Risks Related to This Offering

There has been no public market for our common shares prior to this offering and an active trading market for our common shares may not develop following this offering.

Prior to this offering, there has not been any public market for our common shares, and there can be no assurance that an active trading market will develop or be sustained or that our common shares will be resold at or above the initial public offering price. The initial public offering price of our common shares will be determined by agreement among us and the underwriters, but there can be no assurance that our common shares will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common shares following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common shares.

Our initial quarterly distributions will be based on the operations of the properties in our initial portfolio and we expect to distribute substantially all of our cash available for distribution from these properties to the holders of our common shares. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common shares. In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further materially adversely affected.

All distributions will be made at the discretion of our board of trustees and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common shares.

The market price and trading volume of our common shares may be volatile following this offering.

Even if an active trading market develops for our common shares, the per share trading price of our common shares may be volatile. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur, and investors in our common shares may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the per share trading price of our common shares declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common shares will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to meet and maintain REIT qualification;

•	changes in our credit ratings; and

•	general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us, including our financial condition, results of operations, cash flow and the per share trading price of our common shares.

We may use a portion of the net proceeds from this offering to make distributions to our shareholders, which would, among other things, reduce our cash available to develop or acquire properties and may reduce the returns on your investment in our common shares.

Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our shareholders out of the net proceeds of this offering, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common shares. The use of these net proceeds for distributions to shareholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our shareholders, which would have the effect of reducing each shareholder’s tax basis in our common shares.

You will experience immediate and material dilution in connection with the purchase of our common shares in this offering.

As of March 31, 2013, the aggregate historical combined net tangible book value of our Predecessor was approximately $         million, or $         per common share held by the Ziegler Funds, assuming the exchange of OP units into our common shares on a one-for-one basis. As a result, the pro forma net tangible book value per common share after the completion of this offering and the formation transactions will be less than the initial public offering price. The purchasers of our common shares offered hereby will experience immediate and substantial dilution of $         per share in the pro forma net tangible book value per share of our common shares, based on the midpoint of the price range set forth on the front cover of this prospectus. See “Dilution”.

The combined financial statements of our Predecessor and our unaudited pro forma financial statements may not be representative of our financial statements as an independent public company.

The combined financial statements of our Predecessor and our unaudited pro forma financial statements that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented. Furthermore, this financial information is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. It is not possible for us to accurately estimate all adjustments that may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of this offering and the formation transactions, including potential increased costs associated with reduced economies of scale and increased costs associated with being an independent publicly traded company. See “Summary Selected Financial and Other Data” and the combined financial statements of our predecessor and our unaudited pro forma financial statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

Increases in market interest rates may have an adverse effect on the trading prices of our common shares as prospective purchasers of our common shares may expect a higher dividend yield and as an increased cost of borrowing may decrease our funds available for distribution.

One of the factors that will influence the trading prices of our common shares will be the dividend yield on the common shares (as a percentage of the price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common shares to expect a higher dividend yield (with a resulting decline in the trading prices of our common shares) and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common shares to decrease.

The number of our common shares available for future issuance or sale could materially adversely affect the per share trading price of our common shares.

We are offering                  common shares as described in this prospectus. Upon completion of this offering and the formation transactions, we will have outstanding approximately                  common shares. Of these shares, the shares sold in this offering will be freely tradable, except for any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act. Upon completion of this offering and the formation transactions, the Ziegler Funds, will beneficially own OP units which will be redeemable at the option of the holders beginning approximately one year following completion of this offering, for cash, or at our option, for common shares, on a one-for-one basis. We have agreed to register the shares issuable upon redemption of the OP units so that such shares will be freely tradable under the securities laws.

We cannot predict whether future issuances or sales of our common shares or the availability of shares for resale in the open market will decrease the per share trading price of our common shares. The per share trading price of our common shares may decline significantly when the restrictions on resale by certain of our shareholders lapse or when the OP units become redeemable.

Our issuance of equity securities, including OP units, or the perception that such issuances might occur could materially adversely affect us, including the per share trading price of our common shares.

The exercise of the underwriters’ overallotment option, the redemption of OP units for common shares, the vesting of any restricted shares granted to certain trustees, executive officers and other employees under our 2013 Equity Incentive Plan, the issuance of our common shares or OP units in connection with future property, portfolio or business acquisitions and other issuances of our common shares could have an adverse effect on the per share trading price of our common shares, and the existence of units, options or our common shares issuable under our 2013 Equity Incentive Plan or upon redemption of OP units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of our common shares may be dilutive to existing shareholders.

Future offerings of debt, which would be senior to our common shares upon liquidation, or preferred equity securities which may be senior to our common shares for purposes of dividend distributions or upon liquidation, may materially adversely affect us, including the per share trading price of our common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common shares. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. Holders of our common shares are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends or other distributions to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk that our future offerings could reduce the per share trading price of our common shares and dilute their interest in us.

If securities analysts do not publish research or reports about our industry or if they downgrade our common shares or the healthcare-related real estate sector, the price of our common shares could decline.

The trading market for our common shares will rely in part upon the research and reports that industry or financial analysts publish about us or our industry. We have no control over these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our common shares could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market which in turn could cause the price of our common shares to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, property performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	general economic conditions;

•	adverse economic or real estate developments, either nationally or in the markets in which our properties are located;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	fluctuations in interest rates and increased operating costs;

•	the availability, terms and deployment of debt and equity capital, including our anticipated credit facility;

•	our ability to make distributions on our shares of beneficial interest;

•	general volatility of the market price of our common shares;

•	our lack of operating history;

•	changes in our business or strategy;

•	our dependence upon key personnel whose continued service is not guaranteed;

•	our ability to identify, hire and retain highly qualified personnel in the future;

•	the degree and nature of our competition;

•	changes in governmental regulations, tax rates and similar matters;

•	defaults on or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying healthcare properties to acquire and completing acquisitions;

•	competition for investment opportunities;

•	our failure to successfully develop, integrate and operate acquired properties and operations;

•	the impact of our investment in joint ventures;

•	the financial condition and liquidity of, or disputes with, joint venture and development partners;

•	our ability to operate as a public company;

•	changes in GAAP;

•	lack of or insufficient amounts of insurance;

•	other factors affecting the real estate industry generally;

•	our failure to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and

•	changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements that are based on information currently available to us or the third parties making the forward-looking statements. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section below entitled “Risk Factors.”

USE OF PROCEEDS

After deducting the underwriting discount and commissions and estimated expenses of this offering payable by us, we expect to receive net proceeds from this offering of approximately $         million, or approximately $         million if the underwriters’ overallotment option is exercised in full, in each case assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the front cover of this prospectus. All references to LIBOR below refer to the London Interbank Offered Rate.

We intend to contribute the net proceeds of this offering to our operating partnership in exchange for OP units in our operating partnership, and our operating partnership intends use the net proceeds received from us as described below:

•	approximately $36.9 million to repay anticipated outstanding indebtedness on ten of the properties in our initial portfolio as described in the table below;

Property	Amount to be Repaid(1)	Interest Rate	Maturity Date
(in thousands)
Arrowhead Commons	$2,237	LIBOR + 3.25%	10/25/13
Austell Medical Office Building	$1,618	6.25%	07/10/13
Decatur Medical Office Building	$2,377	LIBOR + 3.25%	10/25/13
El Paso Medical Office Building	$2,136	LIBOR + 3.25%	10/25/13
Farmington Professional Pavilion	$854	LIBOR + 3.25%	10/25/13
Ingham Medical Center	$2,330	LIBOR + 1.60%	07/26/13
New Albany Professional Building	$2,330	LIBOR + 2.40%	02/01/18
Northpark Trail	$1,108	LIBOR + 3.25%	10/25/13
Summerfield Square	$455	4.25%	03/18/12
Summit Healthplex (Senior Debt)	$17,225	LIBOR + 3.05%	07/01/13
Summit Healthplex (Mezzanine Debt)	$4,400	12.00%	07/03/13

Total	$36,898

(1)	Repayment amount based on estimated principal amount to be outstanding upon closing of this offering.

•	approximately $300,000 to pay debt assumption fees for certain debt secured by certain of the properties in our initial portfolio that we will assume as part of the formation transactions;

•	approximately $850,000 to purchase the 50.0% joint venture equity interest in the Arrowhead Commons property not owned by the Ziegler Funds, for which we will become the 100.0% owner of the property;

•	the balance for general corporate and working capital purposes, including payment of expenses associated with our formation transactions and possible future acquisitions and development activities.

Pending application of net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

See our pro forma financial statements elsewhere in this prospectus for additional information regarding the use of proceeds.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to our common shareholders following completion of the offering. We intend to distribute at least 90% of our taxable income each year (subject to certain adjustments as described below) to our shareholders in order to qualify as a REIT under the Code and generally expect to distribute 100% of our REIT taxable income so as to avoid the excise tax on undistributed REIT taxable income.

Distributions made by us will be authorized and determined by our board of trustees in its sole discretion out of funds legally available therefor. Our initial quarterly distributions will be based upon the operations of the properties in our initial portfolio and we expect to distribute substantially all of our cash available for distribution from these properties following completion of the offering. As we deploy the proceeds from the offering and other financings into the acquisition of additional properties that meet our investment criteria, we expect that our board of trustees, in authorizing and determining the amounts of distributions, will consider a variety of factors, including:

•	actual results of operations and our cash available for distribution;

•	the timing of the investment of the net proceeds of this offering;

•	debt service requirements and any restrictive covenants in our loan agreements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

We anticipate that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax primarily due to depreciation and amortization that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a distribution will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder’s adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the common shares. Therefore, the gain (or loss) recognized on the sale of the common shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder’s adjusted tax basis in his or her common shares, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common shares, see “Material U.S. Federal Income Tax Considerations.”

Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

Although we have no current intention to do so, we may in the future also choose to pay distributions in the form of our own shares. See “Material U.S. Federal Income Tax Considerations—Distribution Requirements” and “Risk Factors—Risks Related to Our Qualification and Operation as a REIT—We may pay taxable dividends in our common shares and cash, in which case shareholders may sell our common shares to pay tax on such dividends, placing downward pressure on the market price of our common shares.”

CAPITALIZATION

The following table sets forth (i) our historical capitalization, (ii) our Predecessor’s historical capitalization and (iii) our unaudited pro forma capitalization on an as adjusted basis to give effect to our formation transactions, this offering and the use of net proceeds as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2013
	Historical	Predecessor	Pro Forma As Adjusted
	(In thousands, except share amounts)

Mortgages and other secured loans(1)	—

Non-controlling partnership interest
Shareholders’ equity:
Common shares, $0.01 par value per share, 500,000,000 shares authorized, issued and outstanding on a pro forma basis(2)	—
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, none issued and outstanding	—
Additional paid in capital	1

Total equity	1

Total capitalization	1

(1)	We also expect to enter into a $75 million credit facility following completion of this offering.
(2)	Pro forma common shares outstanding includes (a) common shares to be issued in this offering, and (b) restricted common shares to be granted to certain of our officers and trustees concurrently with the completion of this offering, but excludes (i) up to common shares issuable upon exercise of the underwriters’ overallotment option, (ii) additional common shares available for future issuance under our 2013 Equity Incentive Plan, and (iii) common shares that may be issued, at our option, upon redemption of OP units to be issued in the formation transactions. The OP units may, subject to limits in the operating partnership agreement, be redeemed at the option of the holder for cash or, at our option, for common shares on a one-for-one basis generally commencing 12 months after completion of this offering.

DILUTION

Purchasers of our common shares offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common shares from the initial public offering price. At March 31, 2013, we had a combined net tangible book value of approximately $         million, or                  per share of our common shares held by the prior investors, assuming the exchange of outstanding OP units (other than OP units held by us) into our common shares on a one-for-one basis. After giving effect to the formation transactions and the sale of the common shares offered by this prospectus, including the expected use of the net proceeds of this offering as described under “Use of Proceeds,” and the deduction of underwriting discounts and commissions and estimated offering and formation transaction expenses, the pro forma net tangible book value at March 31, 2013 attributable to common shareholders would have been approximately $         million, or $         per share of our common shares. This amount represents an immediate increase in net tangible book value of $         per share to the prior investors and an immediate dilution in pro forma net tangible book value of $         per share from the assumed public offering price of $         per share of our common shares to new public investors. See “Risk Factors—Risks Related to this Offering—You will experience immediate and material dilution in connection with the purchase of our common shares in this offering.” The following table illustrates this per share dilution:

Assumed initial public offering price per share(1)			$
Net tangible book value per share before the formation transactions and this offering(2)	($	)
Decrease in pro forma net tangible book value per share attributable to the formation transactions, but before this offering(3)	$
Increase in pro forma net tangible book value per share after the formation transactions and this offering(4)	$

Pro forma net tangible book value per share after the formation transaction and this offering(5)			$

Dilution in pro forma net tangible book value per share to new investors(6)			$

(1)	Based on a price per share equal to the midpoint of the range set forth on the front cover of this prospectus.
(2)	Net tangible book value per share of our common shares before the formation transactions and this offering is determined by dividing the net tangible book value based on March 31, 2013 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) of our Predecessor by the number of common shares held by prior investors after this offering, assuming the exchange for common shares on a one-for-one basis of the OP units to be issued in connection with the formation transactions.
(3)	The decrease in pro forma net tangible book value per share of our common shares attributable to our formation transactions, but before this offering, is determined by dividing the difference between (a) the pro forma net tangible book value before our formation transactions and this offering and (b) the pro forma net tangible book value after our formation transactions and before this offering, by the number of common shares held by prior investors after this offering, assuming the exchange for common shares on a one-for-one basis of the OP units to be issued in connection with the formation transactions.
(4)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before the formation transactions and this offering (see note (1) above) and (ii) the decrease in pro forma net tangible book value per share attributable to our formation transactions (see note (2) above) from (b) the pro forma net tangible book value per share after our formation transactions and this offering (see note (4) below).
(5)	Based on pro forma net tangible book value of approximately $ million divided by of our common shares and OP units to be outstanding after this offering (excluding OP units held by us), not including (a) common shares issuable upon the exercise of the underwriters’ overallotment option and (b) common shares available for issuance under our 2013 Equity Incentive Plan.
(6)	Dilution is determined by subtracting pro forma net tangible book value per share of our common shares after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common shares.

The table below summarizes, as of March 31, 2013, on a pro forma basis after giving effect to the formation transactions and this offering, the differences between:

•

the number of common units to be received by the Ziegler Funds in the formation transactions, the number of common shares issuable to trustees and officers and the number of common shares purchased by new investors in this offering; and

•

the total consideration paid and the average price per common unit paid by the Ziegler Funds (based on the net tangible book value of the assets and properties being acquired by our operating partnership in the formation transactions) and the total consideration paid and the average price per share paid by the new trustees and officers and investors purchasing shares in this offering.

	Common Units/Shares Issued		Net Tangible Book Value of Contribution/Cash		Average Price per
	Number	Percentage(1)	Number	Percentage	Share/Common Unit
Ziegler Funds
Independent trustees and officers
New Investors

Total

SELECTED FINANCIAL DATA

The following table shows selected consolidated pro forma financial data for our company and combined historical financial data for our Predecessor for the periods indicated. Our Predecessor, which is not a legal entity, is comprised of the four Ziegler Funds that own directly or indirectly interests in entities that own 19 medical office properties. Upon completion of this offering and the formation transactions, we will acquire these interests in the entities from the Ziegler Funds. In addition, we will acquire the remaining 50% equity interest in the Arrowhead Commons property using proceeds from this offering as part of the formation transactions. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of 1,000 common shares in connection with the initial capitalization of our company.

You should read the following selected consolidated pro forma and combined historical financial data together with the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated pro forma financial data and combined historical financial statements and related notes thereto included elsewhere in this prospectus.

The following summary combined historical balance sheet data as of December 31, 2012 and 2011 and the combined historical statements of operations data and cash flows data for the two-year period ended December 31, 2012 have been derived from the audited combined historical financial statements of our Predecessor. These financial statements have been audited by Plante & Moran, PLLC, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus with the combined balance sheets as of December 31, 2012 and 2011 and the related combined statements of operations and cash flows for the two-year period ended December 31, 2012, and the related notes thereto.

Our Predecessor’s combined historical balance sheet data as of March 31, 2013 and our Predecessor’s combined historical statements of operations data and cash flow for the three months ended March 31, 2013 and March 31, 2012 have been derived from the unaudited combined historical financial statements of our Predecessor.

The pro forma financial data for our company for the year ended December 31, 2012 and March 31, 2013 give effect to this offering, the formation transactions (including acquisition of our initial properties from the Ziegler Funds) and the use of proceeds from this offering as of the beginning of the periods presented for the statement of operations data and as of December 31, 2012 and March 31, 2013 for the balance sheet data.

The combined historical financial data for our Predecessor is not indicative of our future financial position or results of operations. Furthermore, our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor do our interim results and pro forma financial information purport to represent our future financial position or results of operations.

Physicians Realty Trust (Pro Forma) and

Predecessor (Historical)

	Pro Forma			Pro Forma
	Three Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
		2013	2012		2012	2011
Statement of Operations Data:
Revenues:
Rental revenues	$2,514,068	$2,514,068	$2,587,161	$9,890,719	$9,890,719	$10,500,927
Expense recoveries	814,267	814,267	688,890	3,111,199	3,111,199	3,313,581
Other revenues	5,094	5,094	4,094	14,981	14,981	60,722

Total revenues	3,333,429	3,333,429	3,280,145	13,016,899	13,016,899	13,875,230

Expenses:
Operational expenses	1,263,617	1,263,617	1,165,413	4,757,787	4,757,787	4,953,092
Management fees	0	237,700	237,700	0	950,800	950,800
General and administrative	719,433	119,933	158,889	2,759,765	361,765	300,978
Impairment losses	—	—	—	936,589	936,589	1,436,813
Loss on sale of property under development	—	—	66,853	0	227,804
Depreciation and amortization	997,730	1,021,013	1,060,573	4,050,814	4,149,539	4,588,024

Total expenses	2,980,780	2,642,263	2,689,928	12,504,955	11,384,284	12,229,707
Total operating income	352,649	691,167	590,717	511,944	1,632,615	1,645,523

Interest expense	618,688	1,049,400	1,175,640	2,684,127	4,537,660	4,617,457

Change in fair value of derivatives, net	(74,381)	(74,381)	(26,183)	(122,054)	(122,054)	324,824

Combined net loss before discontinued operations	(191,658)	(283,582)	(558,740)	(2.050,129)	(2,782,991)	(3,296,758)
Income from discontinued operations	0	0	30,381	0	1,321,841	265,441

Combined net loss	(191,658)	(283,852)	(528,360)	(2,050,129)	(1,461,150)	(3,031,317)

Less net income attributable to noncontrolling interest	$(60,650)	(66,873)	(53,048)	(168,553)	(159,457)	(50,399)

Combined net loss	$(252,308)	$(350,725)	$(581,408)	$(2,218,682)	$(1,620,607)	$(3,081,716)

Pro forma basic earnings per share
Pro forma diluted earnings per share

Balance Sheet Data (as of end of period):
Assets:
Investment properties	$93,827,840	$93,827,840	$108,585,131	$94,653,357	$94,653,357	$109,848,702
Cash and cash equivalents	55,200,450	2,661,032	2,920,484	54,626,096	2,614,036	1,931,884
Receivables	511,738	511,738	751,289	682,402	682,402	1,033,771
Deferred costs	1,568,302	1,037,196	1,383,298	1,614,997	1,107,174	1,348,632
Intangibles	5,055,650	5,055,650	6,921,208	5,242,886	5,242,886	7,217,917
Other assets	2,931,440	3,182,440	2,935,696	2,691,406	2,691,406	2,959,233

Total assets	$159,095,420	$106,275,896	$123,497,106	$159,511,144	$106,991,261	$124,340,139

Liabilities and Equity
Accounts payable to related parties	$0	$1,674,703	$1,499,872	$0	$1,530,300	$1,274,908
Accounts payable	592,574	667,574	570,469	801,941	801,941	597,879
Accrued expenses and other liabilities	1,069,821	1,069,821	1,518,307	1,031,083	1,031,083	1,086,956
Derivative liabilities	568,559	568,559	764,619	642,940	642,940	764,994

	Pro Forma			Pro Forma
	Three Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,
		2013	2012		2012	2011
Notes payable (includes $2,702,508 and $1,041,450 related to variable interest entities)	47,122,027	84,261,109	97,854,716	47,073,577	84,489,017	98,674,263

Total liabilities	49,352,981	88,241,766	102,399,000	49,549,541	88,495,281	102,399,000

Total equity	91,812,710	18,383,022	21,428,279	91,573,800	18,767,629	22,164,418
Noncontrolling interest in operating partnership	18,383,022	—	—	18,767,629	—	—
Noncontrolling interest in Predecessor	(453,293)	(348,892)	(121,155)	(379,826)	(271,649)	(223,279)

Total liabilities and equity	$159,095,420	$106,275,896	$123,497,106	$159,511,144	$106,991,261	$124,340,139

Other Data:
Pro forma funds from operations(1)
Number of medical office buildings owned	19	19	19	19	19	21
Total net leasable square feet (end of period)	528,048	528,048	528,048	528,048	528,048	596,208

Cash Flow Data:
Cash flows from operating activities	(785,815)	712,888	1,560,305	6,512,989	3,360,135	2,978,199
Cash flows from investing activities	(259,987)	(259,987)	374,383	(844,509)	13,680,825	(52,393)
Cash flows from financing activities	35,249,194	(405,905)	(946,090)	28,258,102	(16,358,808)	(3,758,129)

(1)

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not computed in accordance with generally accepted accounting principles, or GAAP, we believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our initial properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We calculate FFO in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the “White Paper.” The White Paper defines FFO as net income (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the White Paper definition or that interpret the White Paper definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

	Pro Forma	Pro Forma
	Three Months Ended March 31, 2013	Year Ended December 31, 2012

Pro forma net income	$(252,308)	$(2,218,682)

Plus: pro forma real estate depreciation and amortization	997,730	4,050,814

Plus: impairment losses	0	936,589

Pro forma funds from operations	745,422	2,768,721

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

We are a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in healthcare related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments will include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

Our initial portfolio will consist of 19 properties located in ten states with approximately 528,048 net leasable square feet, which as of March 31, 2013 were approximately 83.1% leased with a weighted average remaining lease term of 7 years. As of March 31, 2013, approximately 46% of the net leasable square footage of our initial properties is affiliated with a healthcare delivery system and approximately 49% of the net leasable square footage of our initial properties is located within approximately  1/4 mile of a hospital campus. We receive a cash rental stream from these healthcare providers under our leases. Approximately 96% of our annualized base rent payments as of March 31, 2013 is from triple net leases, pursuant to which our tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, routine maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides more predictable cash flow. We structure our triple-net leases to generate attractive returns on a long-term basis. Our leases typically have initial terms of 5 to 15 years and include annual rent escalators of approximately 2%. Therefore, our operating results depend significantly upon the ability of our tenants to make required rental payments. We believe that our initial portfolio of medical office buildings will enable us to generate stable cash flows over time because of the diversity of our tenants, staggered lease expiration schedule, long-term leases, and low historical occurrence of tenants defaulting under their leases. As of March 31, 2013, leases representing 2.4%, 4.2% and 2.1% of leasable square feet in our initial portfolio will expire in 2013, 2014 and 2015, respectively.

The indebtedness that we expect will be outstanding upon completion of this offering and the formation transactions will be comprised principally of mortgage indebtedness secured by first mortgages on our initial properties. We expect this indebtedness to total approximately $49 million in principal amount after we use a portion of the net proceeds of this offering to repay a portion of the debt secured by our initial properties. We also plan to procure a secured line of credit and intend to use the proceeds of such line of credit to finance future acquisitions and developments, fund tenant improvements, leasing commissions to third parties, and capital expenditures, provide for working capital and for other general corporate purposes. However, there can be no assurance that we will be able to procure this secured line of credit on acceptable terms, or at all.

Formation Transactions

Concurrently with the completion of the offering, we will complete a series of formation transactions pursuant to which we will acquire, through a series of contribution transactions, the entities that own the properties that comprise our initial portfolio from the Ziegler Funds, as well as certain operating assets and liabilities. In addition, at the completion of the offering, we will enter into a shared services agreement with Ziegler, see “Certain Relationships and Related Transactions—Shared Services Agreement.”

To acquire the ownership interests in the entities that own the properties included in our initial portfolio, and certain other operating assets and liabilities, from the Ziegler Funds, we anticipate issuing an aggregate of                  OP units of our operating partnership, having an aggregate value of approximately $         million. These formation transactions will be effected substantially concurrently with the completion of this offering.

We estimate that the net proceeds from this offering will be approximately $         million, or approximately $         million if the underwriters’ overallotment option is exercised in full (in each case after deducting the underwriting discount and commissions and estimated expenses of this offering and the formation transactions payable by us). We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. Our operating partnership will use the proceeds received from us to repay approximately $36.9 million of outstanding indebtedness, as described under “Use of Proceeds.”

Upon completion of the formation transactions, we expect our operations to be carried on through our operating partnership and wholly-owned subsidiaries of our operating partnership. Consummation of the formation transactions will enable us to (i) consolidate ownership of our initial portfolio under our operating partnership; (ii) facilitate this offering; and (iii) qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2013. As a result, upon completion of the formation transactions, we expect to be a vertically integrated and self-administered REIT with approximately 5 employees.

The entities that own the properties in our initial portfolio that we will acquire from the Ziegler Funds are commonly managed by B.C. Ziegler and Company and another wholly owned subsidiary of The Ziegler Companies, and are engaged in similar business activities. As part of the formation transactions, the Ziegler Funds will contribute to us 100% of their ownership interests in the entities that own the properties that comprise our initial portfolio, which we will record at our Predecessor’s historical cost.

Trends Which May Influence Results of Operations

We believe the following trends in the healthcare real estate market positively affect the acquisition, ownership, development and management of healthcare real estate:

•	Growing healthcare expenditures;

•	An aging population;

•	A continuing shift towards outpatient care;

•	Implementation of the Affordable Care Act;

•	Physician practice group and hospital consolidation;

•	Healthcare industry employment growth;

•	Expected monetization and modernization of healthcare real estate;

•	A highly fragmented healthcare real estate market; and

•	A limited new supply of medical office space.

For a more detailed discussion of these trends, see “Summary—Healthcare Industry and Healthcare Real Estate Overview and Market Opportunity” and “Industry and Market Opportunity”.

Components of Our Revenues, Expenses and Cash Flow

Revenues

Our revenues consist primarily of the rents and associated charges we collect from our tenants as stipulated in our multi-year triple-net leases. In addition to rent under existing leases, a part of our revenues is made up of other cash payments owed to us by our tenants for reimbursement of property-level operating expenses. Additionally, we recognize certain non-cash revenues. These other cash and non-cash revenues are highlighted below.

Rental revenues. Rental revenues represent rent under existing leases that is paid by our tenants and straight-lining of contractual rents as well as rental revenues from intangible amortization in accordance with GAAP. Both straight-line rental revenues and rental revenues from intangible amortization are explained in further detail below under “—Cash Flow—Cash flows from operating activities.”

Substantially all of our leases require our tenants to make estimated payments to us to cover their proportional share of operating expenses, including but not limited to real estate taxes, property insurance, routine maintenance and repairs, utilities, and property management expenses. We collect these estimated expenses and are reimbursed by our tenants for any actual expenses in excess of our estimates or reimburse tenants if our collected estimates exceed our actual operating expenses. The net reimbursed operating expenses are included in rental revenues.

Other revenues. We sweep our excess cash balances into interest-bearing accounts which produce interest. Other revenues may also include amortized tenant improvement paid monthly.

Expenses

We recognize a variety of cash and non-cash charges in our financial statements. Our expenses consist primarily of the interest expense on the borrowings we incur in order to make our investments, depreciation and amortization, and the general and administrative costs associated with operating our business.

Interest expense. We recognize the interest we incur on our borrowings as an interest expense. Additionally, we incur non-cash charges that reflect costs incurred with arranging certain debt instruments. We generally recognize these costs over the term of the respective debt instrument for which the costs were incurred.

Depreciation and amortization. We incur depreciation and amortization expense on all of our long-lived assets. This non-cash expense is designed under generally accepted accounting principles, or GAAP, to reflect the economic useful lives of our assets.

Management fees. In connection with the establishing and managing the Ziegler Funds, B.C. Ziegler & Company and another subsidiary of the Ziegler Companies, Inc. has historically charged a management fee to the Ziegler Funds. Management fees charged by B.C. Ziegler & Company and another subsidiary of the Ziegler Companies, Inc. will be discontinued following this offering and the formation transactions.

General and administrative. General and administrative costs include certain expenses such as accounting, legal and other professional fees as well as certain other administrative and travel costs, and expenses related to bank charges, franchise taxes, and corporate filing fees. Following completion of this offering, we expect to incur general and administrative costs consisting of executive and employee compensation, travel and administrative costs, accounting, legal and other professional fees, trustee fees, stock exchange listing fees, officer and trustee insurance costs and other costs associated with being a public reporting company. In addition, we will enter into a shared services agreement with Ziegler with respect to certain overhead services. See “Certain Relationships and Related Transactions—Shared Services Agreement.”

Impairment losses. We periodically assess the carrying value of real estate investments and related intangible assets in accordance with ASC 360, Property, Plant, and Equipment (ASC 360), to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Factors that are considered, include, but are not limited to, a significant decrease in market value, an adverse change in the manner in which a long-lived asset is used or a deterioration in physical condition, an adverse change in legal factors or business climate, or a decline in current-period operating cash flows. In the event impairment in value occurs and a portion of the carrying amount of the real estate investments will not be recovered in part or in whole, a provision will be recorded to reduce the carrying basis of the real estate investments and related intangibles to their estimated fair value. The estimated fair value of our real estate investments is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis or estimated cash proceeds received upon the anticipated disposition of the asset from market comparables.

Change in fair value of derivatives, net. We have implemented Accounting Standards Codification (ASC) 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, ASC 815 requires that changes in a derivative’s fair value be recognized currently in earnings. All of the changes in the fair market values of our derivative instruments are recorded in the combined statements of operations. In 2011, we entered into two interest rate swaps and record the fluctuations in fair value of these swaps as a change in fair value of derivatives, net in the combined statement of operations.

Loss on sale of property under development. We record any gain resulting from the sale of assets at the time of sale. We record any losses resulting from the sale of assets at the time we enter into a definitive agreement for the sale of the asset.

Cash Flow

Cash flows from operating activities. Cash flows from operating activities are derived largely from net income by adjusting our revenues for those amounts not collected in cash during the period in which the revenue is recognized and for cash collected that was billed in prior periods or will be billed in future periods. Net income is further adjusted by adding back expenses charged in the period that is not paid for in cash during the same period. We expect to make our distributions based largely on cash provided by operations.

Cash flows from investing activities. Cash flows from investing activities consist of cash that is used during a period for making new investments and capital expenditures offset by cash provided by investing activities from sales of real estate investments.

Cash flows from financing activities. Cash flows from financing activities consist of cash we receive from issuances of debt and equity financings. This cash provides the primary basis for investments in new properties and capital expenditures. While we may invest a portion of our cash from operations into new investments, as a result of our distribution requirements to maintain our REIT status, it is likely that additional debt or equity financings will finance the majority of our investment activity. Cash used in financing activities consists of repayment of debt and distributions paid to partners/shareholders.

Results of Operations

Overview

The completion of this offering and the formation transactions will transform our historical business, which has previously operated through the Ziegler Funds, into a consolidated publicly-traded real estate company that intends to elect and qualify to be taxed as a REIT for federal income tax purposes, commencing with our short taxable year ending December 31, 2013. For this and other reasons set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we do not believe that the discussion of our Predecessor’s historical results of operations is indicative of our future operating results. The following discussion of results of operations relate to our Predecessor.

Three months ended March 31, 2013 compared to the three months ended March 31, 2012

Total Revenues

Total revenues increased $53,821, or 1.6%, for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012. An analysis of selected revenues follows.

Rental revenues. Rental revenues decreased $73,093, or 2.8%, from $2,587,161 for the three months ended March 31, 2012 to $2,514,068 for the three months ended March 31, 2013, primarily due to the expiration and non-renewal of leases totaling 22,544 square feet at the Stonecreek Family Health Center and Austell Medical Office Building, which resulted in decreased rental revenues and offset other contractual annual rent increases and new leases. A new lease commenced on May 1, 2013 at the Austell Medical Office Building with Northside Hospital for 7,522 square feet on May 1, 2013 (the “Northside Lease”) for a term of 10 years, 10 months.

Expense recoveries. Expense recoveries increased $125,377, or 18.2%, from $688,890 for the three months ended March 31, 2012 to $814,267 for the three months ended March 31, 2013, due primarily to an increase in property operational expenses for the three months ended March 31, 2013 as compared to three months ended March 31, 2012. A new triple-net lease at the Valley West Hospital Medical Office Building commenced in December 2012 for space which was previously vacant also increased expense recoveries.

Other revenues. Other revenues increased $1,000 from $4,094 for the three months ended March 31, 2012 to $5,094 for the three months ended March 31, 2013 due to an increase in non-rental revenue receipts.

Total Expenses

Total expenses decreased by $47,665, or 1.7%, for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012. An analysis of selected expenses follows.

Operational expenses. Operational expenses increased $98,204, or 8.4%, from $1,165,413 for the three months ended March 31, 2012 to $1,263,617 for the three months ended March 31, 2013, due primarily to increased real estate tax expense of $35,088 and an increased utility expenses of $58,233.

General and administrative. General and administrative expenses decreased $38,957, or 24.5%, from $158,889 during the three months ended March 31, 2012 to $119,932 during the three months ended March 31, 2013. The decrease was primarily attributable to certain legal expenses associated with lease renewals and a potential acquisition which occurred in the 2012 period but not in the 2013 period.

Depreciation and amortization. Depreciation and amortization was $1,021,013 during the three months ended March 31, 2013 compared to $1,060,573 for the three months ended March 31, 2012, representing a decrease of $39,561, or 3.7%, due primarily to lower amortization on leases and lease intangibles that expired during the 2012 period, as well as lower depreciation resulting from certain assets or property improvements becoming fully depreciated.

Interest expense. Interest expense for the three months ended March 31, 2013 was $1,049,400 compared to $1,175,640 for the three months ended March 31, 2012, representing a decrease of $126,241, or 10.7%. The decrease was primarily due to lower average mortgage loan borrowings resulting from the repayment of outstanding debt on the Stonecreek Family Health Center in 2012 as well as a reduction in overall loan balances from scheduled principal payments under the loan agreements.

In addition, during the three months ended March 31, 2012, a loss on sale of $66,853 was recognized in connection with the sale of a condominium unit at the Summerfield Square property.

The above changes contributed to a decrease in combined net loss before discontinued operations of $274,888, or 49.2%, from $(558,740) for the three months ended March 31, 2012 to $(283,852) for the three months ended March 31, 2013.

Cash Flows

Three months ended March 31, 2013 compared to three months ended March 31, 2012

Cash flows from operating activities. Cash flows from operating activities were $1,560,305 during the three months ended March 31, 2012 compared to $712,888 during the three months ended March 31, 2013, representing a decrease of $847,417. This change was primarily attributable to the loss on sale of properties under development in the 2012 period, as well as a decrease in accrued expenses and other liabilities and a decrease in tenant receivables.

Cash flows from investing activities. Cash flows from investing activities were $374,383 during the three months ended March 31, 2012 compared to ($259,987) during the three months ended March 31, 2013, representing a decrease of $634,370. The decrease was primarily attributable to the proceeds from the sale of investment properties in the 2012 period and the increase in capital expenditures for investment properties and related assets, including improvements for a new 3,406 square foot lease executed at Remington Medical Commons which commenced February 1, 2013.

Cash flows from financing activities. Cash flows from financing activities were $(946,090) during the three months ended March 31, 2012 compared to $(405,905) during the three months ended March 31, 2013, representing an increase of $540,185. The increase was primarily attributable to the sale of properties in the 2012 period pursuant to which mortgage debt on the property was paid off at closing. Proceeds from the issuance of debt also increased in the three months ended March 31, 2013 by $204,198 in conjunction with an increase in the outstanding loan balance relating to the Remington Medical Commons, the proceeds of which were used to fund tenant improvements for a new 3,406 square foot lease commencing February 1, 2013.

Year ended December 31, 2012 compared to year ended December 31, 2011

Total Revenues

Total revenues decreased $858,331, or 6.2%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. An analysis of selected revenues follows.

Rental revenues. Rental Revenues decreased $610,208, or 5.8%, from $10,500,927 to $9,890,719, primarily due to to the expiration and non-renewal of leases totaling 22,544 square feet at the Stonecreek Family Health Center and Austell Medical Office Building which resulted in decreased rental revenues. Subsequent to December 31, 2012, Northside Hospital entered into a lease for 7,522 square feet at the Austell Medical Office Building that commenced on May 1, 2013 (the “Northside Lease”) for a term of 10 years, 10 months. Rental revenues also declined from 2011 to 2012 due to leases that were extended in 2012 but at a lower base rent, including leases for approximately 9,148 square feet at the Summit Healthplex.

Expense recoveries. Expense recoveries decreased $202,382, or 6.1%, from $3,313,581 the year ended December 31, 2011 to $3,111,199 for the year ended December 31, 2012 due primarily to decreased property operational expenses for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The expiration and non-renewal of triple-net leases totaling 22,544 square feet at the Stonecreek Family Health Center and Austell Medical Office Building also contributed to the decrease in operating expense recoveries

Other revenues. Other revenues decreased $45,741 from 60,722 for the year ended December 31, 2011 to $14,981 for the year ended December 31, 2012 due to the end of amortized tenant improvements in 2012.

Total Expenses

Total expenses decreased by $845,423, or 6.9% for the year ended December 31, 2012 as compared to the year ended December 31, 2011. An analysis of selected expenses follows.

Operational expenses. Operational expenses decreased $195,305, or 3.9%, from $4,953,092 for the year ended December 31, 2011 to $4,757,787 for the year ended December 31, 2012, due primarily due to bad debt expense recorded in 2011 being approximately $200,000 greater than that recorded in 2012. The bad debt expense recorded in 2011 related to a tenant in the Summit Healthplex which was delinquent in rent at the time. The tenant has been replaced and is current on all rent payments. Increases in certain other operating expenses, such as real estate taxes and general maintenance, were nearly offset by decreases in utilities and snow removal.

General and administrative. General and administrative expenses increased $60,787, or 20.2%, from $300,978 during the year ended December 31, 2011 to $361,765 during the year ended December 31, 2012. The increase was primarily attributable to an increase in audit and other professional fees as well as increased travel and transaction-related expenses associated with this offering and the formation transactions.

Depreciation and amortization. Depreciation and amortization was $4,149,539 during the year ended December 31, 2012 compared to $4,588,024 for the year ended December 31, 2011, representing a decrease of $438,485, or 9.6%, due primarily to lower amortization on leases and lease intangibles that expired in 2012, as well as lower depreciation resulting from certain assets or property improvements becoming fully depreciated.

Interest expense. Interest expense for the year ended December 31, 2012 was $4,537,660 compared to $4,617,457 for the year ended December 31, 2011, representing a decrease of $79,797, or 1.7%. The decrease was primarily due to lower average mortgage loan borrowings due to all outstanding debt on the Stonecreek Family Health Center being repaid in 2012 as well as a reduction in overall loan balances from scheduled principal payments under the loan agreements.

In addition, during 2012, we recognized a loss on sale of $227,804 in connection with the sale of two condominium units at the Summerfield Square property.

Impairment losses. Impairment losses decreased $500,224, or 34.8%, from $1,436,813 during the year ended December 31, 2011 to $936,589 during the year ended December 31, 2012. Impairment losses are not a recurring expense as we periodically assess the carrying value of real estate investments and related intangible assets against the estimated fair value of the property. In 2011, we accounted for an impairment of approximately $1.4 million against the Ingham Regional Medical Center mainly resulting from the decline in current and projected operating results and cash flow from the property. In 2012, we accounted for an additional impairment on the Ingham Regional Medical Center as well as impairments on the Stonecreek Family Health Center and Summerfield Square property.

The above changes contributed to a decrease in combined net loss before discontinued operations of 15.6% from $(3,296,758) for the year ended December 31, 2011 to $(2,782,991) for the year ended December 31, 2012.

Cash Flows

Year ended December 31, 2012 compared to year ended December 31, 2011

Cash flows from operating activities. Cash flows from operating activities was $2,978,199 during the year ended December 31, 2011 compared to $3,360,135 during the year ended December 31, 2012, representing an increase of $381,936. This change was primarily attributable to the gain on sale of investment properties and the loss on sale of properties under development in 2012, as well as the net changes in current assets and liabilities, primarily a decrease in tenant and other receivables combined with an increase in accounts payable and accrued expenses.

Cash flows from investing activities. Cash flows from investing activities was $(52,393) during the year ended December 31, 2011 compared to $13,680,825 during the year ended December 31, 2012, representing an increase of $13,733,218 The increase was primarily attributable to the proceeds from the sale of investment properties in 2012. Cash used in investing activities was for capital expenditures on investment properties which totaled $844,509 during the year ended December 31, 2012 and $52,393 for the year ended December 31, 2011, an increase of $792,116.

Cash flows from financing activities. Cash flows from financing activities was $(3,758,129) during the year ended December 31, 2011 compared to $(16,358,208) during the year ended December 31, 2012, representing a decrease of $(12,600,679). The decrease was primarily attributable to an increase of payments on notes payable of $14,149,277 as all outstanding debt on the Stonecreek Family Health Center was repaid in 2012. Proceeds from the issuance of $694,888 of debt in 2011 also contributed to the difference as cash was borrowed under a line of credit secured by the Aurora Medical Office Building in 2011 and was repaid in 2012.

Liquidity and Capital Resources

We believe that this offering will improve our financial position through changes in our capital structure, including an expected reduction in our leverage. After completion of this offering, we expect our ratio of debt to equity value to be approximately     %, and we expect to have approximately $         million of available cash (assuming no exercise of the over-allotment option). Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

•	property expenses,

•	interest expense and scheduled principal payments on outstanding indebtedness,

•	general and administrative expenses, and

•	capital expenditures for tenant improvements and leasing commissions.

In addition, we will require funds for future distributions expected to be paid to our common shareholders and OP unit holders in our operating partnership following completion of this offering.

We expect to satisfy our short-term liquidity requirements through our existing cash and cash equivalents, cash flow from operating activities, the proceeds of this offering and borrowings available under an anticipated senior secured credit facility.

Our long-term liquidity needs consist primarily of funds necessary to pay for acquisitions, recurring and non-recurring capital expenditures and scheduled debt maturities. We expect to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured borrowings, issuances of equity securities, and, in connection with acquisitions of additional properties, the issuance of OP units of our operating partnership, and proceeds from select property dispositions and joint venture transactions.

We intend to invest in additional properties as suitable opportunities arise and adequate sources of financing are available. We currently are evaluating additional potential investments consistent with the normal course of our business. There can be no assurance as to whether or when any portion of these investments will be completed. Our ability to complete investments is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with sellers and our ability to finance the investment. We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations and may result in the use of a significant amount of management resources. We expect that future investments in properties will depend on and will be financed by, in whole or in part, our existing cash, borrowings, including under our anticipated senior secured credit facility or the proceeds from additional issuances of common or preferred shares, issuances of OP units or other securities.

We are negotiating and intend to enter into a senior secured credit facility following the completion of this offering and the formation transactions. We intend to repay indebtedness incurred under this proposed credit facility from time to time, for acquisitions or otherwise, from cash flows from operations and from the proceeds of additional debt or equity issuances. In the future, we may seek to increase the amount of our credit facility, negotiate additional credit facilities or issue corporate debt instruments. Any indebtedness incurred or issued by us may be secured or unsecured, may have a short, medium, or long term fixed or variable interest rate and may be subject to other terms and conditions that we deem acceptable. We may also enter into financing arrangements on terms that we might not otherwise accept if we were in need of liquidity and had limited options.

We currently do not expect to sell any of our properties to meet our liquidity needs, although we may do so in the future.

We intend to refinance at maturity the mortgage notes payable that have balloon payments at maturity.

As of March 31, 2013, the entity that owned Ingham Regional Medical Center, which we will acquire in connection with the formation transactions, was in violation of a financial covenant in the loan agreement for the loan secured by Ingham Regional Medical Center, which required that entity to, among other things, maintain a minimum debt service coverage ratio. We expect to repay the loan secured by the Ingham Regional Medical Center in full with the proceeds of this offering.

As of March 31, 2013, the Ziegler Fund that owned the entity that owns Summit Healthplex, which entity we will acquire in connection with the formation transactions, was in violation of a financial covenant in the loan agreement for the loan secured by Summit Healthplex, which required that entity to, among other things, maintain a minimum level of tangible net worth. We expect to repay the loan secured by the Summit Healthplex in full with the proceeds of this offering.

As of March 31, 2013, the entity that owned Summerfield Square, which we expect to acquire in connection with the formation transactions, was in default under the loan agreement evidencing such loan that required the entity to, among other things, repay the principal amount due by the maturity date of March 18, 2012. The lender for this loan has waived this default through September 30, 2013 under a forbearance agreement.

We currently are in compliance with all other debt covenants in our outstanding indebtedness.

Commitments—Pre Offering

The following table sets forth our principal obligations and commitments, including periodic interest payments related to the indebtedness outstanding as of March 31, 2013, without giving effect to the use of proceeds of this offering:

	Payments by Period
	Total	2013	2014	2015	Thereafter
	(in thousands)
Principal payments(1)	$84,261	$35,736	$1,055	$1,098	$46,372
Interest payments—fixed rate debt(1)	9,442	1,890	2,259	2,215	3,078
Interest payments—variable rate debt(1)	1,594	661	250	243	440
Ground lease payments	1,799	17	17	17	1,748

Total	$97,096	$38,303	$3,581	$3,573	$51,638

(1)	Payments shown above represent 100% of debt service and does not reflect joint venture interests.

Commitments—Post Offering

The following table sets forth our principal obligations and commitments, including periodic interest payments related to the pro forma indebtedness outstanding as of March 31, 2013, after the repayment of anticipated outstanding indebtedness on certain properties using the proceeds of this offering:

	Payments by Period
	Total	2013	2014	2015	Thereafter
	(in thousands)
Principal payments(1)	$47,122	$738	$1,022	$1,063	$44,299
Interest payments—fixed rate debt(1)	9,281	1,728	2,259	2,215	3,078
Interest payments—variable rate debt(1)	821	145	188	182	306
Ground lease payments	1,799	17	17	17	1,748
Ziegler shared services agreement fee	3,250	650	650	650	1,300

Total	$62,273	$3,278	$4,136	$4,127	$50,731

(1)	Payments shown above represent 100% of debt service and does not reflect joint venture interests.

In addition to the contractual obligations set forth in the table above, we expect to enter into employment agreements with certain of our executive officers. We expect these employment agreements will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The terms of these employment agreements have not yet been finalized and therefore remain subject to change. We will also enter into contracts for services at certain properties from time to time.

Indebtedness to be Outstanding After this Offering

As of March 31, 2013, we had total pro forma consolidated indebtedness of approximately $47.1 million. The weighted average interest rate on our total pro forma consolidated indebtedness would have been     % (based on the 30-day LIBOR rate as of March 31, 2013 of     %). On a pro forma basis as of March 31, 2013, we had approximately $6.5 million, or approximately 13.8%, of our outstanding long-term debt exposed to fluctuations in short-term interest rates.

The following table sets forth certain information with respect to the total pro forma consolidated indebtedness outstanding as of March 31, 2013 that we expect will be outstanding following completion of this offering and the use of proceeds therefrom.

Property	Principal	Fixed/Floating Rate	Rate		Maturity
(in thousands)
Canton Medical Office Building(1)	$6,379	Fixed	5.94%		06/06/17
Firehouse Square	$2,871	Fixed	6.58%		09/06/17
Hackley Medical Square	$5,588	Fixed	5.93%		01/06/17
MeadowView Professional Center	$10,706	Fixed	5.81%		06/06/17
Mid Coast Hospital Medical Office Building(2)	$8,218	Fixed	4.82	%(3)	05/16/16
Remington Medical Commons(4)	$6,514	Floating	LIBOR + 2.75%		09/28/17
Valley West Hospital Medical Office Building(5)	$6,846	Fixed	5.35%		01/01/18

Total	$47,122

(1)	In the formation transactions, we will acquire a 50.0% interest in the joint venture that owns this property. Debt shown in this schedule is the full amount of the mortgage indebtedness on this property.
(2)	In the formation transactions, we will acquire a 66.3% interest in the joint venture that owns this property. Debt shown in this schedule is the full amount of the mortgage indebtedness on this property.
(3)	This loan bears interest at a rate of LIBOR + 2.25%. We have entered into an interest rate swap to effectively fix the rate on this loan at 4.82% through the date of maturity.
(4)	In the formation transactions, we will acquire a 65.0% interest in the joint venture that owns this property. Debt shown in this schedule is the full amount of the mortgage indebtedness on this property.
(5)	In the formation transactions, we will acquire a 59.6% interest in the joint venture that owns this property. Debt shown is the full amount of the mortgage indebtedness on this property.

Critical Accounting Policies

Our combined financial statements are prepared in conformity with accounting policies generally accepted in the United States of America (“GAAP”), which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Set forth below is a summary of our accounting policies that we believe are critical to the preparation of our combined financial statements. This summary should be read in conjunction with a more complete discussion of our accounting policies included in Note 2 to the combined financial statements in this Form S-11 Registration Statement.

Principles of Combination

The accompanying combined financial statements include the accounts of our initial properties and all controlled subsidiaries and joint ventures. The portion of the net income or loss attributed to third parties is reported as net income allocable to noncontrolling interests on the combined statements of operations, and such parties’ portion of the net equity in such subsidiaries is reported on the combined balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in combination.

We consider ourselves to control an entity under Accounting Standards Codification (“ASC”) Topic 810 Consolidation (“ASC 810”), if we are the majority owner of and have voting control over such entity. We also assess control through means other than voting rights (“variable interest entities” or “VIEs”) and determine which business entity is the primary beneficiary of the VIE. A VIE is broadly defined as an entity where either the equity investors as a group, if any, do not have a controlling financial interest or the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. We consolidate VIEs when it is determined that we are the primary beneficiary of the VIE at either the date we became involved with the variable interest entity or upon the occurrence of a reconsideration event. We have concluded that two of our partially-owned entities (Summerfield Square and Arrowhead Commons) are VIEs.

Real Estate Investment Properties and Identified Intangible Assets

We are required to make subjective assessments of the useful lives of our medical office buildings for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis. Real estate investment properties and identified intangible assets are carried at cost, net of accumulated depreciation and amortization. Medical office buildings are depreciated over their estimated useful lives ranging up to 50 years using the straight-line method. Tenant improvements and in-place leases are amortized over the lease life of the in-place leases or the tenant’s respective lease term. Cost of maintenance and repairs are charged to expense when incurred.

We periodically assess the carrying value of real estate investments and related intangible assets in accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”), to determine if facts and circumstances exist that would suggest that the recorded amount of an asset might be impaired or that the estimated useful live should be modified. In the event impairment in value occurs and a portion of the carrying amount of the real estate investment will not be recovered in part or in whole, a provision will be recorded to reduce the carrying basis of the real estate investment and related intangibles to their estimated fair value. The estimated fair value of our real estate investments is determined by use of a number of customary industry standard methods that include discounted cash flow modeling using appropriate discount and capitalization rates and/or estimated cash proceeds received upon the anticipated disposition of the asset from market comparables. Estimates of future cash flows is based on a number of factors including the historical operating results, leases in place, known trends, and other market or economic factors affecting the real estate investment. The evaluation of anticipated cash flows is subjective and is based on assumptions regarding future occupancy, lease rates and capital requirements that could differ materially from actual results. If our anticipated holding periods change or estimated cash flows decline based on market conditions or other unforeseen factors, impairment may be recognized. Long-lived assets to be disposed of are recorded at the lower of carrying value or fair value less costs to sell.

Rental Revenue

We recognize rental revenue in accordance with ASC 840, Leases (“ASC 840”). ASC 840 requires that rental revenue be recognized on a straight-line basis over the term of the lease when collectibility is reasonably assured. Recognizing rental revenue on a straight-line basis for leases may result in recognizing revenue for amounts more or less than amounts currently due from tenants. Amounts recognized in excess of amounts currently due are included in other assets on the combined balance sheets. If we determine the collectability of straight-line rents is not reasonable assured, we limit future recognition to amounts contractually owed and, where appropriate, establish an allowance for estimated losses.

Tenant recoveries related to reimbursement for real estate taxes, insurance, and other operating expenses are recognized as rental revenue in the period the applicable expenses are incurred. The reimbursements are recognized at gross, as we are generally the primary obligor with respect to real estate taxes and purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and bears the credit risk. Real estate taxes paid by tenants in accordance with the triple net leases and corresponding expenses have been included in rental revenue and operational expenses, respectively, on the combined statements of operations.

Lease Accounting

We, as lessor, make a determination with respect to each of our leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. We believe all of our leases should be accounted for as operating leases. Payments received under operating leases are accounted for in the combined statements of operations as rental revenue for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as real estate investments in the combined balance sheets.

Substantially all of our leases contain fixed or formula-based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

Derivative Instruments

We have implemented ASC 815, Accounting for Derivative Instruments and Hedging Activity (“ASC 815”), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. We recognize our derivatives as a liability on the combined balance sheets. When specific hedge accounting criteria is not met, ASC 815 requires that changes in a derivative’s fair value be recognized currently in earnings. Changes in the fair market values of our derivative instruments are recorded in the combined statements of operations We did not designate our derivatives as a hedge.

Purchase of Investment Properties

Upon the acquisition of real estate properties, we estimate the fair value of acquired tangible assets (consisting of land, building, and improvements) and identified intangible assets and liabilities (consisting of above- and below-market leases, in place leases, and tenant relationships) based on the evaluation of information and estimates available at that date in accordance with the provisions of ASC 805, Business Combinations (“ASC 805”), and we allocate purchase price based on these assessments. We make estimates of the fair value of the tangible and intangible assets and acquired liabilities using information obtained from multiple sources as a result of pre-acquisition due diligence, which generally represents Level 3 inputs, and includes the assistance of a third party appraiser using the income approach method valuation. The income approach methodology utilizes the remaining noncancelable lease terms as defined in the lease agreements, market rental data, capitalization and discount rates. Based on these estimates, we recognize the acquired assets and liabilities at their estimated fair values. Initial valuations are subject to change until the information is finalized, no later than 12 months from the acquisition date. We expense transaction costs associated with ASC 805 in the period incurred. The fair value of tangible property assets acquired under ASC 805 considers the value of the property as if vacant determined by sales comparables and other relevant data. The fair value reflects the depreciated replacement cost of the permanent assets, with no trade fixtures included. The determination of fair value involves the use of significant judgment and estimation.

We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio, or third party appraisals.

In recognizing identified intangible assets and liabilities of an acquired property, the value of above-or-below market leases is estimated based on the present value (using an interest rate which reflected the risks associated with the leases acquired) of the difference between contractual amounts to be received pursuant to the leases and management’s estimate of market lease rates measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market lease intangibles are amortized as a reduction or addition to rental income over the estimated remaining term of the respective leases.

In determining the value of in-place leases and tenant relationships, management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses, estimates of lost rental revenue during the expected lease-up periods, and costs to execute similar leases, including leasing commissions, tenant improvements, legal, and other related costs based on current market demand. The values assigned to in-place leases and tenant relationships are amortized over the estimated remaining term of the lease. If a lease terminates prior to its scheduled expiration, all unamortized costs related to that lease are written off.

Discontinued Operations

Discontinued operations is a component of an entity that has either been disposed of or is deemed to be held-for-sale and, (i) the operations and cash flows of the component have been or will be eliminated from ongoing operations as a result of the disposal transaction, and (ii) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

In accordance with ASC 205-20, Presentation of Financial Statements-Discontinued Operations (“ASC 205-20”), we have presented the results of operations to the actual or planned disposition of investment properties are reflected in the combined statements of operations as discontinued operations for all periods presented.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are made for the valuation of real estate and related intangibles, valuation of financial instruments, impairment assessments and fair value assessments with respect to purchase price allocations. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current combined financial statement presentation, with an immaterial effect on our combined financial position or results of operations.

Jumpstart Our Business Startups Act of 2012

The JOBS Act permits us, as an “emerging growth company,” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt out” of this provision and, as a result, we would be required to comply with new or revised accounting standards as required when they are adopted. The decision to opt out of the extended transition period under the JOBS Act is irrevocable.

REIT Qualification Requirements

We will be subject to a number of operational and organizational requirements necessary to qualify and maintain our qualification as a REIT. If we fail to qualify as a REIT or fail to remain qualified as a REIT in any taxable year, our income would be subject to federal income tax at regular corporate rates and potentially increased state and local taxes and could incur substantial tax liabilities which could have an adverse impact upon our results of operations, liquidity and distributions to our shareholders.

Real Estate Taxes

Pursuant to our lease agreements, our tenants generally are responsible, directly or indirectly, for the payment of all real estate taxes assessed on our initial properties.

Credit Facility

We have negotiated the principal terms of a proposed senior secured revolving credit facility with Regions Bank. This facility will be syndicated on a best efforts basis by Regions Capital Markets and, for which Regions Bank will act as administrative agent . This facility will provide commitments for borrowings up to $75 million for a term of three years. We also expect the facility to have an accordion feature that may, upon a commitment of the existing or new lenders to increase funding, allow us to increase the availability by $75 million to $150 million and an extension option for an additional twelve months subject to our meeting certain typical conditions, the reappraisal of the pledged properties and the payment of a fee. We expect the interest rate on the credit facility will be a LIBOR based rate ranging from LIBOR plus 265 basis points to LIBOR plus 340 basis points with certain tranches at Regions Bank prime rate plus 165 basis points to prime plus 240 basis points. We intend to use this facility primarily to finance future acquisitions and developments, fund tenant improvements and capital expenditures, repay other indebtedness and provide for working capital and other general corporate purposes. We expect to have the proposed facility in place after the closing of this offering.

Funds from Operations

FFO is a widely recognized measure of REIT performance. Although FFO is not computed in accordance with generally accepted accounting principles, or GAAP, we believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our initial properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values historically have increased or decreased with market conditions, we believe that FFO provides a meaningful supplemental measure of our performance.

We calculate FFO in accordance with the April 2002 National Policy Bulletin of NAREIT, or White Paper. The White Paper defines FFO as net income (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the White Paper definition or that interpret the White Paper definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our initial properties.

To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the combined financial statements included elsewhere in this prospectus. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Inflation

Historically, inflation has had a minimal impact on the operating performance of our initial properties. Many of our lease agreements contain provisions designed to mitigate the adverse impact of inflation. These provisions include clauses that enable us to receive payment of increased rent pursuant to escalation clauses which generally increase rental rates during the terms of the leases. These escalation clauses often provide for fixed rent increases or indexed escalations (based upon the consumer price index or other measures). However, some of these contractual rent increases may be less than the actual rate of inflation. Most of our lease agreements require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This requirement reduces our exposure to increases in these costs and operating expenses resulting from inflation.

Seasonality

Our business has not been and we do not expect it to become subject to material seasonal fluctuations.

Quantitative and Qualitative Disclosures about Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use certain derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based upon their credit rating and other factors.

An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. Under the most common form of interest rate swap, known from our perspective as a floating-to-fixed interest rate swap, a series of floating, or variable, rate payments on a notional amount of principal is exchanged for a series of fixed interest rate payments on such notional amount.

No assurance can be given that any future hedging activities by us will have the desired beneficial effect on our results of operations or financial condition.

The variable rate component of our variable rate pro forma consolidated indebtedness is LIBOR based. Assuming no increase in the amount of our variable rate debt, if LIBOR were to increase by 50 basis points, interest expense on our pro forma variable rate debt would increase by approximately $32,000 annually, and if LIBOR were to decrease by 50 basis points, interest expense on our pro forma variable rate debt would decrease by approximately $32,000 annually.

Interest risk amounts are our management’s estimates and were determined by considering the effect of hypothetical interest rates on our combined financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Upon completion of this offering and the formation transactions, we expect to have outstanding approximately $47.1 million of consolidated debt, $6.5 million of which will be subject to variable interest rates.

OUR INDUSTRY AND MARKET OPPORTUNITY

The nature of healthcare delivery continues to evolve due to the impact of government programs, regulatory changes and consumer preferences. We believe these changes have increased the need for capital among healthcare providers and increased pressure on these providers to integrate more efficient real estate solutions in order enhance the delivery of quality healthcare. In particular, we believe the following factors and trends are creating an attractive environment in which to invest in healthcare properties.

•	$2.8 Trillion Healthcare Industry Projected to Grow to $4.8 Trillion (and 19.6% of U.S. G.D.P.) by 2021

According to the U.S. Department of Health and Human Services, or HHS, healthcare spending accounted for 17.9% of U.S. gross domestic product, or GDP, in 2012. The general aging of the population, driven by the Baby Boomer generation and advances in medical technology and services which increase life expectancy, are key drivers of the growth in healthcare expenditures. The anticipated continuing increase in demand for healthcare services, together with an evolving complex and costly regulatory environment, changes in medical technology and reductions in government reimbursements are expected to pressure capital-constrained healthcare providers to find cost effective solutions for their real estate needs.

We believe the demand by healthcare providers for healthcare real estate will increase as health spending in the United States continues to increase. As shown in the chart below, national healthcare expenditures continue to rise and are projected to grow from an estimated $2.8 trillion in 2012 to $4.8 trillion by 2021 representing an average annual rate of growth of 5.7%, reaching a projected 19.6% of GDP in 2021.

Source: Centers for Medicare & Medicaid Services, Office of the Actuary

•	Aging Population

The aging of the U.S. population has a direct effect on the demand for healthcare as older persons generally utilize healthcare services at a rate well in excess of younger people. According to the 2012 Mid-Year Consumer Expenditure Survey, persons aged 65 to 74 years spent the highest amount annually for healthcare with more than $5,314 in annual personal expenditures, including health insurance premiums. Persons 75 years and older followed closely with nearly $4,683 spent on healthcare per year. In contrast, persons less than 25 years of age spent only $953 per year on healthcare. Between 2010 and 2050, the U.S. population over 65 years of age is projected to more than double from 40.2 million to nearly 88.5 million and the 85 and older population is expected to more than triple, from 5.7 million in 2010 to 19.0 million, as reflected in the chart below. The number of older Americans is also growing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 13.0% of the total U.S. population in 2010 and projected to grow to 20.2% by 2050. According to the Centers for Disease Control and Prevention, from 1950 to 2008, the average life expectancy at birth increased from 68.2 years to 78.1 years. By 2060, the average life expectancy at birth is projected to increase to 84.8 years, according to the U.S. Census Bureau.

We believe that healthcare expenditures for the population over 65 years of age will continue to rise as a disproportionate share of healthcare dollars is spent on older Americans. We believe the older population group increasingly will require treatment and management of chronic and acute health ailments and that this increased demand for healthcare services will create a substantial need for additional medical office buildings and other facilities that serve the healthcare industry in many regions of the United States. Additionally, we believe there will likely be a focus on lowering the cost of outpatient care to support the aging U.S. population, which will continue to support medical office and outpatient facility property demand in the long term. We believe these trends will result in a substantial increase in the number of quality properties meeting our investment criteria.

We believe advances in medical technology will continue to enable healthcare providers to identify and treat once fatal illnesses and improve the survival rate of critically ill and injured patients who will require continuing medical care. Along with these technical innovations, the U.S. population is growing older and living longer.

Projected U.S. Population Aged 65+ (1900-2050)

•	Affordable Care Act (30 Million More Insured and Increased Market Certainty)

The Affordable Care Act constitutes a significant overhaul of many aspects of healthcare regulations and health insurance. We believe this evolution of U.S. health care policy creates the framework for healthcare services over the near term. The Affordable Care Act requires every American to have health insurance by 2014 or be subjected to a tax. Those who cannot afford health insurance will be offered insurance subsidies or Medicaid coverage. The U.S. Census Bureau estimates that approximately 50 million Americans did not have healthcare insurance in 2009. HHS predicts the Affordable Care Act will result in an additional 30 million Americans having healthcare insurance by 2020 which we believe will substantially increase the demand for healthcare services.

We believe the increase in the number of Americans with access to health insurance will result in an increase in physician office visits and an overall rise in healthcare utilization which in turn will drive a need for expansion of medical, outpatient, and smaller specialty hospital facilities. Additionally, the increased dissemination of health research through media outlets, marketing of healthcare products, and availability of advanced screening techniques and medical procedures have contributed to a more engaged population of healthcare users. This has created increased demand for customized facilities providing specialized, preventive and integrative healthcare services.

The Affordable Care Act further contains provisions which are designed to lower reimbursement amounts under Medicare and tie reimbursement levels to the quality of services provided. We believe these and other provisions of the Affordable Care Act will increase the pressure on healthcare providers to become more efficient in their business models, invest capital in their businesses, lower costs and improve the quality of care, which in turn will drive health care systems to monetize their real estate assets and create demand for new, modern and specialized facilities.

•	Clinical Care Continues to Shift to Outpatient Care

Procedures traditionally performed in hospitals, such as certain types of surgery, are increasingly moving to outpatient facilities driven by advances in clinical science, shifting consumer preferences, limited or inefficient space in existing hospitals and lower costs in the outpatient environment. This continuing shift toward delivering healthcare services in an outpatient environment rather than a traditional hospital environment increases the need for additional outpatient facilities and smaller, more specialized and efficient hospitals. Studies by the Medicare

Payment Advisory Commission and others have shown that healthcare is delivered more cost effectively and with higher patient satisfaction when it is provided on an outpatient basis. Increasingly, hospital admissions are reserved for the critically ill, and less critical patients are treated on an outpatient basis with recuperation in their own homes. We believe the recently enacted Affordable Care Act and health care market trends toward outpatient care will continue to push health care services out of larger, older, inefficient hospitals and into newer, more efficient and conveniently located outpatient facilities and smaller specialized hospitals. We believe that increased specialization within the medical field is also driving demand for medical facilities designed specifically for particular specialties and that physicians want to locate their practices in medical office space that is in or adjacent to these facilities.

Cumulative Change in Total Admissions and Total Outpatient Visits

•	Physician Employment by Healthcare Delivery System Trend Improves Credit

As shown in the chart below, the total number of physicians is growing and the number and percentage of physicians employed by healthcare delivery systems and by large physician groups has increased in recent years, and this increase is expected to accelerate due to, among other factors, declining physician reimbursement and the increasing costs of practice due to changes under the Affordable Care Act, other healthcare regulations, expensive information technology and malpractice insurance.

According to a survey by Accenture, U.S. physicians are continuing to seek to sell their private practices and seek employment with healthcare delivery systems. At the same time, hospitals are determining how to retain and recruit an appropriate mix of physicians, especially in high-growth practices such as cardiovascular care, orthopedics and oncology. We believe patients will increasingly move to large healthcare delivery systems, as opposed to the current trend of visiting doctors in private, small practice setting.

According to Accenture, the rate of independent physicians employed by healthcare delivery systems will grow by an annual five percent over three years as shown in the chart below. By 2013, less than one-third of physicians are expected to remain truly independent.

Additionally, we believe healthcare delivery systems will continue to consolidate in an effort to secure or expand market share, gain access to capital and achieve various economies of scale. Historically, this consolidation has been in the form of the expansion of investor-owned health systems through acquisitions or the merger of two or more tax-exempt health systems. Recently, new participants, such as private equity firms, have acquired hospital assets and invested capital in existing tax-exempt organizations. We believe the continuing trends in hospital systems’ consolidation will accelerate the integration of physician practice groups and other clinicians with larger healthcare delivery systems and that accessing capital will continue to be a major area of focus for healthcare organizations, both in the short and long term. We believe physician employment by healthcare delivery systems and large group practices increases the demand for efficient real estate solutions and can lead to an improvement in the credit quality of our physician tenants and target physician tenants.

•	Healthcare Industry Employment Growth

According to the U.S. Department of Labor’s Bureau of Labor Statistics, the healthcare industry was the largest industry in the United States in 2010 providing nearly 14 million jobs. While total U.S. employment dropped by over 2% between 2000 and 2010, health care employment grew by more than 25% during the same period. The Bureau of Labor Statistics estimates that healthcare sector employment is projected to grow from over 14 million jobs in 2010 to nearly 18.3 million jobs in 2020, an increase of 30%, compared to only 13% growth for jobs in all other employment sectors. Of the approximately 4.3 million new healthcare jobs expected between 2010 and 2020, 63% are projected to arise in outpatient settings (offices of health practitioners, home health, and other non-institutional settings) with office employment projected to increase by nearly 1.4 million jobs and hospital employment projected to increase by over 940,000 jobs between 2010 and 2020.

The rate of employment growth in physicians’ offices and outpatient care facilities has outpaced employment growth in hospitals during the past decade, further evidencing the trend of increased utilization of healthcare services outside traditional hospitals. These factors, in combination with changing consumer preferences and limitations on hospital expansion, have resulted in increased demand and need for medical office space, a trend which we expect will continue over the long term. We expect the continued growth in employment in the healthcare industry, and in particular the outpatient setting, will lead to growth in demand for medical office buildings and other facilities that serve the healthcare industry.

•	Monetization and Modernization

According to Stifel Nicolaus, hospitals and health systems own and control approximately 80% of the medical office buildings and outpatient facilities in the United States. We expect the need for capital and the growth in demand for healthcare at lower cost to cause many hospitals to seek to monetize their real estate through sale/leaseback or other arrangements as they seek capital for their physician integration and growth strategies. Hospitals also are seeking to become more efficient in the face of declining reimbursement and changing patient demographics by developing new, smaller, specialty healthcare facilities, as well as modernizing existing general acute care facilities.

We believe medical providers are increasingly focusing on investing their capital in their medical business and a growing number of medical providers have determined that third-party ownership of real estate with long term leases is an attractive alternative to investing their limited capital in bricks-and-mortar. Increasing use of expensive medical technology has placed additional demands on the capital requirements of medical services providers and physician practice groups. By selling their real estate assets and relying on third-party ownership of new healthcare properties, medical services providers and physician practice groups can generate and utilize capital needed to acquire medical equipment and technology to provide more comprehensive services to patients and improve overall patient care. We believe hospitals, physician practice groups and other medical services providers will increasingly monetize their real estate assets to redeploy capital into other mission-critical areas.

•	Highly Fragmented Market

The Journal of Real Estate Portfolios’ research report on “Slicing, Dicing, and Scoping the Size of the U.S. Commercial Real Estate Market” estimates that there is more than $1 trillion in U.S. healthcare real estate and less than 10% of all medical office/outpatient care facilities currently are owned by public REITs and even a smaller percentage of hospitals. While a large percentage of these assets are not desirable for institutional investment, we believe the market of desirable, institutional quality assets in our target asset classes is large and there is growing demand by healthcare providers for new, high quality specialized space. We believe the current highly fragmented ownership of these target assets by, including hospital systems, physician groups, local developers and smaller private investors, provides a significant source of investment opportunities for the foreseeable future.

Stifel Nicolaus estimates the value of the total supply of medical office buildings and out-patient facilities at approximately $414 billion, with approximately $262 billion available for private investment, and is expected to grow at approximately $4.5 billion per year. In estimating facilities available for private investment, Stifel Nicolaus excludes medical office buildings and outpatient facilities located on hospital campuses or other property owned by government and buildings housing small physician practices that are likely not attractive to institutional investors.

•	Limited New Supply

We believe construction of medical office buildings and other healthcare facilities has been relatively constrained by the recent recession and uncertainty in U.S. healthcare policy, while available space was absorbed and physicians, hospitals and healthcare delivery systems planned for the implementation of the Affordable Care Act. According to Marcus and Millichap’s mid-year Medical Office Research report, approximately 9 million square feet of new medical office space was delivered in 2012, which is significantly lower than the square feet of medical office space delivered from 2007 to 2009, when medical office inventory grew collectively by nearly 60 million square feet. We believe the low levels of new medical office space delivered and increasing demand in recent years will create a positive environment for both occupancy and rental rates in the near term and longer term. We believe these trends will result in an increase in the number of quality properties meeting our investment criteria.

OUR BUSINESS AND INITIAL PROPERTIES

Overview

We are a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or are strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in health care related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments will include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

Upon completion of the formation transactions and this offering, our initial portfolio will consist of 19 medical office buildings located in ten states with approximately 528,048 net leasable square feet, which as of March 31, 2013 were approximately 83.1% leased with a weighted average remaining lease term of 7 years. As of March 31, 2013, approximately 46% of the net leasable square footage of our initial properties is affiliated with a healthcare delivery system and approximately 49% of the net leasable square footage of our initial properties is located within approximately  1/4 mile of a hospital campus. Approximately 96% of our annualized base rent payments as of March 31, 2013 is from triple net leases, pursuant to which our tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides more predictable cash flow. Our leases typically include rent escalation provisions designed to provide us with annual growth in our rental stream. As of March 31, 2013, leases representing 2.4%, 4.2% and 2.1% of leasable square feet in our initial portfolio will expire in 2013, 2014 and 2015, respectively.

Our initial portfolio was acquired or developed by healthcare real estate funds managed by B.C. Ziegler & Company, or Ziegler, a specialty investment banking firm focused on the healthcare industry, and another subsidiary of The Ziegler Companies, Inc. As part of our formation transactions, the Ziegler Funds will contribute their ownership interests in these properties to our operating partnership, as well as certain operating assets and liabilities, in exchange for OP units and our assumption or repayment of mortgage debt related to the properties. Certain principals at Ziegler responsible for managing these funds and properties will become senior members of our management team upon completion of our formation transactions.

We are a Maryland real estate investment trust and intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013.

Our Objectives and Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our shareholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common shares. Our primary strategies to achieve our business objective are to invest in, own and manage a diversified portfolio of high quality healthcare properties and pay careful attention to our tenants’ real estate strategies, which we believe will drive high retention, high occupancy and reliable, increasing rental income and cash flow.

We intend to grow our portfolio of high-quality healthcare properties leased to physicians, hospitals, healthcare delivery systems and other healthcare providers primarily through acquisitions of existing healthcare facilities. We may also selectively finance the development of new healthcare facilities through joint venture or fee arrangements with premier healthcare real estate developers. Generally, we only expect to make investments in new development properties when approximately 70% or more of the development property has been pre-leased before construction is commenced. We will seek to invest in properties where we can develop strategic alliances with financially sound healthcare providers and healthcare delivery systems that offer need-based healthcare services in sustainable healthcare markets. We will focus our investment activity on the following types of healthcare properties:

•	medical office buildings

•	outpatient treatment and diagnostic facilities

•	physician group practice clinics

•	ambulatory surgery centers

•	specialty hospitals and treatment centers

•	acute care hospitals

•	post acute care hospitals and long-term care facilities

We may opportunistically invest in senior housing properties, including skilled nursing, assisted living and independent senior living facilities. Consistent with our intent to qualify as a REIT, we may also invest in companies that provide healthcare services, in joint venture entities with operating partners, structured to comply with the REIT Investment Diversification Act of 2007 (“RIDEA”).

Our objective is to grow our portfolio with medical office buildings and other healthcare related facilities that provide stable revenue growth and predictable long-term cash flows. In connection with our review and consideration of investment opportunities, we generally take into account a variety of market considerations, including:

•	Whether the property is anchored by a financially-sound healthcare delivery system or if tenants have strong affiliations to a healthcare delivery system;

•	the performance of the local healthcare delivery system and its future prospects;

•	property location, with a particular emphasis on proximity to healthcare delivery systems;

•	demand for medical office buildings and healthcare related facilities, current and future supply of competing properties as well as occupancy and rental rates in the market;

•	population density and growth potential;

•	ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated acquisitions or developments; and

•	existing and potential competition from other healthcare real estate owners and operators.

Our Management Team

Our senior executive officers have extensive experience investing in and developing healthcare related real estate through several real estate, credit and healthcare cycles. John Thomas, our President and Chief Executive Officer, most recently served as Executive Vice President-Medical Facilities Group of Health Care REIT (NYSE: “HCN”) where he was responsible for managing over $5 billion of medical facilities and oversaw the acquisition and development of medical properties valued in excess of $2.5 billion from 2009 to 2012. Prior to Health Care REIT, Mr. Thomas held senior healthcare executive management positions with the Sisters of Mercy Health System of St. Louis, Inc. and Baylor Health Care System. Mr. Thomas’s experience includes managing medical office, outpatient care facilities, hospitals and research life science facilities. John Sweet, who will become our Executive Vice President and Chief Investment Officer, established and manages the Ziegler Funds, whose properties will comprise our initial portfolio. Prior to re-joining Ziegler in 2005 to create the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust (“Windrose”), a publicly-held healthcare REIT which completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant and subsequent its initial public offering joined the company as the Vice-President—Business Development where he was responsible for identifying and negotiating the acquisition of new medical office buildings. John Lucey, our Senior Vice President—Principal Accounting and Reporting Officer, has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. Since 2005, Mr. Lucey has served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: “ALC”), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million. Prior to Assisted Living Concepts, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: “BKD”). Mr. Lucey’s experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. Mark Theine, our Senior Vice President of Asset and Investment Management, has been the senior asset manager of the Ziegler Funds since September 2005. We believe our management team’s long established, trusted relationships with physicians, hospitals and healthcare delivery system decision makers, provides to us and our shareholders a competitive advantage in sourcing attractive investment opportunities and growth opportunities. Our management team and trustees also have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect our investment decisions and management.

Our shared services agreement with Ziegler will provide us with access to Ziegler’s proprietary research and market analysis of the healthcare industry, as well as office space, IT support, accounting support and similar services, helping us to manage our overhead costs prudently. Founded in 1902, Ziegler is a national underwriter of tax exempt bonds for not-for-profit senior living providers, hospitals, and healthcare care delivery systems. In addition to its research team that provides research on over 500 healthcare organizations, Ziegler has over 60 investment banking professionals focused on the healthcare industry. We believe Ziegler’s industry knowledge and relationships will help us identify and evaluate investment opportunities.

Competitive Strengths

We believe our management team’s extensive public REIT and healthcare experience distinguishes us from many other real estate companies, both public and private. Specifically, our company’s competitive strengths include, among others:

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Strong Relationships with Physicians and Healthcare Delivery Systems. We believe our management team has developed a reputation among physicians, hospitals and healthcare delivery system decision makers of accessibility, reliability and trustworthiness. We believe this will result in attractive investment opportunities for us and high tenant satisfaction, leading to high occupancy rates, tenant retention and increasing cash flow from our properties.

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Experienced Senior Management Team. Our senior management team has over 50 years of healthcare delivery system executive and related experience in healthcare real estate, finance, law, policy and clinical business development. Our management team’s experience providing full service real estate solutions for the healthcare industry gives us a deep understanding of the dynamics and intricacies associated with insurance reimbursement practices, government regulation, cross-referrals, clinical interdependencies and patient behaviors. These same factors drive the profitability of the healthcare delivery systems with whom we will be strategically aligned.

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Investment Focus. We believe that healthcare-related real estate rents and valuations are less susceptible to changes in the general economy than many other types of commercial real estate due to demographic trends and the need-based rise in healthcare expenditures, even during economic downturns. For this reason, we believe healthcare-related real estate investments could potentially offer a more stable return to investors when compared to other types of real estate investments.

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Nimble Management Execution. We expect to focus on individual investment opportunities of $25 million or less in off market or lightly marketed transactions, with few transactions exceeding $50 million. We are establishing our company to identify and execute on these types and size of transactions efficiently, which we believe provides us an advantage over other healthcare real estate investors, such as the larger health care REITs, that focus on larger properties or portfolios in more competitively marketed investment opportunities.

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Access to State and Federal Healthcare Policy Makers. Our management team and Trustees have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect the investment decisions and management of the company.

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Strong Healthcare Delivery System Affiliation and Diverse Medical Tenant Base in Initial Properties. As of March 31, 2013, approximately 46% of the net leasable square footage of our initial properties is affiliated with a healthcare delivery system and approximately 49% of the net leasable square footage of our initial properties is located within approximately  1/4 mile of a hospital campus. We believe that a healthcare delivery system—anchored property with a diversified, clinically interdependent tenant mix is essential to the success of any healthcare facility, and our management team’s understanding of the dynamics associated with tenant mix and clinical interdependency will be a key to our success. At December 31, 2012, the leases for our initial properties have a weighted—average remaining lease term of approximately 7.1 years and only 8.9% of our annualized rent expires over the following three years.

Properties

The table below sets forth certain information regarding the properties in our initial portfolio as of March 31, 2013:

PROPERTY	PROPERTY MSA LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED		ANNUALIZED BASE RENT(1)		ANNUALIZED BASE RENT PER LEASED SQUARE FOOT		HEALTHCARE DELIVERY SYSTEM AFFILIATION		PRINCIPAL TENANTS
Arrowhead Commons	Phoenix, AZ	2004	50.0%	12,800	100.0%		$313,237		$24.47		N/A		Paseo Family Physicians
Aurora Medical Office Building	Green Bay, WI	2010	100.0%	9,112	100.0%		$184,518		$20.25		Aurora Health Care		Aurora Health Care
Austell Medical Office Building(2)	Atlanta, GA	1971	100.0%	14,598	35.5	%(2)	$80,077	(2)	$15.47	(2)	N/A	(2)	N/A	(2)
Canton Medical Office Building	Atlanta, GA	1994	50.0%	38,098	100.0%		$801,201		$21.03		Medical Associates of North Georgia		Medical Associates of North Georgia
Decatur Medical Office Building	Atlanta, GA	1974	100.0%	13,300	100.0%		$336,365		$25.29		N/A		Georgia Urology, P.A.
El Paso Medical Office Building	El Paso, TX	1987	100.0%	21,777	100.0%		$355,753		$16.34		HCA		HCA—Del Sol Medical Center, Fresenius
Farmington Professional Pavilion	Detroit, MI	1972	100.0%	21,338	62.7%		$200,061		$14.96		Botsford Hospital		Botsford Hospital, Farmington Dermatology
Firehouse Square	Milwaukee, WI	2002	100.0%	17,265	100.0%		$357,960		$20.73		Aurora Health Care		Aurora Health Care
Hackley Medical Center	Grand Rapids, MI	1968	100.0%	44,089	85.9%		$672,949		$17.74		Trinity Health		Hackley Hospital, Port City Pediatrics
Ingham Regional Medical Center	Lansing, MI	1994	100.0%	26,783	0%		—		—
MeadowView Professional Center	Kingsport, TN	2005	100.0%	64,200	100.0%		$1,299,930		$20.25		Holston Medical Group		Holston Medical Group
Mid Coast Hospital Medical Office Building	Portland, ME	2008	66.3%	44,677	100.0%		$1,146,966		$25.67		Mid Coast Hospital		Mid Coast Hospital

PROPERTY	PROPERTY MSA LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED		ANNUALIZED BASE RENT(1)		ANNUALIZED BASE RENT PER LEASED SQUARE FOOT		HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
New Albany Professional Building	Columbus, OH	2000	100.0%	17,213	81.8%		$252,417		$17.88		N/A	Rainbow Pediatrics
Northpark Trail	Atlanta, GA	2001	100.0%	14,223	42.5%		$78,444		$12.97		N/A	Georgia Urology, P.A.
Remington Medical Commons	Chicago, IL	2008	65.0%	37,240	78.1%		$635,198		$21.85		Adventist	Fresenius Dialysis, Gateway Spine and Pain
Stonecreek Family Health Center	Columbus, OH	1996	100.0%	20,329	34.9%		$116,001		$16.05		N/A	Pediatric Associates
Summerfield Square	Tampa, FL	2005	100.0%	6,000	0%		Condominiums Held For Sale		N/A		N/A	N/A
Summit Healthplex	Atlanta, GA	2002	100.0%	67,334	100.0%		$1,947,909		$28.93		Piedmont	Georgia Bone and Joint, Piedmont Hospital
Valley West Hospital Medical Office Building	Chicago, IL	2007	59.6%	37,672	100.0%		$788,602		$20.67		Kish Health System	Valley West Hospital, Midwest Orthopaedics

TOTAL/ WEIGHTED AVERAGE				528,048	83.1	%(4)	$9,557,588	(3)	$21.77	(3)

(1)	Calculated by multiplying (a) base rent payments for the month ended March 31, 2013, by (b) 12.
(2)	On January 22, 2013, Northside Hospital entered into a lease for 7,522 square feet at the Austell Medical Office Building that will commence on May 1, 2013 (the “Northside Lease”) for a term of 10 years, 10 months and provides for initial annualized base rent of $120,352. Upon execution of the Northside Lease, the Austell Medical Office Building was 87.0% leased.
(3)	Taking into account the lease described above that was effective subsequent to March 31, 2013, our initial portfolio is 83.1% leased with an annualized base rent of $9,677,940.

Scheduled Lease Expirations

The following table shows information for lease expirations as of March 31, 2013 for the properties in our initial portfolio for the periods indicated.

	NUMBER OF LEASES EXPIRING	NET RENTABLE SQUARE FEET	PERCENTAGE OF NET RENTABLE SQUARE FEET:	ANNUALIZED RENT(1)	PERCENTAGE OF ANNUALIZED RENT	ANNUALIZED RENT LEASED SQUARE FOOT(2)

2013	5	12,902	2.4%	$218,941	2.3%	$16.97
2014	9	22,272	4.2%	$517,912	5.4%	$23.25
2015	3	11,138	2.1%	$145,597	1.5%	$13.07
2016	8	43,191	8.0%	$868,352	9.1%	$20.10
2017	6	49,356	9.3%	$1,013,048	10.6%	$20.53
2018	11	88,987	16.9%	$2,060,438	21.6%	$23.15
2019	6	84,157	15.9%	$1,738,912	18.2%	$20.66
2020	2	5,076	1.0%	$91,019	1.0%	$17.93
2021	4	18,372	2.8%	$343,209	3.6%	$18.68
2022	2	10,459	2.0%	$195,996	2.1%	$18.74
Thereafter	13	91,445	17.3%	$2,355,163	24.6%	$25.75

Month to month	1	1,600	0.3%	$9,000	0.1%	$5.63
Vacant	18	89,093	16.9%

Total/ Weighted average	88	528,048	100.00%	$9,557,588	100.00%	$21.77

(1)	Annualized base rent is calculated by multiplying (a) base rental payments for the month ended March 31, 2013, by (b) 12.
(2)	Annualized rent leased square foot is calculated by dividing (a) annualized rent as of March 31, 2013, by (b) square footage under commenced leases as of March 31, 2013.

Tenants

As of March 31, 2013, our properties were 83.1% leased to 55 tenants, with 10 tenants leasing space pursuant to more than one lease or occupying more than one building. No single tenant accounts for more than 9.4% of our total annualized rent.

The following table sets forth certain information about the 10 largest tenants in our portfolio based on total annualized rent as of March 31, 2013.

TENANT	# OF PROPERTIES	PROPERTY	PROPERTY MSA LOCATION	LEASE EXPIRATION	LEASED SQUARE FEET	ANNUALIZED BASE RENT(1)	% OF TOTAL PORTFOLIO ANNUALIZED BASE RENT(2)
Holston Medical Group	1	MeadowView Professional Center	Atlanta, GA	12/31/19; 3/31/20	34,976	$895,498	9.4%
Medical Associates of North Georgia	1	Canton Medical Office Building	Atlanta, GA	5/30/17	38,098	$801,201	8.4%
Mid Coast Hospital	1	Mid Coast Hospital Medical Office Building	Portland, ME	5/31/18	28,203	$724,028	7.6%
Georgia Bone and Joint	1	Summit Healthplex	Atlanta, GA	7/20/28	21,388	$588,974	6.2%
Aurora Healthcare	2	Firehouse Square; Aurora Medical Office Building	Milwaukee, WI; Green Bay, WI	3/31/18; 1/31/26	26,377	$542,478	5.7%
Piedmont	1	Summit Healthplex	Atlanta, GA	7/20/28	22,056	$523,653	5.5%
Hackley Hospital Rehab	1	Hackley Medical Center	Grand Rapids, MI	12/31/14; 7/31/19	25,583	$470,453	4.9%
United Healthcare	1	MeadowView Professional Center	Kingsport, TN	9/30/16	21,980	$404,432	4.2%
Maine Center for Cancer Medicine	1	Mid Coast Hospital Medical Office Building	Portland, ME	5/31/18	12,764	$332,155	3.5%
Valley West Community Hospital	1	Valley West Hospital Medical Office Building	Chicago, IL	11/30/17; 11/30/27	15,302	$327,691	3.4%

Total						$5,610,564	58.8%

(1)	Calculated for each tenant as the monthly contracted base rent per the terms of such tenant’s lease, as of March 31, 2013, multiplied by 12.
(2)	Calculated as annualized base rent for such tenant as of March 31, 2013 divided by annualized base rent for the total initial portfolio as of March 31, 2013.

Before entering into a lease and during the lease term, we will seek to manage our exposure to significant tenant credit issues. In most instances, we will seek to obtain tenant financial information, including credit reports, financial statements and tax returns. Pursuant to our shared services agreement with Ziegler, we will have access to Ziegler’s proprietary credit research which tracks quarterly financial data on over 500 healthcare organizations. Where appropriate, we will seek to obtain financial commitments in the form of letters of credit and security deposits from tenants. On an ongoing basis, we will monitor accounts receivable and payment history for both tenants and properties and seek to identify any credit concerns as quickly as possible. In addition, we will keep in close contact with our tenants in an effort to identify and address negative changes to their businesses prior to such adverse changes affecting their ability to pay rent to us.

Our Acquisition Targets

We currently are in discussions regarding a number of properties that meet our investment criteria. In particular, we have recently entered into two non-binding letters of intent with respect to the properties described below. We have not completed our diligence process on these properties nor have we begun negotiation of definitive purchase and sale or lease agreements, and several other conditions must be met in order for us to complete these acquisitions. As a result, management does not deem any of these potential acquisitions to be probable at the current time.

Surgical Hospital—New Orleans, Louisiana. This property is a 57,000 square foot, 42-bed acute care surgical hospital with six operating rooms. Constructed in 2006, this Joint Commission accredited, Medicare certified hospital was established by a group of surgeons and currently is co-owned by 30 physicians on the active medical staff of the hospital. The hospital specializes in ortho/neuro spine surgery, orthopedics, weight loss surgery and other scheduled general surgery procedures. The hospital is certified as a Medicare Center of Excellence for Weight Loss Surgery. In 2012, this hospital was rated 23rd in Becker’s Hospital Review Top 50 Hospitals with the Best Patient Ratings. The report, published in February 2012, is based on the Hospital Consumer Assessment of Healthcare Providers and Systems survey (HCAPHS). The hospital does not have an emergency room. If we acquire the hospital, we intend to simultaneously enter into a new 15 year, absolute net lease. We also expect to offer to the physician group that currently owns the hospital, or to individual physicians, the opportunity to acquire up to 49% of the equity interests in our subsidiary that will own the property.

Surgical Hospital and Medical Office Building—El Paso, Texas. This property is a 77,000 square foot, 40-bed acute care hospital with six operating rooms. The adjacent medical office building contains approximately 40,000 rentable square feet which is 100% leased by the hospital and occupied by hospital services and physicians on the medical staff of the hospital, who currently sub-lease space from the hospital. Constructed in 2007, this Joint Commission accredited, Medicare certified hospital currently is jointly owned by a national operator of surgical hospitals and surgical centers and over 60 physicians on the medical staff of the hospital. The hospital has a small emergency room as required by State of Texas regulations. If we acquire the hospital and the medical office building, we intend to simultaneously enter into a new 15 year, absolute net lease with respect to the hospital and a new five year triple-net lease for 100% of the rentable space in the medical office building.

Description of Initial Properties

Our Initial Portfolio

In connection with the formation transaction, we will own 100% of each of the entities that own our initial properties, except where noted below.

Arrowhead Commons—Phoenix, Arizona. This property is a 12,800 square foot medical office building, which was 100% leased as of March 31, 2013. The principal tenant and 50% owner of the property, Paseo Family Physicians, provides full-service primary care medicine, wellness, and prevention to children, adolescents, and adults in the region. The property was constructed in 2004 and is located between Arrowhead Hospital and Banner Thunderbird Medical Campus, two major hospitals in the area. Upon completion of the formation transactions, we will acquire from the Ziegler Funds a 50% interest in the joint venture that owns this property and purchase from the joint venture partner the remaining 50% interest, becoming the 100.0% owner of this property.

Aurora Medical Office Building—Green Bay, Wisconsin. This property is a 9,112 square foot medical office building, which was 100% leased as of March 31, 2013. The building was constructed in April 2010 and is 100% leased to Aurora Health Care through January 2026. Aurora Health Care is the largest healthcare provider in the state of Wisconsin and serves more than 90 communities throughout eastern Wisconsin with 15 hospitals, over 140 clinics and nearly 1,500 employed physicians. The Aurora Medical Office Building houses family medicine physicians who offer the full spectrum of medical treatment for patients from newborns to the elderly. Laboratory and diagnostic testing are also offered at the facility. Aurora Health Care, Inc. guarantees the lease payments for this medical office building.

Austell Medical Office Building—Atlanta, Georgia. This property is a 14,598 square foot medical office building, which was 35.5% leased as of March 31, 2013. Subsequent to December 31, 2012, Northside Hospital executed a lease to occupy 7,522 square feet for a specialty center through February 2024. The current occupancy of the Austell Medical Office Building is 87.0%. Other

medical practices in the Austell Medical Office Building include ear, nose and throat, plastic surgery, nephrology and hypertension, and pediatric dentistry. The Austell Medical Office Building, constructed in 1971, is located adjacent to WellStar Cobb Hospital, a 382-bed hospital.

Canton Medical Office Building—Atlanta, Georgia. This property is a 38,098 square foot medical office building, which was 100% leased as of March 31, 2013. The building, constructed in 1994, is located adjacent to Northside Cherokee Hospital and home to North Georgia Medical Associates, a large multi-specialty practice founded in 1981. The physician practice group offers services in primary care, pediatrics, family medicine, gastroenterology, cardiology, neurology and pulmonary medicine. Additionally the building includes a Women’s Breast Health Center, a fully certified Diabetic Counseling and Education Program, and the North Georgia Outpatient Endoscopy Center. The lease for the North Georgia Medical Associates extends through May 2017. Upon completion of the formation transactions, we will acquire a 50% interest in the joint venture that owns this property.

Decatur Medical Office Building—Atlanta, Georgia. This property is a 13,300 square foot medical office building, which was 100% leased as of March 31, 2013. Georgia Urology, a large private urology group, occupies the full building through October 2016, with nearly half of the facility containing medical office space and the remainder housing an ambulatory surgery and diagnostic center. The Decatur Medical Office Building, constructed in 1974, is located one-half mile from the DeKalb Medical Center, an acute care hospital with 591 beds and approximately 775 physicians.

El Paso Medical Office Building—El Paso, Texas. This property is a 21,777 square foot medical office building, which was 100% occupied as of March 31, 2013. The building, constructed in 1987, is located adjacent to the Del Sol Medical Center, a 350-bed acute care hospital specializing in emergency medicine, cardiovascular care, oncology, neuroscience, maternal/child services, women’s services, and rehabilitation. The Del Sol Medical Center is owned by Hospital Corporation of America (HCA). The Del Sol Medical Center leases 66% of the El Paso Medical Office Building for diagnostics and imaging services through April 2019. The remainder of the El Paso Medical Office Building is leased to Fresenius Medical Care, a leading provider of dialysis services through May 2015.

Farmington Professional Pavilion—Detroit, Michigan. This property is a 21,338 square foot medical office building, which was 62.7% leased as of March 31, 2013. The anchor tenant in the Farmington Professional Pavilion is Botsford General Hospital, an independent, 330-bed community teaching hospital which occupies space in the building for a pediatrics clinic pursuant to a lease that extends through 2018. Botsford Hospital, a nationally recognized teaching facility, is part of the Statewide Campus System for the Michigan State University College of Osteopathic Medicine. The Farmington Professional Pavilion, constructed in 1972, is one of the largest and closest medical office buildings to Botsford’s campus where it has already established an outpatient location.

Firehouse Square—Milwaukee, Wisconsin. This property is a 17,265 square foot medical office building, which was 100% leased as of March 31, 2013 to Aurora Health Care through March 2018. Firehouse Square, constructed in 2002, is located near Aurora Health Care’s West Allis Memorial Hospital and is less than four miles from the Milwaukee Regional Medical Center, which includes the Medical College of Wisconsin, Children’s Hospital of Wisconsin and Froedtert Hospital. Aurora Health Care, Inc. guarantees the lease payments for Firehouse Square.

Hackley Medical Center—Grand Rapids, Michigan. This property is a 44,099 square foot medical office building which was 85.9% occupied as of March 31, 2013. Hackley Hospital, a part of Trinity Health, leases approximately 60% of the building. Hackley Hospital, which is located just under two miles from Hackley Medical Center, is a 181-bed acute care facility that serves a region of more than 300,000 people. According to Trinity Health, Trinity Health is the fourth-largest Catholic health system in the United States based on operating revenue. The Hackley Medical Center was constructed in 1968 and includes services such as family practice, pediatrics, hearing, radiology and dentistry.

Ingham Regional Medical Center—Lansing, Michigan. This property is a 26,783 square foot medical office building that was vacant as of March 31, 2013. The Ingham Medical Center, constructed in 1994, is located in a suburb of Lansing, Michigan near Michigan State University and numerous state government offices. We are currently in negotiations with a potential tenant to occupy up to 20,000 square feet of this building with an anticipated lease commencement date in mid-2013. There is no assurance that we will be able to enter into this lease, or any other lease for this property.

MeadowView Professional Center—Kingsport, Tennessee. This property is a 64,200 square foot medical office building, which was 100% leased as of March 31, 2013. Holston Medical Group, (“HMG”), is the anchor tenant and occupies 66% of the building through December 31, 2019. Established in 1977, HMG’s multi-specialty physician practice employs more than 800 people, including 150 physicians in its provision of 24-hour medical/surgical coverage. HMG has numerous locations throughout Northeast Tennessee and Southwest Virginia. The remaining leasable space at MeadowView Professional Center is occupied by United Healthcare through 2016. The MeadowView Professional Center was constructed in 2005.

Mid Coast Hospital Medical Office Building—Portland, Maine. This property is a 44,677 square foot medical office building, which was 100% leased as of March 31, 2013. The building was constructed in 2008 and is located on the campus of Mid Coast Hospital, Mid Coast Hospital occupies approximately 62% of the space in the building. All leases at the Mid Coast Hospital Medical Office Building extend until May 2018. Mid Coast Hospital is a part of Mid Coast Health Services, which was formed to bring together Bath Memorial and Regional Memorial Hospitals. This property is subject to a ground lease. See “—Ground Leases” below. Upon completion of the formation transactions, we will acquire a 66.3% interest in the joint venture that owns this property.

New Albany Professional Building—Columbus, Ohio. This property is a 17,213 square foot medical office building, which was 81.8% occupied as of March 31, 2013. The New Albany Professional Building is a multi-tenant medical office building with physician specialists, including physical therapy, chiropractic, urgent care, orthodontics, and pediatrics. A majority of the tenants in the building have been tenants since completion of construction in 2000.

Northpark Trail—Atlanta, Georgia. This property is a 14,233 square foot multi-tenant medical office building, which was 42.5% leased as of March 31, 2013. Northpark Trail, constructed in 2001, is located approximately one-half mile from the Piedmont Henry Medical Center, a 215-bed, not-for-profit, acute care hospital. The primary tenant at Northpark Trail is Georgia Urology whose lease extends through March 2017.

Remington Medical Commons—Chicago, Illinois. This property is a 37,240 square foot medical office building, which was 78.1% leased as of March 31, 2013. Constructed in 2008, the Remington Medical Commons is located approximately one-quarter mile from the Adventist Bollingbrook Hospital, which is a part of the Adventist Health System. Services offered at Remington Medical Commons include cardiology, oncology, family medicine, diagnostic imaging, physical therapy, and nephrology.

Summerfield Square—Tampa, Florida. This property is a 32,000 square foot condominium medical office building, of which we will own approximately 6,000 square feet. The medical park in which the property is located is approximately one-half mile from a new BayCare Health System hospital which is under construction and scheduled to open in early 2015. One of the Ziegler Funds was initially a 40% joint venture partner in the development, but subsequent to December 31, 2012 the Ziegler Funds entered into an agreement to take full control of the 6,000 square feet. The property is 0% leased, and we are actively marketing this property for sale. The lender has waived a default under the loan that is secured by this property. On January 24, 2013, we entered into a forbearance agreement with the lender pursuant to which the lender shall forbear from exercising its rights on the property until September 30, 2013. See “Risk Factors—Risks Related to Our Business—Upon completion of this offering and the formation transactions, we expect to have approximately $0.4 million of indebtedness pursuant to a loan on which the lender has agreed to not exercise its rights for default through September 30, 2013, after which the lender may exercise its rights to foreclose on the property, which could adversely affect our business, financial condition and results of operations.”

Stonecreek Family Health Center—Columbus Ohio. This property is a 20,329 square foot medical office building, which was 34.9% leased as of March 31, 2013. The Stonecreek Family Health Center, constructed in 1996, is partially leased to a pediatric practice. In 2012, OhioHealth, Columbus’s largest healthcare system acquired 70 acres of land approximately one-half mile from the Stonecreek Family Health Center for the development of a healthcare delivery system campus.

Summit Healthplex—Atlanta, Georgia. This property is a 67,334 square foot medical office building which was 100% leased as of March 31, 2013. All leases in the Summit Healthplex extend through 2028. Constructed in 2002, the Summit Healthplex is a specialty orthopedic and wellness outpatient facility that is connected to a YMCA through a walkway. Primary tenants in the medical office building include Georgia Bone and Joint and Piedmont Hospital who offer services in orthopedics, rehabilitation, medical imaging, urgent care, neurology and a women’s center. The Summit Healthplex also has a certificate of need approved outpatient surgery center located in the building. In May 2012, Piedmont Healthcare opened its $193.7 million relocated hospital located near the Summit Healthplex. The relocated hospital added 136 beds and 300 physicians, which further improved the access to healthcare services in the market.

Valley West Hospital Medical Office Building—Chicago, Illinois. This property is a 37,672 square foot medical office building which was 100% leased as of March 31, 2013. Constructed in 2007, the Valley West Hospital Medical Office Building is located on the campus of Valley West Hospital which is a part of the Kish Health System. The Kish Health system operates two community hospitals as well as several cancer centers, imaging facilities, and an eye institute that serve the greater Chicago and northern Illinois area. Specialty services in the Valley West Hospital Medical Office Building include cardiology, emergency care, neurosurgery, obstetrics, and orthopedics. Valley West Hospital occupies more than half of the leasable space at Valley West Hospital Medical Office Building. This property is subject to a ground lease. See “—Ground Leases” below. Upon completion of the formation transactions, we will acquire a 59.6% interest in the joint venture that owns this property.

Additional Information with Respect to Certain Properties

Summit Healthplex

Summit Healthplex is the largest medical office building in our initial portfolio by square footage and gross revenue. The property contains 67,334 square feet of leasable space and is situated within the metropolitan statistical area of Atlanta, Georgia. Summit Healthplex, as of December 31, 2012, was 100% occupied, with major tenants including Georgia Bone & Joint, Piedmont, Warm Springs Hospital, Southern Bone & Joint and Georgia Rehab Care.

We have no immediate plans with respect to major renovation or redevelopment of the Summit Healthplex property. The 2012 annual property taxes for Summit Healthplex were $74,573 based on a tax rate of $0.28 per $100 of assessed value.

Summit Healthplex Primary Tenants

The following table sets forth information with respect to the tenants at the Summit Healthplex which occupy 10% or more of Summit Healthplex’s leasable square feet, future lease expirations, and other real estate information related to the property as of December 31, 2012.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Renewal Option
Georgia Bone & Joint	Healthcare Services	7/20/28	21,388	31.8%	$588,974	30.24%	$27.60	No
Piedmont	Healthcare Services	7/20/28	22,056	32.8%	$523,653	26.9%	$23.74	No
Warm Springs Hospital	Healthcare Services	7/20/28	9,148	13.6%	$296,487	15.22%	$32.41	No
Southern Bone & Joint	Healthcare Services	7/20/28	7,306	10.9%	$240,959	12.4%	$32.98	No

Summit Healthplex Revenue Per Rentable Square Foot

Revenue Per Rentable Square Foot
2011	2010	2009	2008	2007
$28.29	$32.01	$30.47	$30.44	N/A

Summit Healthplex Lease Expirations

The following table sets forth the lease expirations for leases in place at Summit Healthplex as of December 31, 2012 for each of the ten full calendar years beginning January 1, 2013. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Available	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
2021	—	—	—	—	—	—
2022	—	—	—	—	—	—
2023	—	—	—	—	—	—
Thereafter	12	67,333	100%	$1,947,909	100%	$28.93

(1)	Annualized rent revenue represents the annualized monthly contractual rent under existing leases of March 31, 2013.

Summit Healthplex Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Summit Healthplex for the leases in place as of December 31, 2012 for the dates indicated below:

Date	Percentage Leased	Annualized Base Rent per Leased Square Foot
December 31, 2012	100%	$1,947,909
December 31, 2011	100%	$2,118,875
December 31, 2010	100%	$2,182,382
December 31, 2009	100%	$2,146,756
December 31, 2008	100%	$2,049,472

Summit Healthplex Tax Basis and Depreciation

Summit Healthplex	Tax Basis	Net Value	Life in Years	Method(1)
Land	$2,633,320	2,633,320	—	—
Building	15,576,014	13,795,141	39	SL
Tenant Improvements	4,412,253	3,162,115	15	SL

Total	22,621,587	19,590,576

(1)	Straight line method of deprecation

The Summit Healthplex is currently encumbered by a senior note of approximately $17.4 million and a mezzanine note of approximately $4.4 million which both mature in July 2013. We intend to use proceeds from this offering to repay all indebtedness on the property. The loans may be defeased at any time, subject to certain customary conditions.

MeadowView Professional Center

The MeadowView Professional Center is the second largest medical office building in our initial portfolio by square footage and gross revenue. The property contains 64,200 square feet of leasable space and is situated within the metropolitan statistical area of Kingsport, Tennessee. The MeadowView Professional Center, as of December 31, 2012, was 100% occupied, with major tenants including the Holston Medical Group and United Healthcare.

We have no immediate plans with respect to major renovation or redevelopment of the MeadowView Professional Building. The 2012 annual property taxes for MeadowView Professional Building were $167,062 based on a tax rate of $1.72 per $100 of assessed value.

MeadowView Professional Building Primary Tenants

The following table sets forth information with respect to the tenants at the MeadowView Professional Building which occupy 10% or more of the building’s leasable square feet, future lease expirations, and other real estate information related to the property as of December 31, 2012.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Renewal Option
Holston Medical Group	Healthcare Services	12/31/19	37,144	57.9%	$804,479	61.9%	$21.65	One option to renew for five years
		03/31/20	5,076	7.9%	91,019	7.0%	17.93
Holston Medical Group Total			42,220	65.8%	$895,498	68.9%	$21.21

United Healthcare	Health Insurance	9/30/16	21,980	34.2%	$404,432	31.1%	$18.40	One option to renew for three years

MeadowView Professional Building Revenue Per Rentable Square Foot

Revenue Per Rentable Square Foot
2011	2010	2009	2008	2007
$20.25	$20.25	$18.09	$18.09	$18.09

MeadowView Professional Building Lease Expirations

The following table sets forth the lease expirations for leases in place at MeadowView Professional Building as of December 31, 2012 for each of the ten full calendar years beginning January 1, 2013. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Available	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	1	21,980	34.2%	$404,432	31.1%	$18.40
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	1	37,144	57.9%	$804,479	61.9%	$21.65
2020	1	5,076	7.9%	91,019	7.0%	$17.93
2021	—	—	—	—	—	—
2022	—	—	—	—	—	—
2023	—	—	—	—	—	—

(1)	Annualized rent revenue represents the annualized monthly contractual rent under existing leases of March 31, 2013.

MeadowView Professional Building Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for MeadowView Professional Building for the leases in place as of December 31, 2012 for the dates indicated below:

Date	Percentage Leased	Annualized Base Rent:
December 31, 2012	100%	$1,299,930
December 31, 2011	100%	$1,299,930
December 31, 2010	100%	$1,299,930
December 31, 2009	100%	$1,161,578
December 31, 2008	100%	$1,161,578

MeadowView Professional Center Tax Basis and Depreciation

Summit Healthplex	Tax Basis	Net Value	Life in Years	Method(1)
Land	$2,270,000	2,270,000	—	—
Building	11,312,778	9,668,998	39	SL
Tenant Improvements	31,640	27,450	39	SL

Total	13,614,418	11,966,448

(1)	Straight line method of deprecation

The MeadowView Professional Center is currently encumbered by a mortgage of approximately $10.7 million with a 5.81% stated interest rate that matures in June, 2017. Prepayment of the loan is prohibited prior to June 2017 without significant penalties and yield maintenance fees.

MidCoast Hospital Medical Office Building

The MidCoast Hospital Medical Office Building is a 44,677 square feet of leasable space and is situated within the metropolitan statistical area of Portland, Maine. Upon completion of the formation transactions, we will acquire a 66.3% interest in the joint venture that owns this property. The MidCoast Hospital Medical Office Building, as of December 31, 2012, was 100% occupied, with major tenants including MidCoast Hospital, Maine Center for Cancer Medicine, and Foot & Ankle Associates of Maine.

We have no immediate plans with respect to major renovation or redevelopment of the MidCoast Hospital Medical Office Building. The 2012 annual property taxes for MidCoast Hospital Medical Office Building were $136,422 based on a tax rate of $2.49 per $100 of assessed value.

MidCoast Hospital Medical Office Building Primary Tenants

The following table sets forth information with respect to the tenants at the MidCoast Hospital Medical Office Building which occupy 10% or more of the building’s leasable square feet, future lease expirations, and other real estate information related to the property as of December 31, 2012.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Renewal Option
MidCoast Hospital	Healthcare Services	5/31/18	28,203	63.1%	$724,028	63.1%	$25.67	Two options to renew for five years
Maine Center for Cancer Medicine	Healthcare Services	5/31/18	12,764	28.6%	$327,691	28.6%	$25.67	Two options to renew for five years
Foot & Ankle Associates of Maine	Healthcare Services	5/31/18	3,710	8.3%	$95,247	8.3%	$25.67	Two options to renew for five years

MidCoast Hospital Medical Office Building Revenue Per Rentable Square Foot

Revenue Per Rentable Square Foot
2011	2010	2009	2008	2007
$25.05	$24.04	$23.04	$23.25	N/A

MidCoast Hospital Medical Office Building Lease Expirations

The following table sets forth the lease expirations for leases in place at MidCoast Hospital Medical Office Building as of December 31, 2012 for each of the ten full calendar years beginning January 1, 2013. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Available	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	4	44,677	100%	$1,146,966	100%	$25.67
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
2021	—	—	—	—	—	—
2022	—	—	—	—	—	—
2023	—	—	—	—	—	—

(1)	Annualized rent revenue represents the annualized monthly contractual rent under existing leases of March 31, 2013.

MidCoast Hospital Medical Office Building Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for MidCoast Hospital Medical Office Building for the leases in place as of December 31, 2012 for the dates indicated below:

Date	Percentage Leased	Annualized Base Rent:
December 31, 2012	100%	$1,146,966
December 31, 2011	100%	$1,118,991
December 31, 2010	100%	$1,091,698
December 31, 2009	100%	$1,065,072
December 31, 2008	100%	$981,665

MidCoast Hospital Medical Office Building Tax Basis and Depreciation

Summit Healthplex	Tax Basis	Net Value	Life in Years	Method(1)
Land	Ground Lease	—	—
Building	10,565,360	7,540,837	39	SL
Tenant Improvements	681,880	462,722	39	SL

Total	11,247,240	8,003,559

(1)	Straight line method of deprecation

The MidCoast Hospital Medical Office Building is currently encumbered by a mortgage of approximately $8.2 million with fixed rate of 4.82% (interest rate swap) that matures in May, 2016. Prepayment of the loan is prohibited prior to May 2016 without significant penalties and yield maintenance fees.

Ground Leases

We lease the land upon which two of our properties are located from the third-party land owners pursuant to two separate ground leases. The ground lease for MidCoast Hospital Medical Office Building expires on June 30, 2056. The MidCoast Hospital Medical Office Building ground lease permits us to renew or extend the ground lease for three successive fifteen-year terms, subject to certain conditions. As of March 31, 2013, we were required to pay $250 per month under the MidCoast Hospital Medical Office Building ground lease with no contractual increases in the monthly payment through expiration. The ground lease for Valley West Medical Office Building expires on November 30, 2082. The Valley West Medical Office Building ground lease permits us to renew or extend the ground lease for two successive fifteen-year terms, subject to certain conditions. As of March 31, 2013, we were required to pay $1,125 per month under the Valley West Medical Office Building ground lease. The rent will increase by an amount equal to $300 per year on each anniversary on the commencement date defined as December 1.

Legal Proceedings

From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

MANAGEMENT

Our Trustees, Trustee Nominees and Executive Officers

Upon completion of this offering, our board of trustees will consist of 7 members, including a majority of trustees who are independent within the meaning of the listing standards of the NYSE. Each of our trustees will be elected by our shareholders at our annual meeting of shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Our Board of Trustees.” The first annual meeting of our shareholders after this offering will be held in 2014. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.

The following table sets forth certain information concerning the persons who will become our trustees upon completion of this offering and our executive officers upon completion of this offering:

Name	Age	Position

John T. Thomas		President and Chief Executive Officer and Trustee
John W. Sweet Jr.		Executive Vice President and Chief Investment Officer
John W. Lucey		Senior Vice President—Principal Accounting and Reporting Officer
Mark D. Theine		Senior Vice President of Asset and Investment Management
Tommy G. Thompson		Trustee, Non-Executive Chairman of the Board*
Stanton D. Anderson		Trustee*
Mark A. Baumgartner		Trustee*
Albert C. Black, Jr.		Trustee*
William A. Ebinger, M.D.		Trustee*
Richard A. Weiss		Trustee*

*	This individual has agreed to become a trustee upon closing of this offering and is expected to be an independent trustee.

The following are biographical summaries of the experience of our trustees, executive officers and certain other officers.

Name	Biographical Summary

John T. Thomas

Mr. Thomas will become our President and Chief Executive Officer and serve on our board of trustees upon closing of this offering. Mr. Thomas was the Executive Vice President-Medical Facilities Group for Health Care REIT Inc. (NYSE: “HCN”) from January 2009 to July 2012 where his group was responsible for growing total net investments for HCN’s medical facilities division, including hospitals, medical office buildings, and life science research facilities from $2.3 billion in assets to approximately $5 billion. During that three and a half year time frame, Mr. Thomas’ group expanded HCN’s medical office building portfolio from 128 properties to 210 properties with rentable square feet growing from 5.6 million to 13 million and the percentage of medical office buildings affiliated with healthcare delivery systems growing from 62% to approximately 90 and; occupancy for the medical office buildings improved from 90% to almost 94% during this period. The medical facilities division’s annualized net operating income increased from $131 million in 2008 to more than $350 million while Mr. Thomas led HCN’s medical facilities division. Since August 2012, Mr. Thomas has been self-employed as a healthcare consultant and lawyer. Mr. Thomas has relationships with over 25 national operators and healthcare delivery systems with whom he has worked to develop and acquire healthcare facilities occupied by these healthcare delivery systems and operators.

Prior to Health Care REIT Inc., Mr. Thomas served as President, Chief Development Officer and Business Counsel of Cirrus Health from August 2005 to December 2008, where he led efforts to acquire and manage four hospitals and an endoscopy center, as well as efforts to develop other facilities. From October 2000 to July 2009, he served as Senior Vice President and General Counsel for Baylor Health Care System in Dallas, Texas. As General Counsel for the Baylor Health Care System in Dallas, he was responsible for legal affairs and government affairs. Mr. Thomas has been recognized for his team’s advocacy work on Texas H.B. 3 and Proposition 12, the 2003 Texas legislative and constitutional amendment efforts to increase patient access to physicians and care, through reforms to Texas’ medical malpractice laws. He was also co-founder and chairman of a national coalition to reform medical malpractice laws

Name	Biographical Summary

through federal legislation, through the Coalition for Affordable and Reliable Healthcare (CARH). Mr. Thomas has testified before the Ways and Means Committee and Energy and Commerce Committee of the U.S. House of Representatives and a sub-committee of the U.S. Senate’s Homeland Security Committee, all related to health care policy. From April 1997 to October 2000, he served as General Counsel and Secretary for Unity Health System, a five hospital division of the Sisters of Mercy Health System in St. Louis, MO where he oversaw legal affairs for the healthcare delivery system and its operating subsidiaries.

Mr. Thomas began his career as a tax lawyer at Milbank, Tweed, Hadley and McCoy in New York, NY in 1990, and was elected a partner at Sonnenschein, Nath and Rosenthal (now SNR Denton) in April 1997.

Mr. Thomas received his J.D. from Vanderbilt University Law School and his B.S. in Economics from Jacksonville State University, where he was a scholarship letterman on the football team and was a member of the Academic All-Conference Team. Mr. Thomas graduated with Distinction and Special Honors in Economics.

John W. Sweet Jr.

Mr. Sweet will become our Executive Vice President and Chief Investment Officer upon the closing of this offering. Mr. Sweet is the Managing Director of the Ziegler Funds and responsible for all investment, financing and management activities. Prior to re-joining Ziegler in 2005 to establish the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust (“Windrose”), a publically-held healthcare REIT which completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant and subsequent to its initial public offering joined the company as the Vice President—Business Development where he was responsible for identifying and negotiating the acquisition of new medical office buildings. In his capacities at both Windrose and Ziegler, Mr. Sweet has supervised the investment of over $565 million in the acquisition of healthcare related properties.

From 1997 to 2001, Mr. Sweet served as Senior Vice President—Corporate Finance for B.C. Ziegler and Company and was engaged in both healthcare and multi-industry mergers and acquisitions and capital formation. Over a number of years, Mr. Sweet has held positions as a financial executive with several publicly traded companies, private family businesses and financial services companies. Mr. Sweet has a bachelor’s degree in business administration from St. John Fisher College in Rochester, New York and an M.B.A. from Rochester Institute of Technology.

John W. Lucey	Mr. Lucey will become our Senior Vice President—Principal Accounting and Reporting Officer upon the closing of this offering. Mr. Lucey has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. Since 2005, Mr. Lucey has served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: ALC), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million where he was responsible for the consolidated financial statements, SEC reporting, coordination of the annual audit and annual report, corporate office budget, HUD compliance, workers compensation and general/professional liability insurance oversight and research and implementation of all new accounting standards. Prior to Assisted Living Concepts, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: “BKD”). Mr. Lucey’s experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. Mr. Lucey is a certified public accountant in the State of Wisconsin and has a bachelor’s degree in accounting from the University of Wisconsin—Madison and an M.B.A in finance from St. Louis University in St. Louis, MO.

Mark D. Theine	Mr. Theine will become our Senior Vice President of Asset and Investment Management upon the closing of this offering. Mr. Theine joined the Ziegler Funds in September 2005 as an associate responsible for evaluating investment opportunities, assisting in the daily asset management of all Ziegler Fund investments, overseeing third-party property management and leasing, and monitoring actual property performance. Additionally, Mr. Theine’s

Name	Biographical Summary
responsibilities have included identifying new investment opportunities and assisting with due diligence and financing arrangements for each investment. Mr. Theine graduated summa cum laude with a B.B.A. in finance and accounting from the University of Wisconsin-Milwaukee.

Tommy G. Thompson

Governor Thompson will become a member and non-executive chairman of our board of trustees upon completion of this offering. Governor Thompson is the former United States Health and Human Services (HHS) Secretary and a four-term Governor of Wisconsin. Governor Thompson served as HHS Secretary from 2001 to 2005 and is one of the nation’s leading advocates for the health and welfare of all Americans. Following his term in public office, Governor Thompson built on his efforts as HHS Secretary and Governor to develop innovative solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole. These efforts focus on improving the use of information technology in hospitals, clinics and doctors’ offices; promoting healthier lifestyles; strengthening and modernizing Medicare and Medicaid; and expanding the use of medical diplomacy around the world. From 2005 until 2009, Governor Thompson served as a senior advisor at the consulting firm Deloitte and Touche USA LLP and was the founding independent chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. From 2005 to early 2012, Governor Thompson served as a senior partner at the law firm of Akin, Gump, Strauss, Hauer, & Feld LLP. Governor Thompson served as Chairman of the Board of Directors of Logistics Health, Inc. from January 2011 to May 2011, and served as President from February 2005 to January 2011. Governor Thompson currently serves on the Board of Directors of CareView Communications, Inc., as Chairman of the Board of Directors (since 2005), Centene Corporation (since 2005), C.R. Bard, Inc. (since 2005), United Therapeutics Corporation (since 2010), Cytori Therapeutics, Inc. (since 2011), and TherapeuticsMD, Inc. (since 2012). Governor Thompson was formerly a director of AGA Medical Corporation, CNS Response, Inc. PURE Bioscience, SpectraScience, Inc., and VeriChip Corporation. Governor Thompson received his B.S. and J.D. from the University of Wisconsin-Madison.

We have determined that Governor Thompson should serve on our board of trustees because his extensive knowledge of the evolving healthcare industry and his unique experience with physicians, healthcare decision makers, and business executives nationwide regarding healthcare policy and improvements within the industry.

Stanton D. Anderson

Mr. Anderson will become a member of our board of trustees upon completion of this offering. Mr. Anderson resigned as a partner from the law firm McDermott Will & Emery in February 2008. He has served as Senior Counsel to the President and CEO of the U.S. Chamber of Commerce since 1997. While a partner at McDermott Will & Emery, Mr. Anderson served as Executive Vice President and Chief Legal Officer of the U.S. Chamber of Commerce. Mr. Anderson also oversaw the National Chamber Litigation Center, the public policy legal arm of the Chamber; the Institute for Legal Reform, a Chamber affiliate dedicated to restoring fairness, efficiency, and consistency to the U.S. civil justice system; and the Chamber’s Office of General Counsel. Mr. Anderson has been involved in national political affairs since 1972 where he managed a number of Republican conventions and served as Counsel to the Reagan-Bush Campaign in 1980. Mr. Anderson has received a number of Presidential appointments, including the President’s Advisory Committee on Trade Negotiations and the Presidential Commission on Personnel Interchange and chaired the U.S. delegation to the United Nations Conference on New and Renewable Energy Resources in 1981. Mr. Anderson previously served on the Board of Directors of two public companies, CB Richard Ellis, a national real estate company where he chaired the audit committee for a number of years, and Aegis Communications Group, where he chaired a number of Board committees, including the audit committee. Mr. Anderson graduated from Westmont College where he was a Small College All-American basketball player, and received his law degree from Willamette University where he was a member of the Law Review.

We have determined that Mr. Anderson should serve on our board of trustees because of his significant financial and legal experience, prior service as a member of the board of directors of other public companies, and his familiarity with business policy.

Name	Biographical Summary
Mark A. Baumgartner

Mr. Baumgartner will become a member of our board of trustees upon completion of this offering. Mr. Baumgartner is currently the Chief Credit Officer of B.C. Ziegler responsible for review of certain transactions underwritten by the firm for hospitals, senior living entities, churches, and charter schools, totaling approximately $3 billion annually. Prior to assuming the position of Chief Credit Officer in 2009, Mr. Baumgartner worked as an investment banker at B.C. Ziegler beginning in 1984. Over the next 25 years, he completed more than 150 public debt offerings in excess of $5 billion for hospital systems, clinics and senior living facilities across the country. During that time, Mr. Baumgartner’s investment banking activities have included mergers, acquisitions and financial advisory work as well as tax-exempt and taxable financings on a fixed variable or blended interest rate basis. Mr. Baumgartner has also had the opportunity to work on numerous strategic advisory transactions for healthcare providers involved in merging, acquiring or partnering with other healthcare entities. Mr. Baumgartner is a registered representative and registered principal and is a member of the Healthcare Financial Management Association. He earned a B.B.A. in finance from the University of Notre Dame

We have determined that Mr. Baumgartner should serve on our board of trustees because of his healthcare industry expertise and capital markets experience.

Albert C. Black, Jr.

Mr. Black will become a member of our board of trustees upon completion of this offering. Mr. Black has been President and Chief Executive Officer of On-Target Supplies & Logistics, Ltd, a regional logistics management firm that provides outsourced services to a diverse set of Fortune 500 companies and large non-profit organizations since he founded the company in 1982. On-Target’s supply chain functions include product sourcing, procurement, transportation, warehousing, light manufacturing, web-based fulfillment, distribution and second market management. As president and chief executive of the company, Mr. Black’s primary responsibility is to guide the growth and development of On-Target Supplies & Logistics and its affiliate companies TreCo Investments and ReadyToWork®. Mr. Black’s professional and community experience over the years has included serving in leadership positions with several civic and educational institutions, including Baylor Health Care System, one of the leading healthcare delivery systems in the country with approximately $4.8 billion in annual operating revenue. Mr. Black is the Immediate Past Chairman of the Board of Directors for Baylor Health Care System and current chairman of audit committee. Mr. Black has served on the Baylor Health Care Board of Directors for the past 16 years where he has been the chairman of the finance and operating committees and the sponsoring trustee of the BHCS Diabetes Health and Wellness Institute. Mr. Black has also served as Greater Dallas Chamber Board Chairman, PrimeSource Board Chairman and Interim CEO, St. Louis University Board of Trustee, Baylor University Regent, Texas Southern University Regent, JPMorgan Chase Board Advisor, AT&T Advisor, TXU Advisor, and Capital One Texas Client Advisory Board. Mr. Black graduated from the University of Texas at Dallas and earned an MBA from the School of Business at Southern Methodist University.

We have determined that Mr. Black should serve on our board of trustees because of his entrepreneurial start-up business experience and important perspective serving as a long standing member of the Board of Directors of a major healthcare delivery system as well as other civic and educational institutions.

William A. Ebinger, M.D.	Dr. Ebinger will become a member of our board of trustees upon completion of this offering. Dr. Ebinger is currently and has been a practicing internist since 2008 with Aurora Health Care, the largest healthcare delivery system in Wisconsin with 15 hospitals across the state, nearly 1,500 employed physicians and approximately $4 billion in annual revenue. Dr. Ebinger has been the President of the Medical Staff at the Aurora hospital in Grafton, Wisconsin known as the Aurora Medical Center Grafton since 2010. Dr. Ebinger is also a member of the Medical Group Leadership Council for Aurora Health Care. Prior to joining Aurora Health Care in 2008, Dr. Ebinger was a physician stockholder of Advanced Healthcare, the largest independent physician practice group in Southeastern Wisconsin with approximately 250 physicians. In 2008, Dr. Ebinger helped Advance Healthcare arrange a strategic hospital affiliation with Aurora Health Care to create Aurora Advanced Health Care. Dr. Ebinger is now a member of the Board of Directors for the Aurora Advanced Healthcare Division of Aurora Health Care, where he also serves as a Medical Director for its Ozaukee Region. Dr. Ebinger

Name	Biographical Summary

graduated from Cornell College and the medical school at the University of Chicago. Dr. Ebinger completed his postgraduate studies in Internal Medical at the University of Michigan and is a member of the American Board of Internal Medicine.

We have determined that Dr. Ebinger should serve on our board of trustees because of his unique perspective as a practicing physician and experience with the integration and affiliation of an independent physician practice group with a leading healthcare delivery system.

Richard A. Weiss

Mr. Weiss will become a member of our board of trustees upon completion of this offering. Mr. Weiss retired as a partner from the law firm Foley & Lardner LLP in June 2008 where he served as managing partner of the firm’s Washington D.C. office and as a member of the firm’s management committee. Mr. Weiss has concentrated his law practice in health care finance, representing hospital systems, medical practice groups and investment. Mr. Weiss is a former member of the board of directors and former board chair of Washington Hospital Center, the largest private hospital in Washington, D.C. Mr. Weiss is a current member of the board of directors and chairman of the capital committee of Aurora Health Care, the largest health care delivery system in Wisconsin, where he served two years as its board chairman. Mr. Weiss has also been a trustee of the Medical College of Wisconsin and board chairman of a private psychiatric hospital. In addition to his work in healthcare, Mr. Weiss worked in the sports industry where he represented the Washington Nationals in connection with its new baseball stadium in Washington, D.C., as well as the Green Bay Packers in the renovation of Lambeau Field, the Milwaukee Brewers in the development and financing of Miller Park, and Major League Baseball in the financing of new ballparks in San Diego and Miami. Mr. Weiss graduated from the University of Wisconsin Law School (magna cum laude, 1971), where he was Order of the Coif and on the editorial board of the Wisconsin Law Review, and has a business degree from Northwestern University (B.S.B.A., with distinction, 1968). Mr. Weiss is a board member of Great Lakes Higher Education Corporation, a retired member of The Economic Club of Washington D.C. and a former board member and the general campaign chair for the United Way of the National Capital Area and a former member of the board of directors and executive committee of the Greater Washington Board of Trade.

We have determined that Mr. Weiss should serve on our board of trustees because his healthcare industry, legal and financial experience.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	our board of trustees is not staggered, with each of our trustees subject to re-election annually;

•

of the seven persons who will serve on our board of trustees immediately after the completion of this offering, we expect our board of trustees to determine that 5 of our trustees satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act;

•	we anticipate that at least one of our trustees will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have been exempted from the provisions of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a shareholder rights plan.

Our trustees will stay informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees will meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

Role of the Board in Risk Oversight

One of the key functions of our board of trustees is informed oversight of our risk management process. Our board of trustees administers this oversight function directly, with support from its three standing committees, the audit committee, the compensation, nominating and governance committee and the finance and investment committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation, nominating and governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation, nominating and governance committee also assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Upon completion of this offering, our board of trustees will establish three standing committees: an audit committee and a compensation, nominating and governance committee and a finance and investment committee. The principal functions of each committee are described below. We intend to comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees will be comprised exclusively of independent trustees. Additionally, our board of trustees may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

Upon completion of this offering, our audit committee will consist of three of our independent trustees. We expect that the chairman of our audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of trustees will determine that each of the audit committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. Prior to the completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered compensation, nominating and governance accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement. Mr. Anderson will be the chair and Messrs. Ebinger and Black will be members of the audit committee.

Compensation, Nominating and Governance Committee

Upon completion of this offering, our compensation, nominating, and governance committee will consist of three of our independent trustees. Prior to the completion of this offering, we expect to adopt a compensation, nominating and governance committee charter, which will detail the principal functions of the compensation, nominating and governance committee, including:

Compensation Functions:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

Nominating and Corporate Governance Functions:

•	identifying and recommending to the full board of trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

•	developing and recommending to the board of trustees corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of trustees, including board size and composition, and committee composition and structure;

•	recommending to the board of trustees nominees for each committee of the board of trustees;

•

annually facilitating the assessment of the board of trustees’ performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards;

•	overseeing the board of trustees’ evaluation of management; and

•

identifying and recommending nominees for trustees, in connection with which the compensation, nominating and corporate governance committee may consider diversity of relevant experience, expertise and background.

Mr. Black will be the chair and Messrs. Anderson and Thompson will be members of the compensation, nominating and governance committee.

Finance and Investment Committee

The function of the Finance and Investment Committee is to review and approve the Company’s (a) capital structure and financing activities, and (b) investments in healthcare properties. Messrs. Baumgartner, Thomas and Weiss and Dr. Ebinger will serve as members of the Finance and Investment Committee, with Mr. Baumgartner serving as the chairman. Our board of trustees has determined that, other than Mr. Baumgartner and Mr. Thomas, each member of the Finance and Investment Committee is ‘‘independent’’ under NYSE rules.

Our Finance and Investment Committee operates pursuant to a written charter. Unless otherwise determined by the board of trustees, the committee shares in the responsibility for consulting with management on, and approving on behalf of the board of trustees, all strategies, plans, policies and actions relating to (i) capital structure; (ii) equity and debt financings, including public and private securities offerings; and (iii) credit facilities and loan, hedging and other financing transactions subject to investment parameters established by the board of trustees for the Company, from time to time, the committee will also review and approve specific investments in healthcare properties by the Company.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of trustees will establish a code of business conduct and ethics that applies to our officers, trustees and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or trustees must be approved by a majority of our independent trustees, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

Limitation of Liability and Indemnification of Our Operating Partnership

The limited partners of our operating partnership expressly acknowledge that the general partner of our operating partnership is acting for the benefit of our operating partnership, the limited partners (including us) and our shareholders collectively and that we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our operating partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our shareholders on the one hand, and the limited partners of our operating partnership on the other hand, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners, provided however, that so long as we own a controlling interest in our operating partnership, any such conflict that the general partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either our shareholders or the limited partners will be resolved in favor of our shareholders, and neither the general partner nor our company will be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

To the extent permitted by applicable law, the partnership agreement will provide for the indemnification of the general partner, and our officers, trustees, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, the general partner of our operating partnership, and our officers, trustees, agents or employees, will not be liable for monetary damages to our operating partnership or the limited partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission so long as any such party acted in good faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

Prior to the completion of the formation transactions, because we did not conduct business in the corporate format we will utilize following the completion of the formation transactions, we did not pay any compensation to any of our named executive officers, and, accordingly, no compensation policies or objectives governed our named executive officer compensation. The following table sets forth the compensation expected to be paid in fiscal year 2013 to our named executive officers in order to provide some understanding of our expected compensation levels. While the table below accurately reflects our current expectations with respect to 2013 named executive officer compensation, actual 2013 compensation for these officers may be increased or decreased, including through the use of compensation components not currently contemplated or described herein. As discussed below under “—Employment Agreements,” we will provide severance benefits to each of our named executive officers effective upon completion of this offering.

Name and Principal Position	Salary	Bonus(1)	Share Awards	All Other Compensation	Total
John T. Thomas—President and Chief Executive Officer	$		$
John W. Sweet Jr.—Executive Vice President and Chief Investment Officer
John W. Lucey—Senior Vice President—Principal Accounting and Reporting Officer
Mark D. Theine—Senior Vice President of Asset and Investment Management

(1)	Bonus amounts, if any, payable to our named executive officer will be determined by the compensation, nominating and governance committee of our board of trustees in the future

2013 Equity Incentive Plan

In connection with the consummation of this offering, we intend to adopt the Physicians Realty 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”). The purposes of the plan will be to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan. Under the plan,                  common shares will be available for issuance subject to adjustment as provided in the plan. The plan will be administered by our compensation, nominating and governance committee, which will interpret the plan and have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.

Type and Amount of Awards

The plan allows us to grant the following types of awards:

•	non-qualified options;

•	share appreciation rights, or SARs;

•	restricted shares;

•	common shares;

•	restricted share units;

•	performance awards; and

•	dividend equivalent rights.

In any calendar year, no participant may be granted awards for options, SARs, restricted shares, unrestricted shares, restricted share units, or performance awards (or any other award that is determined by reference to the value our common shares or appreciation in the value of such shares) that exceed, in the aggregate,                  underlying common shares. During a calendar year, no participant may receive performance awards intended to comply with the requirements of Section 162(m) of the Code which have an aggregate value of more than $                , and if such performance awards involve the issuance of common shares, the aggregate value of the performance awards shall be based on the fair market value of such common shares at the time of grant of the performance award. The following are descriptions of the types of awards allowed under the plan:

Stock Options

Options may be granted by our compensation, nominating and governance committee and may be nonqualified options. Options are subject to the terms and conditions, including vesting conditions, set by our compensation, nominating and governance committee. The exercise price for all options granted under the plan will be determined by our compensation, nominating and governance committee, except that no options can be granted with an exercise price that is less than 100% of the fair market value of our common shares on the date of grant. The term of all options granted under the plan will be determined by our compensation, nominating and governance committee, but may not exceed 10 years. Each option will be exercisable at such time and pursuant to such terms and conditions as determined by our compensation, nominating and governance committee in the applicable option agreement. Each option gives the participant the right to receive a number of our common shares upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), our common shares (if approved by our compensation, nominating and governance committee), or any combination of cash and such common shares or any other form of valid consideration that is acceptable to the compensation, nominating and corporate governance committee.

Share Appreciation Rights, or SARs

SARs may be granted on a stand-alone basis (i.e., not in conjunction with options granted under the plan) or may be granted in tandem with options granted under the plan. A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a common share over a specified price, known as the base price, fixed by our compensation, nominating and governance committee, which will not be less than 100% of the fair market value of our common shares on the grant date of the SAR. Payment may be made in any manner as determined by our compensation, nominating and governance committee.

Restricted Shares, Common Shares and Restricted Share Units

Restricted shares are our common shares that are forfeitable until the restrictions lapse. Unrestricted shares are our common shares that are not subject to time-based, performance or other restrictions. Restricted share units are rights granted as an award to receive our common shares, conditioned upon the satisfaction of restrictions imposed by our compensation, nominating and governance committee. Our compensation, nominating and governance committee will determine the restrictions for each award and the purchase price in the case of restricted shares, if any. Restrictions on the restricted shares and restricted share units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted share units, the occurrence of a specific event. Vesting of restricted shares and restricted share units is conditioned upon the participant’s continued employment among other restrictions that may apply. Participants do not have voting rights in restricted share units. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted shares and/or restricted share units.

Performance Awards

Our compensation, nominating and governance committee is authorized to grant performance awards under the 2013 Equity Incentive Plan, on which the right of a participant to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, may be subject to such performance conditions during a specified period as may be specified by our compensation, nominating and governance committee. Performance and incentive awards may be settled in cash, our common shares or other consideration, or any combination thereof. Our compensation, nominating and governance committee will determine award terms, including the required performance goals, the corresponding amounts payable upon achievement of such performance goals, termination and forfeiture provisions and the form of settlement (including, maximum or minimum settlement values), so long as such provisions are not inconsistent with the terms of the 2013 Equity Incentive Plan. To the extent our compensation, nominating and governance committee determines that Code Section 162(m) shall apply to a performance award granted under the 2013 Equity Incentive Plan, it is our intent that performance awards constitute “performance-based compensation” within the meaning of Code Section 162(m) and the regulations thereunder and, accordingly, in such case, all performance goals shall be objective and otherwise meet the requirements of Code Section 162(m). In certain circumstances, our compensation, nominating and governance committee may, in its discretion, modify the performance measures or objectives and/or the performance period. In addition, our compensation, nominating and governance committee, in its discretion, may reduce the amount of a settlement of a performance or incentive award, but may not increase the amount payable to a participant, unless such award is not intended to qualify under Code Section 162(m). To the extent an award is subject to Code Section 409A, such award shall be in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance thereunder. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Dividend Equivalent Rights

Our compensation, nominating and governance committee is authorized to grant a dividend equivalent right, either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional common shares. Any such reinvestment shall be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash, common shares, or a combination thereof, in a single payment or in installments. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent may be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right granted as a component of another award may contain terms and conditions different from such other award.

Other Awards

Our compensation, nominating and governance committee may grant other forms of awards payable in cash or our common shares if our compensation, nominating and governance committee determines that such other form of award is consistent with the purpose and restrictions of the plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Performance Criteria

Awards of restricted shares, restricted share units, performance awards and other awards (whether relating to cash or common shares) under the 2013 Equity Incentive Plan may be made subject to the attainment of specific levels of one or more of the following measures (“Performance Criteria”): cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margins; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common shares; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to shareholders. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, to the extent Section 162(m) of the Code is applicable, our compensation, nominating and governance committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

Change in Control

Our compensation, nominating and governance committee may, in order to maintain a participant’s rights in the event of any change in control of our company, (1) make any adjustments to an outstanding award to reflect such change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the compensation, nominating and governance committee may cancel any outstanding awards (whether or not vested and whether or not any performance goals or any performance period is met) as of the date of the change in control in exchange for a payment in cash, shares of the corporation resulting from the change in control or no payment at all, depending upon the value of such award. Our compensation, nominating and governance committee may include further provisions in any award agreement as it may deem desirable regarding a change in control, including, but not limited to, providing for accelerated vesting or payment of an award upon a change in control.

Amendment and Termination

Unless the plan is earlier terminated by our board of trustees, the plan will automatically terminate on the date which is ten years following the effective date of the plan. Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. Our compensation, nominating and governance committee is permitted to amend the plan or the terms and conditions of outstanding awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent. Our board of trustees must approve any increase in the number of shares issuable under the plan. Shareholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NYSE.

Transferability

Unless otherwise determined by our compensation, nominating and governance committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution. Our compensation, nominating and governance committee will have sole discretion to permit the transfer of an award to certain family members and other entities specified in the plan.

Adjustments

In the event that a dividend or other distribution (whether in the form of cash, common shares, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of common shares or other securities of the Company, issuance of warrants or other rights to purchase common shares or other securities of the Company, or other similar corporate transactions or event affects the fair value of an award, such that our compensation, nominating and governance committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the compensation, nominating and governance committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding options and other awards. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such adjustment will be obtained if required to comply with applicable law or the rules of the NYSE.

401(k) Plan

We expect to implement in the future and maintain a 401(k) plan for our eligible employees, including our named executive officers. We expect, in the future, to make matching contributions and/or profit sharing contributions to the 401(k) plan. We expect the plan will provide that an employee’s deferrals under our 401(k) plan are 100% vested and nonforfeitable when made to the plan.

Health and Welfare Benefits

We intend to provide a competitive benefits package to all full-time employees which is expected to include health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operating in favor of officers and directors and will be available to all full-time employees.

Trustee Compensation

Upon the consummation of this offering, each of our non-employee trustees will receive the following as compensation for services as a trustee: an initial equity grant of restricted shares with a grant-date fair value of $         and an annual cash retainer of $         . The equity awards granted to our trustees will be made pursuant to our 2013 Equity Incentive Plan. The restricted share awards that will be granted to our trustees upon completion of this offering are expected to vest in three equal installments, with the first installment vesting on the first anniversary of the date of grant and the second and third installments vesting on the second and third anniversaries of the date of grant, respectively, subject to the trustee’s continued service on our board of trustees. Our lead independent trustee will serve as chairman of the board of trustees and will receive an additional annual cash retainer of $         . The trustee who serves as chair of the audit committee will receive an additional annual cash retainer of $         , and the trustees who serve as chair of the compensation, nominating and corporate governance committee will receive an additional annual cash retainer of $         . Mr. Thomas, our President and Chief Executive Officer, will not receive compensation for his services as trustee. In addition, we will provide each non-employee trustee with compensation of (i) $         for each duly convened meeting of the board of trustees attended in person by such trustee, (ii) $         for each duly convened meeting of the board of trustees attended telephonically by such trustee and (iii) $         for each duly convened meeting of one of the committees of the board of trustees attended in person by a non-employee member of such committee, and (iv) $         for each duly convened meeting of one of the committees of the board of trustees attended telephonically by such trustee. All members of our board of trustees will be reimbursed for their reasonable costs and expenses incurred in attending our board meetings up to $         per year.

Employment Agreements

We intend to enter into employment agreements with all of the following executive officers, with each such agreement to be effective prior to the completion of this offering.

Employment Agreement with John T. Thomas

We intend to enter into an employment agreement with Mr. Thomas pursuant to which Mr. Thomas will agree to serve as our President and Chief Executive Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions or unless either we or Mr. Thomas provide the other notice of non-renewal at least 60 days prior to the expiration of the initial or a renewal term. This employment agreement will provide that Mr. Thomas will be entitled to an annual base salary of $         , subject to such annual increases as the compensation, nominating and governance committee may approve, reimbursement of up to $         annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Thomas will also be eligible for an annual cash bonus of up to 100% of his base salary for each calendar year during his employment based on a combination of Mr. Thomas’s continued employment with us and the achievement of certain performance goals established by our Board. This employment agreement will also provide that we will grant to Mr. Thomas, on or as soon as administratively practicable after the date of the completion of this offering (and in no event later than 60 days after the date of the completion of this offering), an award of restricted shares under the 2013 Equity Incentive Plan, which award will have a value of $         with the number of shares being determined by the public offering price in this offering and which will vest over a three-year period, equally on the first, second, and third anniversary of the employment agreement’s effective date, subject to any forfeiture or acceleration provisions set forth in the restricted share agreement and the 2013 Equity Incentive Plan.

Mr. Thomas’s employment agreement will provide that it may be terminated at any time, without severance, by us for “cause” or by Mr. Thomas if without “good reason,” however, upon such termination of employment, Mr. Thomas would be entitled to receive (i) his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods ending before the termination date (collectively, the “Accrued Obligations”), payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) any nonforfeitable benefits payable to him under any deferred compensation, incentive, or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan (“Nonforfeitable Benefits”). If Mr. Thomas’s employment were terminated by us without “cause” or by Mr. Thomas for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the then current term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Thomas’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Thomas under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Thomas would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Thomas’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Thomas for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Thomas would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Thomas’s employment were terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Thomas during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Thomas incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay.

For purposes of this employment agreement, “cause” will be limited to: (i) the executive engaging in any act of fraud, dishonesty, theft, misappropriation or embezzlement of funds or misrepresentation with respect to us; (ii) the executive’s conviction or plea of no contest with respect to any felony or other crime involving moral turpitude; (iii) the executive’s material breach of his obligations under the employment agreement, without limitation, breach of the covenants set forth in Section 9 (Protection of Confidential Information) and Section 10 (Restrictive Covenants) or the refusal of the executive to perform his job duties as directed by our Board, which the executive failed to cure within 30 days after receiving written notice from our Board specifying the alleged breach; (iv) violation of any material duty or obligation to us or of any direction or any rule or regulation reasonably established by our Board, which the executive failed to cure within 30 days after receiving written notice from our Board specifying the alleged violation; or (v) insubordination or misconduct in the performance of, or neglect of, the executive’s duties which the executive failed to cure within 30 days after receiving written notice from our Board specifying the alleged insubordination, misconduct, or neglect. “Good Reason” will be defined as any of the following occurrences (without the executive’s consent): (i) being assigned to a position other than President and Chief Executive Officer (other than for “cause” or by reason of his “disability”) or assigned duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in the executive’s authority, duties or responsibilities; or (ii) being directed to report to anyone other than our Board if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; provided that the executive has notified us within the first 90 days following the initial date of such change in assignment or reporting duties that the executive regards such change in assignment or reporting duties as grounds justifying his resignation for “good reason” and we have failed to cure such change in assignment or reporting duties within 90 days following its receipt of such notice from the executive; and provided further that the executive resigns for “good reason” within six months following the initial existence of a change in assignment or reporting duties that constitute “good reason.” “Disability” will be defined as the executive being incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents the executive from satisfactorily performing the essential functions of his job for us on a full-time basis for at least 90 days in a calendar year.

Employment Agreement with John W. Sweet Jr.

We intend to enter into an employment agreement with Mr. Sweet pursuant to which Mr. Sweet will agree to serve as our Executive Vice President and Chief Investment Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions or unless either we or Mr. Sweet provide the other with notice of non-renewal at least 60 days prior to the expiration of the initial or a renewal term. This employment agreement will provide that Mr. Sweet will be entitled to an annual base salary of $         , subject to such annual increases as the compensation, nominating and governance committee may approve, reimbursement of up to $         annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Sweet will also be eligible for an annual cash bonus of up to 100% of his base salary for each calendar year during his employment based on a combination of Mr. Sweet’s continued employment with us and the achievement of certain performance goals established by our Board. This employment agreement will also provide that we will grant to Mr. Sweet, on or as soon as administratively practicable after the date of the completion of this offering (and in no event later than 60 days after the date of the completion of this offering), an award of restricted shares under the 2013 Equity Incentive Plan, which award will have a value of $         with the number of shares being determined by the

public offering price in this offering and which will vest over a three-year period, equally on the first, second, and third anniversary of the employment agreement’s effective date, subject to any forfeiture or acceleration provisions set forth in the restricted share agreement and the 2013 Equity Incentive Plan.

Mr. Sweet’s employment agreement will provide that it may be terminated at any time, without severance, by us for “cause” or by Mr. Sweet if without “good reason,” however, upon such termination of employment, Mr. Sweet would be entitled to receive (i) the Accrued Obligations, payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Sweet’s employment were terminated by us without “cause” or by Mr. Sweet for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the then current term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Sweet’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Sweet under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Sweet would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Sweet’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Sweet for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Sweet would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Sweet’s employment were terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Sweet during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Sweet incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay. “Cause,” “good reason,” and “disability” will have the same definitions as those terms in Mr. Thomas’s employment agreement, except that “good reason” will exist if Mr. Sweet was assigned to a position other than Executive Vice President and Chief Investment Officer or if he was directed to report to anyone other than to the Company’s President and Chief Executive Officer.

Employment Agreement with Mark D. Theine

We intend to enter into an employment agreement with Mr. Theine pursuant to which Mr. Theine will agree to serve as our Senior Vice President of Asset and Investment Management for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions or unless either we or Mr. Theine provide the other with notice of non-renewal at least 60 days prior to the expiration of the initial or a renewal term. This employment agreement will provide that Mr. Theine will be entitled to an annual base salary of $         , subject to such annual increases as the compensation, nominating and governance committee may approve, reimbursement of up to $         annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Theine will also be eligible for an annual cash bonus of up to 100% of his base salary for each calendar year during his employment based on a combination of Mr. Theine’s continued employment with us and the achievement of certain performance goals established by our Board. This employment agreement will also provide that we will grant to Mr. Theine, on or as soon as administratively practicable after the date of the completion of this offering (and in no event later than 60 days after the date of the completion of this offering), an award of restricted shares under the 2013 Equity Incentive Plan, which award will have a value of $         with the number of shares being determined by the public offering price in this offering and which will vest over a three-year period, equally on the first, second, and third anniversary of the employment agreement’s effective date, subject to any forfeiture or acceleration provisions set forth in the restricted share agreement and the 2013 Equity Incentive Plan.

Mr. Theine’s employment agreement will provide that it may be terminated at any time, without severance, by us for “cause” or by Mr. Theine if without “good reason,” however, upon such termination of employment, Mr. Theine would be entitled to receive (i) the Accrued Obligations, payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Theine’s employment were terminated by us without “cause” or by Mr. Theine for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the then current term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Theine’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Theine under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Theine would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Theine’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Theine for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Theine would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Theine’s employment were terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Theine during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Theine incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay. “Cause,” “good reason,” and “disability” will have the same definitions as those terms in Mr. Sweet’s employment agreement, except that “good reason” will exist if Mr. Theine is assigned to a position other than Senior Vice President of Asset and Investment Management.

Employment Agreement with John W. Lucey

We intend to enter into an employment agreement with Mr. Lucey pursuant to which Mr. Lucey will agree to serve as our Senior Vice President—Principal Financial and Accounting Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions or unless either we or Mr. Lucey provide the other with notice of non-renewal at least 60 days prior to the expiration of the initial or a renewal term. This employment agreement will provide that Mr. Lucey will be entitled to an annual base salary of $         , subject to such annual increases as the compensation, nominating and governance committee of our board of trustees may approve, reimbursement of up to $         annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Additionally, the employment agreement will provide that for the remainder of 2013, we will reimburse Mr. Lucey up to $         for any premiums he pays for medical or dental insurance coverage for himself and his eligible dependents. Mr. Lucey will also be eligible for an annual cash bonus of up to 50% of his base salary for each calendar year during his employment based on a combination of Mr. Lucey’s continued employment with us and the achievement of certain performance goals established by our Board. This employment agreement will also provide that we will grant to Mr. Lucey, on or as soon as administratively practicable after the date of the completion of this offering (and in no event later than 60 days after the date of the completion of this offering), an award of restricted shares under the 2013 Equity Incentive Plan, which award will have a value of $         with the number of shares being determined by the public offering price in this offering and which will vest over a three-year period, equally on the first, second, and third anniversary of the employment agreement’s effective date, subject to any forfeiture or acceleration provisions set forth in the restricted share agreement and the 2013 Equity Incentive Plan.

Mr. Lucey’s employment agreement will provide that it may be terminated at any time, without severance, by us for “cause” or by Mr. Lucey if without “good reason,” however, upon such termination of employment, Mr. Lucey would be entitled to receive (i) the Accrued Obligations, payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Lucey’s employment were terminated by us without “cause” or by Mr. Lucey for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the then current term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Lucey’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Lucey under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Lucey would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Lucey’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Lucey for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Lucey would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Lucey’s employment were terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits and subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Lucey during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Lucey incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay. “Cause,” “good reason,” and “disability” will have the same definitions as those terms in Mr. Thomas’s employment agreement, except that “good reason” will exist if Mr. Lucey was assigned to a position other than Senior Vice President—Principal Financial and Accounting Officer or if he was directed to report to anyone other than to the Company’s Executive Vice President—Chief Investment Officer and Chief Financial Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

We will acquire interests in the entities that own our initial properties, as well as certain other assets and liabilities, from the Ziegler Funds in the formation transactions pursuant to contribution agreements. Mr. Sweet, our Executive Vice President and Chief Investment Officer, Mr. Theine, our Senior Vice President of Asset and Investment Management and Mr. Baumgartner, who will become a trustee upon completion of this offering, are currently employees of Ziegler and Messrs. Sweet and Baumgartner have direct or indirect interests in one or more of the Ziegler Funds. We did not conduct arm’s-length negotiations with respect to all of the terms of the formation transactions. The Ziegler Funds have entered into contribution agreements with our operating partnership, pursuant to which they will contribute their interests in the Ziegler Funds to our operating partnership in exchange for OP units, substantially concurrently with the completion of this offering. See “Structure and Formation of Our Company—Formation Transactions.”

The following table sets forth the consideration to be received by our trustees and our named executive officers in connection with the formation transactions, assuming a price per share of our common shares equal to the midpoint of the price range set forth on the front cover of this prospectus.

Prior Investors	Relationship with Us	Number of OP Units Received in Formation Transactions(1)	Total Value of Formation Transaction Consideration
John Sweet	Executive Vice President and Chief Investment Officer
Mark Baumgartner	Trustee Nominee

(1)	Number of OP units is based on pro rata interest in the Ziegler Funds.

We have not obtained independent third-party appraisals of our properties. Accordingly, there can be no assurance that the fair market value of the OP units that we issue to the Ziegler Funds will not exceed the fair market value of the properties and other assets acquired by us in the formation transactions. See “Risk Factors—Risks Related to Our Formation and Structure—We generally have not received recent, independent appraisals of our initial properties to determine the consideration to be paid for those properties in the formation transactions. As a result, the price that we will pay for our initial properties in the formation transactions may exceed their aggregate fair market value” and “Structure and Formation of Our Company—Determination of Consideration Payable for Our Properties.”

Partnership Agreement

In connection with the completion of the formation transactions, we will enter into an amended and restated partnership agreement with the various persons receiving OP units in the formation transactions, including certain trustees and officers of our company. As a result, these persons will become limited partners of our operating partnership. See “Description of the Partnership Agreement of Physicians Realty L.P.” Upon completion of this offering and the formation transactions, our officers and trustees will own     % of the outstanding OP units (or     % if the underwriters’ overallotment option is exercised in full).

Registration Rights

Pursuant to the terms of the partnership agreement of our operating partnership, we will agree to file, following the date on which we become eligible to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, one or more registration statements registering the issuance or resale of the common shares issuable upon redemption of the OP units issued in connection with the formation transactions. We will agree to pay all of the expenses relating to such registration statements. See “Shares Eligible for Future Sale—Registration Rights.”

Shared Services Agreement

Effective upon completion of this offering, we will enter into a shared services agreement with Ziegler pursuant to which Ziegler will provide certain support services to us, including providing office space and administrative support, accounting support, information technology services, which will include hosting and maintaining a separate and secure website, email service and other software necessary to operate our business, in a totally independent and password protected system segregated from other Ziegler sites, human resources and marketing assistance. In addition, we will have access to Ziegler’s proprietary credit research on hundreds of hospitals, hospital systems and senior living operators. We believe this arrangement with Ziegler will provide cost-effective support to us until such time as our portfolio and revenues reach a level that makes it cost-effective for us to internally build out our staff and other overhead.

The term of the shared services agreement will be five years and will provide for an annual fee of $650,000, payable to Ziegler in equal monthly installments. After the initial two years of the term, we may, at our option, elect to reduce the level of services under the agreement in which event the annual fee for the remaining period will be reduced to $500,000 per year payable in cash or in our common shares, at our option.

Mr. Baumgartner, our trustee nominee, is affiliated with and currently employed by Ziegler. Mr. Weiss, our trustee nominee, has an “immediate family member,” as defined in NYSE Rule 303A.02, that is an executive officer of Ziegler.

Reimbursement of Pre-closing Transaction Costs

We will reimburse one of the Ziegler Funds approximately $         million for organizational, legal, accounting and other similar expenses in connection with this offering and the formation transactions paid by such funds. We will reimburse the Ziegler affiliates for such expenses out of the proceeds of the offering.

2013 Equity Incentive Plan

In connection with the formation transactions, we expect to adopt a cash and equity-based incentive award plan for our trustees, officers, employees and consultants. We expect that an aggregate of                  common shares will be available for issuance under awards granted pursuant to our 2013 Equity Incentive Plan and that awards for                  common shares will be made upon closing of the offering. See “Executive Compensation—2013 Equity Incentive Plan.”

Indemnification of Officers and Trustees

Effective upon completion of this offering, our declaration of trust and bylaws will provide for certain indemnification rights for our trustees and officers and we will enter into an indemnification agreement with each of our executive officers and trustees, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or trustees, or in other capacities, to the maximum extent permitted by Maryland law. See “Certain Provision of Maryland Law and Our Declaration of Trust and Bylaws—Indemnification and Limitation of Trustees’ and Officers’ Liability.”

Payment of Accrued Management Fees

Upon completion of the formation transactions, the Ziegler Funds will pay approximately $                 in cash and will transfer approximately              of the OP Units they receive in the formation transactions to Ziegler in satisfaction of accrued management fees owed by the Ziegler Funds to Ziegler.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without a vote of our shareholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct substantially all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flows, provide regular cash distributions, maximize the value of our properties and acquire, and develop healthcare properties with cash flow growth potential. Additionally, we will seek to selectively expand and upgrade both our current properties and any newly-acquired properties. Our business will be focused primarily on healthcare properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of the investment objectives. For a discussion of our properties and our business and other strategic objectives, see “Our Business and Initial Properties.”

We expect to pursue our investment objectives through the ownership by our operating partnership of properties, but may also make investments in other entities, including joint venture entities with operating partners, structured to comply RIDEA. We currently intend to focus on healthcare properties that are strategically aligned with a healthcare delivery system in those areas in which we operate and select new markets when opportunities are available that meet our investment criteria or areas that have development potential. We anticipate that future investment and development activity will be focused primarily in the United States but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for federal income tax purposes. Provided that we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.

We may enter into joint ventures from time to time if we determine that doing so would be the most effective means of allocating capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

From time to time, we may make investments or agree to terms that support the objectives of tenants, without necessarily seeking to maximize our short-term financial return, to build long-term relationships and obtain investment opportunities that might otherwise be unavailable.

Investments in Real Estate Mortgages

We may, at the discretion of our board of trustees, invest in mortgages and other real estate interests consistent with the rules applicable to REITs. We have no current intention, however, of investing in loans secured by properties other than in connection with the acquisition of mortgage loans (or loans that may be secured by an interest in an entity that owns the underlying property) through which we expect to achieve equity ownership in the near term of the underlying healthcare properties or land that we believe is suitable for development as a healthcare related facility. Given our current intentions and objectives, our approach to investing in a mortgage loan would be similar to the approach we would undertake when seeking to directly purchase the underlying healthcare property or other property interest, all as described in more detail above. Consequently, we will be opportunistic in our evaluation of mortgages and we may invest in either first mortgages or junior mortgages that may or may not be insured by a governmental agency. There is no assurance that we would be successful in acquiring the underlying real property interest with respect to any mortgage we purchase. Investments in real estate mortgages generally are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. We do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our shareholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred shares or common shares.

Dispositions

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. While our goal is to hold assets on a long-term basis, we will regularly evaluate our healthcare property portfolio to determine whether any of our properties no longer fit our strategic objectives and whether the sale of such assets would be in the best interest of our shareholders. In the event a property no longer fits our strategic objectives or the sale of the property is in the best interests of our shareholders, we may seek to sell such assets.

Financings and Leverage Policy

The primary objective of our financing strategy is to maintain financial flexibility with a prudent capital structure using retained cash flows, long-term debt and the issuance of common and perpetual preferred shares to finance our growth. We will seek to manage our balance sheet by maintaining prudent financial ratios and leverage levels. We also plan to have staggered debt maturities that are aligned to our expected average lease term, positioning us to re-price parts of our capital structure as our rental rates change with market conditions.

We have negotiated the principal terms of a proposed $75 million senior secured credit facility that we expect to have in place at closing, or shortly following, completion of this offering. This facility is expected to have an accordion feature that may provide for up to an additional $75 million borrowing capacity as our company grows. We expect to use the proposed senior secured credit facility primarily to finance future acquisitions and developments, fund tenant improvements and capital expenditures, repay other indebtedness and provide for working capital and other general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Credit Facility.”

In seeking to finalize such a facility, we will consider factors that we deem relevant, including, but not limited to, interest rate pricing, recurring fees, flexibility of funding, security required, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations. The proposed credit facility remains subject to receipt of final commitment letters, lenders’ credit committee approval, customary lender due diligence, completion of this offering with minimum net proceeds in an amount to be determined, definitive closing documentation satisfactory to the lender, absence of any material litigation or other proceedings as well as borrower and guarantor compliance with customary covenants described above.

Our declaration of trust and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness (including recourse or non-recourse debt, cross collateralized debt, etc.). Furthermore, our board of trustees may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors.

To the extent that our board of trustees determines to obtain additional capital, we may, without shareholder approval, issue debt or equity securities, including additional OP units, retain earnings (subject to the REIT distribution requirements for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us generally will be contributed to our operating partnership in exchange for additional OP units which will correspondingly dilute the ownership interests of the limited partners of our operating partnership.

Lending Policies

We have not made any loans to third parties, although we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

To the extent that our board of trustees determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Existing shareholders will have no preemptive rights to common or preferred shares or units issued in any securities offering by us, and any such offering might cause a dilution of a shareholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of our beneficial interest or operating partnership units in connection with acquisitions of property.

We may, under certain circumstances, purchase our common shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase our common shares or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

Overview. Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our trustees and officers to our company. Our officers and certain of our trustees will be limited partners of our operating partnership.

Unless otherwise provided for in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders, collectively. We will be under no obligation to consider the separate interests of the limited partners of our operating partnership in deciding whether to cause the operating partnership to take or decline to take any actions. In the event of a conflict between the interests of our shareholders on the one hand and the limited partners of our operating partnership on the other hand, we, as general partner of the operating partnership, will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of the operating partnership. However, for so long as we own a controlling interest in the operating partnership, any conflict that we determine cannot be resolved in a manner that is not adverse to either our shareholders or the limited partners of the operating partnership will be resolved in favor of our shareholders. We, as general partner of the operating partnership, will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners of the operating partnership in connection with such decisions.

The partnership agreement for our operating partnership expressly limits our liability by providing that neither we, as general partner of the operating partnership, nor any of our trustees, officers, agents or employees, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, trustees, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify, where it is established that (1) an act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) an indemnitee received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the indemnitee had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement. The partnership agreement provides that we are not be liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no obligation or liability of the general partner will be personally binding upon any of our trustees, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our trustees or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission. Our operating partnership must indemnify us, our trustees and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Sale or Refinancing of Properties. Upon the sale of certain of the properties to be owned by us at the completion of the formation transactions, certain unitholders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common shares. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

Policies Applicable to All Trustees and Officers. Our declaration of trust and bylaws do not restrict any of our trustees, officers, shareholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy will provide that the audit committee of our board of trustees will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party before approving such transaction. We will also adopt a code of business conduct and ethics, which will provide that all of our trustees, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See “Management—Code of Business Conduct and Ethics.” However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between a Maryland corporation and a director or between a Maryland corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of the board, and the board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to the shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Our bylaws contain a provision making these provisions applicable to any contract or other transaction between us and any of our trustees or between us and any other trust, corporation, firm or other entity in which any of our trustees is a trustee or director or has a material financial interest.

Furthermore, under Delaware law (where our operating partnership is formed), we, as general partner of our operating partnership, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such director or executive officer is a director (or has similar position) or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested trustees. Where appropriate, in the judgment of our disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of trustees will have no obligation to do so.

Policies With Respect To Other Activities

We will have authority to offer common shares, preferred shares or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Physicians Realty L.P.” we expect, but are not obligated, to issue common shares to holders of OP units upon some or all of their exercises of their redemption rights. Except in connection with the initial capitalization of our company and our operating partnership or the formation transactions, we have not issued common shares, units or any other securities in exchange for property or any other purpose, and our board of trustees has no present intention of causing us to repurchase any common shares. Our board of trustees has the authority, without further shareholder approval, to amend our declaration of trust to increase or decrease the number of authorized common or preferred shares and authorize us to issue additional common or preferred shares, in one or more classes or series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Shares of Beneficial Interest.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless our board of trustees determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our shareholders annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Overview

Our Company

We were formed as a Maryland real estate investment trust in April 2013 and will commence operations upon completion of this offering and the formation transactions. We will conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through limited partnerships, limited liability companies or other subsidiaries, as described below under “—Our Operating Partnership.” We are the sole general partner of our operating partnership and, upon completion of this offering and the formation transactions, will own approximately % of the partnership interests in our operating partnership. Our board of trustees will oversee our business and affairs.

Our Operating Partnership

Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for partnership interests therein. Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of Physicians Realty L.P.” Our board of trustees will manage our business and affairs.

Beginning on the first anniversary of the completion of the formation transactions, each limited partner of our operating partnership will have the right to require our operating partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of our common shares at the time of the redemption, or, at our election, common shares on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described under the section entitled “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.” With each redemption of OP units, our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses will increase. See “Description of the Partnership Agreement of Physicians Realty L.P.”

Formation Transactions

We will acquire interests in the entities that own our initial properties, as well as certain other operating assets and liabilities, from the Ziegler Funds in the formation transactions pursuant to contribution agreements. Mr. Sweet, our Executive Vice President and Chief Investment Officer, Mr. Theine, our Senior Vice President of Asset and Investment Management and Mr. Baumgartner, who will become a trustee upon completion of this offering, are currently employees of Ziegler and Messrs. Sweet and Baumgartner own direct or indirect interests in one or more of the Ziegler Funds. We did not conduct arm’s-length negotiations with respect to all of the terms of the formation transactions. The Ziegler Funds have entered into contribution agreements with us and our operating partnership, pursuant to which they will contribute their interests in the Ziegler Funds to us or our operating partnership in exchange for OP units substantially concurrently with the completion of this offering. See “Structure and Formation of Our Company—Formation Transactions.” The value of the consideration to be paid to the Ziegler Funds in the formation transactions will be based upon the terms of the applicable contribution agreements. An appraisal of our initial portfolio and other assets was not obtained. See “Structure and Formation of Our Company—Our Structure—Determination of Consideration Payable for Our Properties.”

The numbers and values of OP units set forth below and herein assume a value per OP unit equal to the price to the public of our common shares in this offering based upon the midpoint of the price range set forth on the front cover of this prospectus. Pursuant to the terms of the contribution agreements entered into with the Ziegler Funds, the value to be received by them in exchange for their contribution of interests in the properties in our initial portfolio is fixed. As a result, in the event the price to the public in this offering is less than the midpoint of the price range set forth on the front cover of this prospectus, the value of the OP units issuable to the Ziegler Funds will decrease. Similarly, in the event the price to the public in this offering is greater than the midpoint of the price range set forth on the front cover of this prospectus, the value of the OP units issuable to prior investors will increase.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrently with the completion of this offering.

•

We will sell                  common shares in this offering and an additional                  shares if the underwriters exercise their additional allotment option in full. We will contribute the net proceeds of this offering to our operating partnership in exchange for partnership interests in our operating partnership.

•

Our operating partnership will acquire from the Ziegler Funds equity interests in the entities that directly or indirectly own interests in 19 properties, as well as certain operating assets and liabilities in exchange for an aggregate of                  OP units, valued at approximately $         million (based on the mid-point of the price range set forth on the cover page of this prospectus).

•	We will acquire a 50% joint venture equity interest in the Arrowhead Commons property not owned by the Ziegler Funds for approximately $850,000, resulting in us owning 100.0% of this property.

•

Our operating partnership intends to use approximately $         million of the net proceeds of this offering to repay approximately $         million of outstanding indebtedness secured by certain of the initial properties. We will also assume $         million of mortgage debt related to the properties that we acquire. As a result, we expect to have approximately $         million of total debt outstanding upon completion of our formation transactions and this offering and approximately $         million of cash.

•

Messrs. Sweet and Theine, currently the principal managers of the Ziegler Funds and our initial properties, will become our Executive Vice President and Chief Investment Officer and Senior Vice President of Asset and Investment Management, respectively.

•

We intend to enter into employment agreements with our executive officers and issue an aggregate of                  restricted common shares to our officers and trustees pursuant to our 2013 Equity Incentive Plan. See “Executive Compensation.”

•

In accordance with the terms of our operating partnership’s partnership agreement, holders of OP units issued in the formation transactions will have certain registration rights covering the resale of our common shares issued or issuable, at our option, in exchange for their OP units.

Benefits of the Formation Transactions to Related Parties

In connection with this offering and the formation transactions, the Ziegler affiliates will receive material benefits described in “Certain Relationships and Related Transactions,” including those described below. All amounts are based on a value equal to the midpoint of the price range on the front cover of this prospectus.

•

Mr. Sweet, our Executive Vice President and Chief Investment Officer, owns a     % interest in Ziegler Funds that will receive OP units having an aggregate value of approximately $         in connection with the formation transactions.

•

Mr. Baumgartner, who will become a trustee upon completion of this offering, owns an indirect     % interest in Ziegler Funds that will receive OP units having an aggregate value of approximately $         in connection with the formation transactions.

•

Pursuant to the terms of the partnership agreement of our operating partnership, we will agree to file, following the date on which we become eligible to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, one or more registration statements registering the issuance or resale of the common shares issuable upon redemption of the OP units issued in connection with the formation transactions. We will agree to pay all of the expenses relating to such registration statements. See “Shares Eligible for Future Sale—Registration Rights.”

•

We intend to enter into employment agreements with our named executive officers, effective prior to completion of this offering. The material terms of the agreements with our named executive officers are described under “Executive Compensation—Employment Agreements” and “Executive Compensation—Summary Compensation Table.”

•

We will reimburse one of the Ziegler Funds approximately $         million for organizational, legal, accounting and other similar expenses in connection with this offering and the formation transactions paid by such funds. We will reimburse the Ziegler affiliates for such expenses out of the proceeds of the offering.

•

Upon completion of the formation transactions, the Ziegler Funds will pay approximately $                 in cash and will transfer approximately              of the OP Units they receive in the formation transactions to Ziegler in satisfaction of accrued management fees owed by the Ziegler Funds to Ziegler.

•

We intend to enter into indemnification agreements with our trustees and executive officers effective upon the closing of this offering, providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors.

•

We intend to adopt our 2013 Equity Incentive Plan, under which we may grant equity incentive awards to our trustees, officers, employees and consultants. Upon completion of this offering, we will issue an aggregate of                  shares of restricted common shares to Messrs. Thomas, Sweet, Lucey and Theine, and an aggregate of                  shares of restricted common shares to our independent trustees (based on the midpoint of the price range set forth on the cover of this prospectus). See “Executive Compensation—2013 Equity Incentive Plan.”

Our Structure

The following diagram depicts our expected ownership structure upon completion of this offering and the formation transactions. Our operating partnership will own the various properties in our portfolio directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings. All amounts are based on the midpoint of the price range set forth on the front cover page of this prospectus.

Determination of Consideration Payable for Our Properties

The value of the consideration to be paid to the Ziegler Funds in the formation transactions will be based upon the terms of the applicable contribution agreements. The actual value of the consideration to be paid by us to each of the Ziegler Funds, in the form of OP units, ultimately will be determined at pricing of this offering based on the initial public offering price of our common shares, which will be determined as described below under the heading “—Determination of Offering Price.” The purchase price for the 50% joint venture interest in the Arrowhead Commons property was negotiated between us and the third party owner of the joint venture interest.

We have not obtained independent third-party appraisals of the properties in our initial portfolio or the other assets we will acquire in the formation transactions. Accordingly, there can be no assurance that the fair market value of the OP units that we pay or issue to the Ziegler Funds will not exceed the fair market value of the properties and other assets acquired by us in the formation transactions. See “Risk Factors—Risks Related to Our Formation and Structure—We generally have not received recent, independent appraisals of our initial properties to determine the consideration to be paid for those properties in the formation transactions. As a result, the price that we will pay for our initial properties in the formation transactions may exceed their aggregate fair market value.”

Determination of Offering Price

Prior to this offering, there has been no public market for our common shares. The initial public offering price for our common shares in this offering will be negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common shares, the representatives of the underwriters will consider, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value of the properties and assets to be acquired in the formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after this offering.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF PHYSICIANS REALTY L.P.

The following summarizes the material terms of the agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our operating partnership, a Delaware limited partnership. We will conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, the general partner will have full, complete and exclusive responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, to make distributions to partners and to cause changes in our operating partnership’s business activities.

Transferability of Interests

Holders of OP units of our operating partnership may not transfer their units without our consent, as general partner of the operating partnership. We may not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction that results in a change in control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or our subsidiaries);

•

as a result of such transaction, all limited partners (other than our company or our subsidiaries) will receive, or have the right to receive, for each OP unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of OP units (other than those held by our company or our subsidiaries) shall be given the option to exchange its OP units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (A) our shareholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each OP unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by a holder of one of our common shares.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for OP units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement, including those of the general partner, and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may cause the general partner to (i) transfer all or any portion of its general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner, and (ii) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common shares is listed.

We, through a wholly owned subsidiary in which we serve as the general partner, without the consent of the limited partners, may (i) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our operating partnership in a transaction pursuant to which the limited partners (other than us or any of our subsidiaries) receive consideration as set forth above.

Capital Contributions

We will contribute, directly, to our operating partnership substantially all of the net proceeds of this offering and the concurrent private placement as a capital contribution in exchange for additional OP units. Upon completion of the formation transactions, this offering and the concurrent private placement and the contribution of the net proceeds of this offering and the concurrent private placement to our operating partnership, we will own an approximate     % (    % if the underwriters exercise their overallotment option in full) partnership interest in our operating partnership, including general and OP units, directly. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, the general partner will revalue the property of our operating partnership to its fair market value (as determined by the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by the general partner) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, limited partners, other than us, will receive redemption rights, which will enable them to cause our operating partnership to redeem their OP units in exchange for cash or, at our operating partnership’s option, for common shares on a one-for-one basis, commencing one year from the date of issuance of such units. Redemptions will generally occur only on the first day of each calendar quarter. Limited partners must submit an irrevocable notice to our operating partnership of the intention to be redeemed no less than 60 days prior to the redemption date, and each limited partner must submit for redemption at least 1,000 OP units or, if such limited partner holds less than 1,000 OP units, all the OP units owned by such limited partner. The number of common shares issuable upon redemption of OP units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

•	result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, our operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or OP units for purposes of complying with the registration provisions of the Securities Act.

The general partner may, in its sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with any repurchase by us of any securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

•	all administrative costs and expenses, including salaries and other payments to trustees, officers or employees;

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;

•	all expenses incurred by us relating to any issuance or redemption of OP units; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to health care properties that, in the future, may be owned by us directly rather than by our operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to oversee our management in a manner consistent with our best interests. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to us. The partnership agreement provides that in the event of a conflict between the interests of our shareholders on the one hand and the limited partners of the operating partnership on the other hand, as general partner we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners; provided, however, that so long as we own a controlling interest in the operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our shareholders or the limited partners shall be resolved in favor of our shareholders and we shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by the general partner in its sole discretion, to us and the other limited partners in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

LTIP units are a class of OP units in our operating partnership and, if issued, will receive the same regular per-unit profit distributions as the other outstanding units in our operating partnership. We have no current plan to issue any LTIP units. LTIP units, if issued, will not have full parity with other outstanding units with respect to liquidating distributions. Generally, under the terms of the LTIP units, if issued, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the last revaluation of our operating partnership assets until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding OP units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our OP units, the

LTIP units will achieve full parity with our other OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, the general partner shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to (i) the difference between our predecessor’s adjusted tax basis in our portfolio and the proceeds of the offering that we will contribute to our operating partnership in exchange for OP units and (ii) contributed property acquired for OP units for which fair market value differs from the adjusted tax basis at the time of contribution. Any such election shall be binding on all partners. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our operating partnership.

Registration Rights

Pursuant to the terms of our operating partnership’s partnership agreement, following the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities and subject to certain further conditions as set forth in our operating partnership’s partnership agreement, we will be obligated to file a shelf registration statement covering the issuance or resale of common shares received by limited partners upon redemption of their OP units will agree:

•	to use our commercially reasonable efforts to have the registration statement declared effective;

•	to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;

•	to list our common shares issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which our common shares are then listed; and

•

to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

As a condition to our obligations with respect to such registration, each limited partner will agree:

•	that no limited partner will offer or sell common shares that are issued upon redemption of their OP units until such shares have been included in an effective registration statement;

•

that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period);

•

that if we propose an underwritten public offering, each limited partner will agree not to effect any offer, sale or distribution of our shares during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and

•

to indemnify us and each of our officers, trustees and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

Subject to certain exceptions, our operating partnership will pay all expenses in connection with the exercise of registration rights under our operating partnership’s partnership agreement.

Amendments of the Partnership Agreement

The general partner, without the consent of the limited partners, may amend the partnership agreement in any respect; provided that the following amendments require the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries):

•

any amendment affecting the operation of the conversion factor (for holders of LTIP units) or the redemption right (except as otherwise provided in the partnership agreement) in a manner that adversely affects the limited partners in any material respect;

•

any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional OP units pursuant to the partnership agreement;

•

any amendment that would alter our operating partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of additional OP units pursuant to the partnership agreement; or

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership.

Indemnification and Limitation of Liability

The limited partners of our operating partnership expressly acknowledge that the general partner of our operating partnership is acting for the benefit of our operating partnership, the limited partners (including us) and our shareholders collectively and that we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our operating partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our shareholders on the one hand, and the limited partners of our operating partnership on the other hand, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners, provided however, that so long as we own a controlling interest in our operating partnership, any such conflict that the general partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either our shareholders or the limited partners will be resolved in favor of our shareholders, and neither the general partner nor our company will be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

To the extent permitted by applicable law, the partnership agreement will provide for the indemnification of the general partner, and our officers, trustees, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, the general partner of our operating partnership, and our officers, trustees, agents or employees, will not be liable for monetary damages to our operating partnership or the limited partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission so long as any such party acted in good faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term

Our operating partnership will continue indefinitely or until sooner dissolved upon:

•	the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all OP units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement will provide that the sole general partner of our operating partnership will be the tax matters partner of our operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of our common shares and common shares issuable upon redemption of OP units immediately following the completion of this offering and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common shares immediately following the completion of this offering, (2) each of our trustees, trustee nominees and named executive officers, and (3) all of our trustees, trustee nominees and executive officers as a group. This table assumes that the formation transactions and this offering are completed, and gives effect to the expected issuance of common shares and OP units in connection with this offering and the formation transactions (based on the midpoint of the price range set forth on the cover of this prospectus). Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold common shares as opposed to OP units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Physicians Realty Trust, 250 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202. No shares beneficially owned by any executive officer, trustee or trustee nominee have been pledged as security for a loan.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Number of Shares and Units Beneficially Owned	Percentage of All Shares	Percentage of All Shares and Units

John T. Thomas
John W. Sweet Jr.
John W. Lucey
Mark D. Theine
Tommy G. Thompson
Stanton D. Anderson
Mark A. Baumgartner
Albert C. Black, Jr.
William A. Ebinger, M.D.
Richard A. Weiss

All executive officers, trustees and trustee nominees as a group (people)

*	Less than 1.0%

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

Although the following summary describes the material terms of our shares of beneficial interest, it is not a complete description of the Maryland REIT Law, or the “MRL,” the MGCL provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. We issued 1,000 common shares in connection with our initial capitalization. Upon completion of this offering, we will repurchase these shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that we have the authority to issue without shareholder approval. Upon completion of this offering,                  common shares will be issued and outstanding on a fully diluted basis, including the                  restricted common shares granted to our trustees under our 2013 Equity Incentive Plan upon completion of this offering, or                      common shares if the underwriters’ overallotment option is exercised in full, and no preferred shares will be issued and outstanding. Our 2013 Equity Incentive Plan provides for grants of equity based awards up to an aggregate of     % of our issued and outstanding common shares (on a fully diluted basis and including shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award.

Under Maryland law, shareholders are not personally liable for the obligations of a Maryland real estate investment trust solely as a result of their status as shareholders.

Common Shares

All of the common shares offered in this offering will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to authorize us to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes it is at present essential for us to qualify as a REIT, among other purposes, our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest, which we refer to as the ownership limit.

Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any operators that manage “qualified healthcare properties” for a TRS failing to qualify as “eligible independent contractors” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transfer and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust (as described below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transfer and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT.

Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from the restrictions described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to fail to qualify as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT. Our board of trustees may from time to time increase or decrease the ownership limit for one or more persons, but any decreased ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person’s percentage ownership of our shares equals or falls below the decreased ownership limit (although any acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit). Our board of trustees may not increase the ownership limit if the increase, taking into account any expected holder limits, would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding shares.

Any attempted transfer of our shares of beneficial interest which, if effective, would result in a violation of any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in trust) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee must be paid to the charitable beneficiary.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

All certificated shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge).

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each shareholder will upon demand be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Shares Exchange Listing

We expect to apply for listing of our common shares on the NYSE under the symbol “DOC.”

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common shares to be Registrar & Transfer Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by our board of trustees but may not be less than the minimum number required by the MRL, if any, nor more than 15. Our declaration of trust also provides that, at such time as we have at least three independent trustees and a class of our common shares or preferred shares is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, at such time, except as may be provided by our board of trustees in setting the terms of any class or series of shares of beneficial interest, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our trustees will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of any class or series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, generally precludes shareholders from (i) removing incumbent trustees except for “cause” and with a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially owns 10% or more of the voting power of the real estate investment trust’s outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest in the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest in the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless our charter or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust provides that, at such time as we are eligible to make a Subtitle 8 election, we elect to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships and (3) require that a vacancy on the board be filled only by the remaining trustees and (4) require, unless called by our chairman, chief executive officer, president or the board of trustees the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of shareholders.

Meetings of Shareholders

Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. A special meeting of our shareholders to act on any matter that may properly be brought before a meeting of our shareholders will also be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Mergers; Extraordinary Transactions

Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers must be advised by our board of trustees and approved by a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if approved by our board of trustees and by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust may be amended only with the approval of our board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting, or if the date of the meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, or with respect to the first annual meeting after this offering, not more than 150 days before the date of such meeting and not less than the later of 120 days before the date of such meeting or 10 days after the date on which we first publicly announce the date of such meeting.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only by or at the direction of our board of trustees or provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of trustees to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice and shareholder requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which eliminates our trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which our declaration of trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the trustee or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the trust if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and trustees are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and trustees whereby we agree to indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or trustee to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or trustee.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding                  common shares (                 shares if the underwriters’ overallotment option is exercised in full). In addition, upon completion of this offering,                  common shares will be reserved for issuance upon redemption of OP units.

Of these shares, the                  shares sold in this offering (                 shares if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our shares set forth in our declaration of trust, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining                  common shares issued to our officers, trustees and affiliates pursuant to the 2013 Equity Incentive Plan and the common shares issuable to officers, trustees and affiliates upon redemption of OP units will be “restricted shares” as defined in Rule 144.

Prior to this offering, there has been no public market for our common shares. Trading of our common shares on the NYSE is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our common shares will develop, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares (including shares issued upon the redemption of OP units), or the perception that such sales could occur, may adversely affect prevailing market prices of our common shares. See “Risk Factors—Risks Related to this Offering.”

For a description of certain restrictions on transfers of our common shares held by certain of our shareholders, see “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of      OP units to the Ziegler Funds. Beginning on or after the first anniversary of the completion of the formation transactions, limited partners of our operating partnership and certain qualifying assignees of a limited partner will have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, common shares, subject to the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described under the section entitled “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of Physicians Realty L.P.”

Registration Rights

Pursuant to the terms of the partnership agreement of our operating partnership, we will agree to file, following the date on which we become eligible to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, one or more registration statements registering the issuance or resale of the common shares issuable upon redemption of the OP units issued in connection with the formation transactions. We will agree to pay all of the expenses relating to such registration statements.

Equity Incentive Plan

We intend to adopt our 2013 Equity Incentive Plan immediately prior to the completion of this offering. The plan will provide for the grant of equity incentive awards to our trustees, officers, employees and consultants. An aggregate of                  common shares are authorized for issuance under awards granted pursuant to the 2013 Equity Incentive Plan, of which shares                  (based on the midpoint of the price range set forth on the cover of this prospectus) will be granted to our trustees and certain non-executive employees upon completion of this offering and will be subject to the lock-up agreements discussed below. We expect that an aggregate of                  common shares will be available for future issuance under the awards granted pursuant to our 2013 Equity Incentive Plan.

We intend to file with the SEC a Registration Statement on Form S-8 covering the common shares issuable under our 2013 Equity Incentive Plan. Common shares covered by this registration statement, including any common shares issuable upon the exercise of options and restricted common shares, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, our trustees, executive officers, trustee nominees and their affiliates have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any common shares or securities convertible into, exchangeable for or exercisable for common shares owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus, without the prior written consent of Wunderlich Securities, Inc.

However, in addition to certain other exceptions, each of our trustees, trustee nominees, executive officers and their respective affiliates may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer. See “Underwriting—No Sales of Similar Securities.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the purchase, ownership and disposition of our common shares. Baker & McKenzie LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	persons who receive our common shares through the exercise of employee shares options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common shares through a partnership or similar pass-through entity.

This summary assumes that shareholders hold our shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, final, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

We were organized on April 9, 2013 as a Maryland real estate investment trust. We intend to elect to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke our S election prior to the completion of this offering. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this offering, Baker & McKenzie LLP will render an opinion that, commencing with our taxable year ending December 31, 2013, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Baker & McKenzie LLP’s opinion will be based upon various customary assumptions relating to our organization and operation, will be conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income, and the conduct of our business operations. Baker & McKenzie LLP’s opinion is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Baker & McKeznie LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of shares of our beneficial interest, and the percentage of our earnings that we distribute. Baker & McKenzie LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Baker & McKenzie LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

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If, during a calendar year, we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with any TRS may we form, or any taxable REIT subsidiaries we form in the future, that are not conducted on an arm’s-length basis.

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If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a schedule with the IRS describing each asset that caused such failure, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

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If we acquire any asset from an entity treated as a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to such entity’s basis in the asset or to another asset, we will pay tax at the highest applicable regular corporate rate (currently 35%) if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

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The earnings of our lower-tier entities that are treated as C corporations, including any TRS we may form and any taxable REIT subsidiaries we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRS we may form and any other taxable REIT subsidiaries we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2014 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining shares ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our declaration of trust provides restrictions regarding the transfer and ownership of shares of beneficial interest. See “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.” We believe that we will issue sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. If we do not issue common shares in this offering to a sufficient number of shareholders to satisfy requirement 5 above, we may subsequently issue preferred shares with a nominal liquidation preference to ensure that we have 100 shareholders prior to January 30, 2014. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the shares of which are owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.” Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a taxable REIT subsidiary. We will not be treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the shares issued by a taxable REIT subsidiary to us will be an asset in our hands, and we will treat the distributions paid to us from such taxable REIT subsidiary, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of taxable REIT subsidiaries in determining our compliance with the REIT requirements, we may use such entities to undertake activities indirectly, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of shares or securities of one or more taxable REIT subsidiaries.

A taxable REIT subsidiary pays income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” under two scenarios. Under the first scenario, rent we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements. Under the second scenario, rents that we receive from a TRS will qualify as “rents from real property” if the TRS leases a property from us that is a “qualified health care property” and such property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our initial properties generally will not be treated as “qualified health care properties.” Accordingly, we do not currently intend to lease our properties to a TRS. However, to the extent we acquire or own “qualified health care properties” in the future, we may lease such properties to a TRS.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

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income derived from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such property (“foreclosure property”); and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

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Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the shares of a taxable REIT subsidiary which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (3) we furnish noncustomary services to the tenants of the property in excess of the one percent threshold, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, none of the rent from that property would qualify as “rents from real property.”

We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

As described above, we may own up to 100% of the shares of one or more TRSs. There are two exceptions to the related-party tenant rule described in the preceding paragraph for TRSs. Under the first exception, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

Under the second exception, a TRS is permitted to lease health care properties from the related REIT as long as it does not directly or indirectly operate or manage any health care facilities or provide rights to any brand name under which any health care facility is operated. Rent that we receive from a TRS will qualify as “rents from real property” as long as the “qualified health care property” is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our properties generally will not be treated as “qualified health care properties.” Accordingly, we do not currently intend to lease properties to a TRS. However, to the extent we acquire or own “qualified health care properties” in the future, we may lease such properties to a TRS.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from leasing substantially all of its interest in the real property securing the debt, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties will be held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income. Fee income generally will not be qualifying income for purposes of either the 75% or 95% gross income tests. Any fees earned by any TRS we form, such as fees for providing asset management and construction management services to third parties, will not be included for purposes of the gross income tests.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property also includes certain “qualified health care properties” (as defined above under “—Rents from Real Property”) acquired by a REIT as a result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease).

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are generally available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	shares in other REITs; and

•

investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities (the “10% vote test” and “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or a TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the shares) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a schedule with the IRS describing each asset that caused the failure and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of:

90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/shares dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in our shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest with respect to such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to shareholders generally would be taxable as ordinary dividend income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Shareholders

This section is a summary of the rules governing the U.S. federal income taxation of U.S. shareholders and is for general information only. We urge you to consult you own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares.

As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.

A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (See—“Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non REIT corporations, such as any TRS we may form, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. shareholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the U.S. shareholder’s adjusted basis in such shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held our common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder purchases other shares of our common shares within 30 days before or after the disposition.

If we redeem shares held by a U.S. shareholder, such U.S. shareholder will be treated as having sold the redeemed shares if (1) all of the U.S. shareholder’s shares are redeemed (after taking into consideration certain ownership attribution rules) or (2) such redemption is either (i) “not essentially equivalent” to a dividend or (ii) “substantially disproportionate.” If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to such shares. U.S. shareholders are urged to consult their own tax advisors regarding the taxation of any particular redemption of our shares.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our common shares. U.S. shareholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. shareholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

This section is a summary of rules governing the U.S. federal income taxation of U.S. shareholders that are tax-exempt entities and is for general information only. We urge tax-exempt shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance (or be deemed to finance) its acquisition of common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. shareholders. The term “non-U.S. shareholder” means a holder of our common shares that is not a U.S. shareholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt shareholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex and this summary is for general information only. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Distributions

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate;

•	the non-U.S. shareholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. shareholder in its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of the non-U.S. shareholder in such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. shareholder in its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exception discussed below for distributions on a class of shares that is regularly traded on an established securities market to a less-than-5% holder of such shares, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

However, if our common shares are regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common shares will be regularly traded on an established securities market in the United States immediately following this offering. If our common shares are not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met.

If our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if (1) our common shares are treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. shareholder owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period. As noted above, we anticipate that our common shares will be regularly traded on an established securities market immediately following this offering.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. shareholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our shares are sold and the non-U.S. shareholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common shares also may be required to withhold 10% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. shareholder.

With respect to individual non-U.S. shareholders, even if not subject to FIRPTA, capital gains recognized from the sale of our common shares will be taxable to such non-U.S. shareholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

For payments after December 31, 2016, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of our common shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the shareholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For payments after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to U.S. shareholders who own our shares of our beneficial interest through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2016, on proceeds from the sale of our common shares by U.S. shareholders who own our common shares through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our operating partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We will include in our income our distributive share of each Partnership’s income and deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it will generally be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that our operating partnership and any other partnership in which we own an interest will qualify for the private placement exception.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. A book-tax difference generally is decreased on an annual basis as a result of depreciation deductions to the contributing partner for book purposes but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. In connection with our formation transactions, property which may have a built-in gain or a built-in loss will be acquired by our operating partnership in exchange for OP units. Our operating partnership will have a carryover, rather than a fair market value, adjusted tax basis in such contributed assets equal to the adjusted tax basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, we will have a lower adjusted tax basis with respect to that portion of our operating partnership’s assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This could result in lower depreciation deductions with respect to the portion of our operating partnership’s assets attributable to such contributions.

The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method our operating partnership will use to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or built-in loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or built-in loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Partnerships and their Partners—Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common shares.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, the holding, disposition or transfer of our common shares by the following (each, a “Plan”): (i) pension, profit sharing, retirement or other employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) Keogh plans, individual retirement accounts and annuities and other arrangements that are subject to Section 4975 of the Code, (iii) plans and other arrangements that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively referred to herein as, “ERISA Similar Laws”), including, without limitation, governmental plans, non-electing church plans, and foreign plans, and (iv) entities or accounts whose underlying assets include or are deemed to include “plan assets” of any such plans, accounts or arrangements.

This summary describes certain issues under ERISA and Section 4975 of the Code as currently in effect and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that may make the statements contained herein incorrect or incomplete. Moreover, no attempt is made in this summary to describe issues that may arise under federal, state or local laws that are not preempted by ERISA or the Code. In addition, this summary does not discuss the laws of any country other than the United States.

A fiduciary of a Plan subject to ERISA should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of that Plan’s assets in the common shares. Accordingly, the fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1) (D) of ERISA and (iii) whether the investment is prudent under ERISA, among other considerations. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of Plans subject to ERISA or the Code and persons who have certain specified relationships to such Plans (such persons being “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering an investment in our common shares also should consider whether the acquisition, holding, disposition or transfer of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption under ERISA or issued by the Department of Labor (the “DOL”). Similar restrictions may apply to governmental, non-electing church, and foreign plans which are not subject to ERISA or Section 4975 of the Code. Thus, those considering investing in the shares on behalf of these Plans should consider whether the acquisition, holding, disposition or transfer of the shares might violate any similar restrictions under ERISA Similar Laws.

The DOL has issued final regulations (the “DOL Regulations”), as to what constitutes assets of an employee benefit plan under ERISA and Section 4975 of the Code. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the Plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “freely transferable” and part of a class of securities that is “widely held” and either registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common shares to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain factors ordinarily will not, alone or in combination, affect the finding that the securities are “freely transferable.” We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common shares to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common shares will be “widely held” and “freely transferable,” it is expected that at the time of the initial public offering: (i) our common shares will be publicly offered securities for purposes of the DOL Regulations and (ii) that our assets will not be deemed to be “plan assets” of any Plan that invests in our common shares.

Each holder of our common shares will be deemed to have represented and agreed that its acquisition, holding, disposition or transfer of those common shares (or any interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or ERISA Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the acquisition, holding, disposition or transfer of our common shares should consult with its legal advisors regarding the consequences of such action. The sale of our common shares to a Plan is in no respect a representation by us or our affiliates, or the underwriters or their respective affiliates, that such an investment meets all of the relevant legal requirements with respect to investments by Plans, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Wunderlich Securities, Inc. is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Number of Common Shares
Wunderlich Securities, Inc.

Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer the common shares to the public at the offering price listed on the cover page of this prospectus. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                  additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase their pro rata share of the additional common shares based on the number of common shares initially purchased by each underwriter as set forth in the table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional common shares.

	Per common share		Total
	Without Overallotment	With Overallotment	Without Overallotment	With Overallotment
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds before expenses	$	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $        million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed % of the total number of common shares offered by them.

Our common shares will be approved for listing on the New York Stock Exchange under the trading symbol “DOC.”

We, our trustees, executive officers, trustee nominees and their affiliates have agreed that, without the prior written consent of Wunderlich Securities, Inc., on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of 180-day restricted period, we issue an earnings release or announce material news or a material event; or

•

prior to the expirations of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The restrictions described in the two immediately preceding paragraphs do not apply to:

•	the sale of common shares to the underwriters; or

•

the issuance by the Company of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•

with respect to our trustees and our officers, the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the applicable restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the applicable restricted period.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

This prospectus is not and under no circumstances is to be construed as a prospectus, advertisement or a public offering of the common shares under Canadian securities laws. The common shares offered hereunder have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws. No securities commission or similar regulatory authority in Canada has reviewed this prospectus or in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence.

Any offering of the common shares into Canada will only be made: (i) on a private placement Canadian prospectus-exempt basis to “accredited investors” and “permitted clients” (as such terms are respectively defined in Canada under National Instrument 45-106 Prospectus and Registration Exemptions and National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations), and (ii) in those Canadian jurisdictions where such common shares may be lawfully offered for sale and therein only by persons permitted to sell such securities. Prospective Canadian-resident investors are referred to the separate Confidential Canadian Private Placement Memorandum for additional details.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that (i) to the extent that it is carrying on business in the United Kingdom, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell the securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or will not otherwise be acting in breach of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) or cause us to be in breach of Section 19 of the FSMA; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21 (1) and (to the extent that it is a person authorised in the United Kingdom pursuant to Part IV of the FSMA) Section 238(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP. The statements under the caption “Material U.S. Federal Income Tax Considerations” as they relate to federal income tax matters have been reviewed by Baker & McKenzie LLP, and Baker & McKenzie LLP has opined as to certain income tax matters relating to an investment in our shares. Certain legal matters will be passed upon for the underwriters by Winston & Strawn LLP. Venable LLP will pass upon the validity of the common shares sold in this offering and certain other matters of Maryland law.

EXPERTS

The (1) balance sheet of Physicians Realty Trust as of April 15, 2013 and (2) combined financial statements of our Predecessor at December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012, all appearing in this Prospectus and Registration Statement have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a web site at www.docreit.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Physicians Realty Trust:
Unaudited Pro Forma Consolidated Financial Statements:
Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2013	F-3
Unaudited Pro Forma Consolidated Income Statement for the three months ended March 31, 2013	F-4
Unaudited Pro Forma Consolidated Income Statement for the year ended December 31, 2012	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6

Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-9
Consolidated Balance Sheet as of April 15, 2013	F-9
Notes to Consolidated Balance Sheet as of April 15, 2013	F-9

Ziegler Funds (“Predecessor”):
Report of Independent Registered Public Accounting Firm	F-11
Combined Balance Sheets for the years ended December 31, 2012 and 2011 and three months ended March 31, 2013	F-11
Combined Statements of Operations for the years ended December 31, 2012 and 2011 and three months ended March 31, 2013 and 2012	F-12
Consolidated Statements of Owners’ Equity for the years ended December 31, 2012 and 2011 and three months ended March 31, 2013 and 2012	F-13
Combined Statements of Cash Flows for the years ended December 31, 2012 and 2011 and three months ended March 31, 2013 and 2012	F-14
Notes to Combined Financial Statements	F-15

Physicians Realty Trust and Subsidiaries

Pro Forma Consolidated Financial Statements

(Unaudited)

Physicians Realty Trust (together with its combined entities, the “Company,” “we,” “our” or “us”) is a Maryland real estate investment trust that was formed on April 9, 2013, to acquire from the Ziegler Funds equity interests in the entities that directly or indirectly own interests in 19 properties, as well as certain operating assets and liabilities, pursuant to contribution agreements. The Company has had no corporate or business activity since its formation other than the issuance of 1,000 common shares, par value $0.01 per share (“Common Shares”), for $1,000 in cash in connection with the Company’s initial capitalization. Physicians Realty L.P. (our “Operating Partnership”) will be formed as a Delaware limited partnership. Upon completion of this offering and the related formation transactions described below, we expect our operations to be carried on through our Operating Partnership. At such time, we, as the sole general partner of our Operating Partnership, will own % of, and will have control of, our Operating Partnership. Accordingly, we will consolidate the assets, liabilities and results of operations of our Operating Partnership.

The accompanying pro forma consolidated financial statements include the operations and assets of our Predecessor, which is not a legal entity but rather a combination of real estate entities under common control by the Ziegler Funds. Our “Predecessor” includes entities owned and/or controlled by the Ziegler Funds, which own interests in 19 medical office properties. In addition, we will acquire the remaining 50% interest in the entity that owns Arrowhead Commons, not owned by the Ziegler Funds, using proceeds of the offering as part of the formation transaction.

The contribution or acquisition of interests in the controlled entities will be considered a transaction between entities that own the properties that are commonly controlled by The Ziegler Companies, Inc. and are engaged in similar activities of the Predecessor. As part of the formation transaction, the Ziegler Funds will contribute to us 100% of their ownership interests in the entities that own the properties that comprise our initial portfolio. The Ziegler Companies, Inc., through its direct and indirect wholly-owned subsidiaries, including B.C. Ziegler and Company, controls each of the four Ziegler Funds as sole manager of the three funds that are organized as limited liability companies and as sole general partner of the fund that is organized as a limited partnership and has authority to manage the day-to-day activities and operations of the four Ziegler Funds and thus is deemed to have control of the Predecessor. The Ziegler Companies, Inc. provided the initial capital for the formation of the Company and holds all of the outstanding shares of the Company prior to the offering. The Company is the sole general partner of the operating partnership. The Ziegler Companies, Inc., as sole shareholder of the Company, designated the initial trustee of the Company, John Sweet, and has approved the appointment of the additional trustees who will serve on the board commencing upon completion of the offering, as well as appointment of the Company’s officers. As a result of the foregoing, the Company has determined that the transactions pursuant to which the Ziegler Funds, which are controlled by The Ziegler Companies, Inc., will contribute the assets and liabilities of the Predecessor to the operating partnership, which is also controlled by The Ziegler Companies, Inc., are transactions among entities under common control and in accordance with ASC 805-50-30-5, the Company has determined that such transactions should be accounted for at the historical cost of the contributing entities.

Under ASC 810-10, the acquisition of the remaining 50% ownership interest in Arrowhead Commons will be accounted for at historical cost as the operating partnership will retain control of the property at the time of acquisition.

The unaudited pro forma consolidated financial statements have been derived from our Predecessor’s historical combined financial statements included elsewhere in this prospectus. The unaudited pro forma balance sheet as of March 31, 2013 is presented to reflect adjustments to the Predecessor’s historical combined balance sheets as of March 31, 2013 as if the offering and the related formation transactions were completed on March 31, 2013. The unaudited pro forma consolidated statements of operations for the twelve months ended December 31, 2012 and for the three months ended March 31, 2013 are presented as if the offering and the related formation transaction were completed on January 1, 2012. The following unaudited pro forma financial statements should be read in conjunction with (i) the Predecessor’s historical audited combined financial statements as of December 31, 2012 and 2011 and (ii) the “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what our actual financial position would have been as of December 31, 2012 or March 31, 2013 assuming the offering and the related formation transactions had all been completed on January 1, 2012, and what actual results of operations would have been for the twelve months ended December 31, 2012 and three months ended March 31, 2013 assuming the offering and the related formation transactions were completed subsequent to January 1, 2012, are not indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

Physicians Realty Trust

Pro Forma Consolidated Balance Sheet

March 31, 2013

(Unaudited)

			Acquisitions
	Physicians Realty Trust	Predecessor	Arrowhead Commons	Pro Forma Before Offering	Proceeds From Offering	Use of Proceeds		Other Adjustments		Company Pro Forma
	A	B	C		D
Assets
Real estate, at cost
Income producing property	—	$89,763,369	—	89,763,369	—	—		—		$89,763,369
Tenant improvements	—	5,187,149	—	5,187,149	—	—		—		5,187,149
Property Under Development	—	674,773	—	674,773	—	—		—		674,773
Land	—	15,463,667	—	15,463,667	—	—		—		15,463,667

Accumulated depreciation	—	17,261,118	—	17,261,118	—	—		—		17,261,118

Real estate investments—net	—	93,827,840	—	93,827,840	—	—		—		93,827,840

Cash and cash equivalents	$1,000	2,661,032	—	2,662,032	91,426,000	(38,887,582	)E	—		55,200,450
Accounts receivable, net	—	511,738	—	511,738	—	—		—		511,738
Deferred Costs	—	1,037,196	—	1,037,196	—	—		531,106	F	1,568,302
Intangibles	—	5,055,650	—	5,055,650	—	—		—		5,055,650
Other Assets	—	3,182,440	—	3,182,440	(251,000)	—		—		2,931,440

Total Assets	$1,000	$106,275,896	—	$106,276,896	$91,175,000	$(38,662,582)		531,106		$159,095,420

Liabilities
Notes Payable	—	$84,261,109	—	$84,261,109	—	$(37,139,082	)E	—		$47,122,027
Accounts payable to related parties	—	1,674,703	—	1,674,703	—	—		(1,674,703	)G	—
Accounts payable	—	667,574	—	667,574	—	(75,000	)H	—		592,574
Accrued expenses and other liabilities	—	1,069,821	—	1,069,821	—	—		—		1,069,821
Derivative liabilities	—	568,559	—	568,559	—	—		—		568,559

Total Liabilities	—	88,241,766	—	88,241,766	—	(38,888,785)		—		49,352,981

Owners’ Equity
Predecessor equity	—	$18,383,022	—	18,383,022	—	—		(18,383,022	)I	—
Noncontrolling interest in Predecessor		$(348,892)	(104,401)	(453,293)	—	—		—		(453,293)
Shareholder’s Equity	$1,000	—	104,401	105,401	91,175,000	(1,673,500	)J	2,205,809	K	91,812,710
Noncontrolling interest in operating partnership	—	—	—	—	—	—		18,383,022	I	18,383,022
Total Owner’s Equity	$1,000	$18,034,130	—	$18,035,130	$91,175,000	$(1,673,500)		$2,205,809		$109,742,439

Total Liabilities and Equity	$1,000	$106,275,896	—	$106,276,896	$91,175,000	$(38,887,582)		$531,106		$159,095,420

Physicians Realty Trust and Subsidiaries

Pro Forma Consolidated Income Statement

For the Three Months Ended March 31, 2013

(Unaudited)

			Acquisitions
	Physicians Realty Trust	Predecessor	Arrowhead Commons	Pro Forma Before Offering	Other Pro Forma Adjustments		Company Pro Forma
	AA	BB	CC
Revenue
Rental revenue	—	$2,514,068	—	$2,514,068	—			$2,514,068
Expense recoveries	—	814,267	—	814,267	—			814,267
Other revenue	—	5,094	—	5,094	—			5,094

Total Revenue	—	3,333,429	—	3,333,429	—			3,333,429

Expenses
Management fees	—	237,700	—	237,700	(237,700	)DD		—
General and administrative	—	119,933	—	119,933	599,500	EE		719,433
Operational Expenses	—	1,263,617	—	1,263,617	—			1,263,617
Impairment Losses	—	—	—	—	—			—
Depreciation and amortization	—	1,021,013	—	1,021,013	(23,283	)FF		997,730
Loss on sale of property under development	—	—	—	—	—			—

Total Expenses	—	2,642,263	—	2,642,263	338,517			2,980,780

Total operating income	—	691,166	—	691,166	(338,517)			352,649

Interest expense	—	1,049,400	—	1,049,400	(430,712	)GG		618,688
Change in fair value of derivatives, net	—	(74,381)	—	(74,381)	—			(74,381)

Combined net loss before discontinued operations	—	(283,853)	—	(283,853)	92,195			(191,658)

Income from discontinued operations:	—	—	—	—		HH		—
Combined Net Loss	—	(283,853)	—	(283,853)	92,195			(191,658)
Less net income attributable to noncontrolling interest	—	(66,873)	(6,223)	(60,650)	—			(60,650)

Net income	—	$(350,726)	$(6,223)	$(344,503)	$92,195			$(252,308)

Earnings per share—basic:
Income from continuing operations attributable to common shareholders							$	II

Earnings per share—diluted:
Income from continuing operations attributable to common shareholders							$	II

Physicians Realty Trust and Subsidiaries

Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2012

(Unaudited)

			Acquisitions
	Physicians Realty Trust	Predecessor	Arrowhead Commons	Pro Forma Before Offering		Other Pro Forma Adjustments			Company Pro Forma
	AA	BB	CC
Revenue
Rental revenue	—	$9,890,719	—		$9,890,719		—			$9,890,719
Expense recoveries	—	3,111,199	—		3,111,199		—			3,111,199
Other revenue	—	14,981	—		14,981		—			14,981

Total Revenue	—	13,016,899	—		13,016,899		—			13,016,899

Expenses
Management fees	—	950,800	—		950,800		(950,800	)DD		—
General and administrative	—	361,765	—		361,765		2,398,000	EE		2,759,765
Operational Expenses	—	4,757,787	—		4,757,787		—			4,757,787
Impairment Losses	—	936,589	—		936,589		—			936,589
Depreciation and amortization	—	4,149,539	—		4,149,539		(98,725	)FF		4,050,814
Loss on sale of property under development	—	227,804	—		227,804		(227,804	)HH		—
	—

Total Expenses	—	11,384,284	—		11,384,284		1,120,671	—		12,504,955

Total operating income	—	1,632,615	—		1,632,615		(1,120,671	) —		511,944

Interest expense	—	4,537,660	—		4,537,660		(1,853,533	)GG		2,684,127
Change in fair value of derivatives, net	—	(122,054)	—		(122,054)		—			(122,054)
	—		—

Combined net loss before discontinued operations	—	(2,782,991)	—		(2,782,991)		732,862			(2,050,129)

Discontinued Operations
(Loss) income from operations on discontinued investment properties	—	(197,644)	—		(197,644)		(197,644)			—
Gain on sale of discontinued investment properties	—	1,519,485	—		1,519,485		1,519,485			—

Total Discontinued Operations	—	1,321,841	—		1,321,841		(1,321,841	)HH		—

Combined Net Loss	—	(1,461,150)	—		(1,461,150)		(588,979)			(2,050,129)

Income from discontinued operations	—	—	—		—			HH		—
Less net income attributable to noncontrolling interest	—	(159,457)	9,096		(168,553)					(168,553)

Net income	—	$(1,620,607)	$9,096		$(1,629,703)		$(588,979)			$(2,218,682)

Earnings per share—basic:
Income from continuing operations attributable to common shareholders	$	$	$	$		$			$	II

Earnings per share—diluted:
Income from continuing operations attributable to common shareholders									$	II

Notes to Unaudited Pro Forma Consolidated Financial Statements

1. Adjustments to the Pro Forma Consolidated Balance Sheet

(A) Represents the balance sheet of Physicians Realty Trust as of April 15, 2013. Upon completion of the offering and the formation transactions, we will redeem 1,000 shares issued in our initial capitalization for $1,000 of cash.

(B) Reflects the historical combined balance sheets of our Predecessor as of March 31, 2013.

(C) Reflects the acquisition by us of the 50% ownership interest in the entity that owns Arrowhead Commons, that was not owned by the Ziegler Funds prior to consummation of the formation transactions in exchange for cash and the assumption of related debt. The Ziegler Funds have a 50% ownership interest in the entity that owns Arrowhead Commons and is the primary beneficiary of the entity because it has the power to direct the activities that most significantly impact its economic performance and, therefore, such ownership interest has been included in the Predecessor’s combined financial statements. After the acquisition, we will own 100% of the entity that owns Arrowhead Commons. In connection with the acquisition by us of the 50% ownership interest in the entity that owns Arrowhead Commons, we will pay $850,000 referenced in note (E) below in cash to our joint venture partner.

(D) Reflects gross proceeds from the offering of $100,000,000, which will be reduced by $8,825,000, net of amounts paid to date, to reflect underwriters’ discounts and commissions and other costs of the offering and the formation transactions payable by us, resulting in net proceeds to us of $91,175,000. These costs will be charged against the gross offering proceeds upon completion of the offering. As of March 31, 2013, $251,000 of these fees had been paid by our Predecessor, which we will reimburse upon completion of the offering. A summary is as follows:

Gross proceeds	$100,000,000
Underwriters’ discount	7,000,000
Transaction costs	1,574,000
Transaction costs incurred by our Predecessor through March 31, 2013 and to be reimbursed by us from the offering proceeds	251,000

Net proceeds	$91,175,000

(E) In connection with the offering, we expect to use a portion of the proceeds as follows (in thousands):

Debt paydowns	$37,139,082
Loan transfer and consent fees	300,000
Purchase of remaining 50% interest in the entity that owns Arrowhead Commons	850,000
Financing fees	597,500
Redemption of initial capitalization of the Company	1,000

Total use of proceeds	$38,887,582

(F) Reflects a $66,394 reduction of unamortized deferred financing costs related to debt that we will repay with proceeds from the offering. Also, in connection with the offering, we expect to enter into an agreement for a $75 million secured credit facility. This pro forma adjustment represents $597,500 in financing fees we expect to incur, which will be amortized over the life of the credit facility as an adjustment to interest expense.

(G) Reflects the repayment by the Ziegler Funds of accrued management fees owed by the Ziegler Funds to Ziegler using a portion of the OP units to be received by the Ziegler Funds and cash held by the Ziegler Funds.

(H) Represents $75,000 of offering related costs payable to third parties and included in transaction costs incurred by our Predecessor referenced in note (D) above.

(I) Represents the reclassification of Predecessor equity to noncontrolling interests in operating partnership.

(J) The adjustment to shareholder’s equity is determined by subtracting the sum of the liability adjustments to debt paydowns in note (E) and accounts payable adjustment in note (H) from the assets adjustment to cash and cash equivalents from total use of proceeds in note (E).

(K) The adjustment to shareholder’s equity is determined by subtracting the liability adjustment to accounts payable to related parties in note (G) from assets adjustments to deferred costs in note (F).

2. Adjustments to the Pro Forma Consolidated Statements of Operations

The adjustments to the pro forma consolidated statements of operations for the quarter ended March 31, 2013 and year ended December 31, 2012 are as follows:

(AA) Represents the historical consolidated statements of operations of Physicians Realty Trust for the quarter ended March 31, 2013 and year ended December 31, 2012. Physicians Realty Trust has not had any corporate activity since its formation other than the issuance of 1,000 common shares in connection with its initial capitalization.

(BB) Reflects the Predecessor’s historical combined statements of operations for the quarter ended March 31, 2013 and year ended December 31, 2012. As discussed in note (B) to the pro forma consolidated balance sheet, our operating partnership will acquire interests in the entities that own our initial properties from our Predecessor in exchange for OP units, which will be recorded at the Predecessor’s historical cost basis. As a result, expenses such as depreciation and amortization to be recognized by our operating partnership related to the acquired interests are based on the Predecessor’s historical cost basis of the related assets and liabilities.

(CC) Reflects results of operations from the acquisition of the 50% interest in the entity that owns Arrowhead Commons, which will occur in connection with the formation transactions as discussed in note (C) to the pro forma consolidated balance sheet by removing the adjustment for non-controlling interest.

(DD) Management fees earned by the Predecessor of $237,700 and $950,800 for the quarter ended March 31,2013 and the year ended December 31, 2012, respectively, is eliminated as we will not pay management fees following the completion of this offering.

(EE) We expect to incur additional general and administrative expense as a result of becoming a public company, including but not limited to salaries and equity awards, board of trustees fees and expenses, trustee’s and officer’s insurance, Sarbanes-Oxley Act of 2002 compliance costs, and incremental legal, audit and tax fees. We have included $     and $    , respectively, of non-cash share-based compensation expense for the quarter ended March 31, 2013 and year ended December 31, 2012, based on equity awards to be granted to our trustees and certain employees upon completion of the offering, and amounts corresponding to services and expenses under contract as an adjustment in the pro forma consolidated statement of operations as additional general and administrative expenses, without duplication, to the general and administrative expenses appearing in the Predecessor’s operating statement. Our noncash share-based compensation awards are subject to time-based vesting in equal installments over three years commencing on the first anniversary of the date of grant. We estimate that there will be additional incremental expenses of being a public company in excess of our historical general and administrative expenses. Historically, certain executive officers of the Predecessor were paid a salary from the management fee charged to the Predecessor and as a result, their compensation was not included in general and administrative expenses for any of the historical periods presented in this prospectus. We expect to pay each of these individuals a salary, which will increase our general and administrative expenses. We also expect our legal and accounting costs and other expenses of being a public company to exceed our historical costs.

(FF) Reflects the decrease in net amortization expense as a result of the refinancing transactions described more fully in notes (D) and (E) to the consolidated pro forma balance sheet. On a pro forma basis, we expect amortization expense of deferred financing costs related to the paydown of secured debt to decrease $23,823 and $98,275 for the quarter ended March 31, 2013 and year ended December 31, 2012, respectively.

(GG) Reflects the decrease in net interest expense as a result of the refinancing transactions described more fully in notes (D) and (E) to the pro forma consolidated balance sheet. On a pro forma basis, we expect interest expense to decrease $430,712 and $1,853,533 for the quarter ended March 31, 2013 and year ended December 31, 2012, respectively due to the repayment of secured debt as described in note (E) above. The pro forma adjustment also includes amortization of capitalized fees in connection with our anticipated credit facility of $         and $         and estimated unused fees of $         and $          related to the anticipated $75 million credit facility for the quarter ended March 31, 2013 and year ended December 31, 2012, respectively.

(HH) Reflects removal of income from discontinued operations of $1,321,841 and removal of loss on sale of property under development of $227,804 included in the Predecessor’s statement of operations for the year ended December 31, 2012.

(II) Represents pro forma income (loss) from continuing operations attributable to common shares outstanding following the completion of the offering and the formation transactions.

Earnings per share—basic is calculated based on the pro forma weighted average of common shares outstanding, which was                  shares for each of the periods reported. Earnings per share—diluted is calculated based on net income (loss) before allocation to non-controlling interests by giving effect to the expected exchange of OP units for common shares on a one-for-one basis, which resulted in diluted shares of                  for each of the periods reported.

Set forth below is a reconciliation of pro forma weighted average shares outstanding:

Number of common shares issued in this offering
Number of restricted common shares issuable to trustees and certain employees upon completion of the offering
Number of OP units issued in the formation transactions

Total

Report of Independent Registered Public Accounting Firm

To The Board of Trustees and Shareholder

Physicians Realty Trust

Milwaukee, Wisconsin

We have audited the accompanying balance sheet of Physicians Realty Trust as of April 15, 2013 (initial capitalization). This balance sheet is the responsibility of the Trust’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of Physicians Realty Trust as of April 15, 2013 (initial capitalization), in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Chicago, Illinois

May 24, 2013

Assets

Assets—Cash	$1,000

Liabilities and Shareholder’s Equity
Shareholder’s Equity
Common shares of beneficial interest ($0.01 par value, 1,000 shares authorized, issued and outstanding)	$10
Additional paid-in capital	990

Total Shareholder’s Equity	$1,000

Note 1 – Organization and Nature of Business

Physicians Realty Trust (the “Trust”) was organized in the state of Maryland on April 9, 2013. The Trust is authorized to issue up to 1,000 shares of common shares of beneficial interest, par value $0.01 per share. The Trust will file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed underwritten public offering (the “Offering”) of shares of its common stock.

The Trust has elected to be taxed as a pass-through entity under subchapter S of the Internal Revenue Code of 1986, but intends to revoke the subchapter S election prior to the closing of a proposed offering of common shares to the public. The Trust intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with a short taxable year beginning on the date of the revocation of the subchapter S election and ending on December 31, 2013. The Trust expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Trust must meet certain organizational and operational requirements, including a requirement to distribute at least 90% annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles).

As a REIT, the Trust generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its shareholders. If the Trust fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Trust relief under certain statutory provisions. Such an event could materially adversely affect the Trust’s net income and net cash available for distribution to shareholders. However, the Trust intends to organize and operate in such a manner as to qualify for treatment as a REIT. Even if TRUST qualifies for taxation as a REIT, the Trust may be subject to state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

The Trust will be a fully integrated, self-administered and self-managed REIT formed primarily to own, operate, acquire and develop healthcare properties. The Trust has had no operations since its formation.

Note 2 – Formation of the Trust and Offering Transaction

Upon completion of the Offering, the Trust will contribute the net proceeds to Physicians Realty L.P. (the “Operating Partnership”) and become the sole general partner. The Operating Partnership will be formed as a Delaware limited partnership. The Trust’s operations are planned to commence upon completion of the Offering and related formation transactions. Upon completion of the Offering and the related formation transactions, the Trust expects its operations to be carried on through its Operating Partnership and wholly owned subsidiaries of the Operating Partnership. At such time, the Trust, as the general partner of the Operating Partnership, will control the Operating Partnership and consolidate the assets, liabilities and results of operations of the Operating Partnership.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet has been prepared by management in accordance with generally accepted accounting principles.

Start Up Costs

Start up costs incurred will be expensed. Costs related to the Offering and related formation transactions have been incurred by our predecessor. Upon successful completion of the Offering, such costs will be reimbursed from the proceeds of the Offering.

Note 4 – Initial Public Offering

The Trust intends to offer for sale up to $100,000,000 in common shares through the filing of a registration statement on Form S-11.

Report of Independent Registered Public Accounting Firm

To the Members and Partners

Ziegler Healthcare Real Estate Funds

Milwaukee, Wisconsin

We have audited the accompanying combined balance sheets of Ziegler Healthcare Real Estate Funds (the “Funds”) as of December 31, 2012 and 2011, and the related combined statements of operations, owners’ equity and cash flows for the years ended December 31, 2012 and 2011. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ziegler Healthcare Real Estate Funds as of December 31, 2012 and 2011 and the results of their operations and their cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Chicago, Illinois

May 24, 2013

Assets

	December 31		March 31
	2012	2011	2013
			(unaudited)
Investment Properties
Medical office buildings (Net of accumulated depreciation of $15,118,553 as of December 31, 2012 , $14,155,319 as of December 31, 2011 and $15,810,300 as of March 31, 2013; includes $2,296,849 related to variable interest entity as of December 31, 2012, $2,352,307 as of December 31, 2011 and $2,282,983 as of March 31, 2013)	$74,758,961	$84,629,023	$73,953,069
Tenant improvements (Net of accumulated depreciation of $1,376,082 as of December 31, 2012 and, $1,101,129 as of December 31, 2011 and $1,450,818 as of March 31, 2013)	3,755,956	4,030,910	3,736,331
Property under development (Related to a variable interest entity)	674,773	1,618,508	674,773
Land (includes $740,000 related to a variable interest entity as of December 31, 2012 and 2011 and as of March 31, 2012=3)	15,463,667	19,570,261	15,463,667

Total Investment Properties	94,653,357	109,848,702	93,827,840

Cash and Cash Equivalents	2,614,036	1,931,884	2,661,032

Receivables—Tenant Receivables (Net of allowance for doubtful accounts of $104,627 as of December 31, 2012, $106,371 as of December 31, 2011 and $113,761 as of March 31, 2013)	682,402	1,033,771	511,738

Deferred Costs (Net of accumulated amortization of $1,380,327 as of December 31, 2012, $1,177,445 as of December 31, 2011 and $1,248,158 as of March 31, 2013)	1,107,174	1,348,632	1,037,196

Intangibles (Net of accumulated amortization of $6,907,414 as of December 31, 2012, $6,235,634 as of December 31, 2011 and $7,094,650 as of March 31, 2013)	5,242,886	7,217,917	5,055,650

Other Assets	2,691,406	2,959,233	3,182,440

Total Assets	$106,991,261	$124,340,139	$106,275,896

Liabilities and Owners’ Equity

	December 31		March 31
	2012	2011	2013
			(unaudited)
Liabilities
Accounts payable to related parties	$1,530,300	$1,274,908	$1,674,703
Accounts payable	801,941	597,879	667,574
Accrued expenses and other liabilities	1,031,083	1,086,956	1,069,821
Derivative liabilities	642,940	764,994	568,559
Notes payable (Includes $2,702,184 related to variable interest entities, as of December 31, 2012, $3,486,347 as of December 31, 2011 and $2,680,602 as of March 31, 2013)	84,489,017	98,674,263	84,261,109

Total Liabilities	88,495,281	102,399,000	88,241,766

Owners’ Equity
Ziegler Healthcare Real Estate Funds Owners’ Equity
General interest	3,087	3,173	2,442
Limited interest	18,764,542	22,161,245	18,380,580

Total Ziegler Healthcare Real Estate
Funds Owners’ Equity	18,767,629	22,164,418	18,383,022

Noncontrolling interest	(271,649)	(223,279)	(348,892)

Total Owners’ Equity	18,495,980	21,941,139	18,034,130

Total Liabilities and Owners’ Equity	$106,991,261	$124,340,139	$106,275,896

	December 31		March 31
	2012	2011	2013	2012
			(unaudited)	(unaudited)
Revenues
Rental revenues	$9,870,719	$10,500,927	$2,514,068	$2,587,161
Expense recoveries	3,111,199	3,313,581	814,267	688,890
Other revenues	14,981	60,722	5,094	4,094

Total Revenues	13,016,899	13,875,230	3,333,429	3,280,145

Expenses
Management fees	950,800	950,800	237,700	237,700
General and administrative	361,765	300,978	119,933	158,889
Operational expenses	4,757,787	4,953,092	1,263,617	1,165,413
Impairment losses	936,589	1,436,813	—	—
Depreciation and amortization	4,149,539	4,588,024	1,021,013	1,060,573
Loss on sale of property under development	227,804	—	—	66,853

Total Expenses	11,384,284	12,229,707	2,642,263	2,689,928

Total Operating Income	1,632,615	1,645,523	691,167	590,717

Interest Expense	4,537,660	4,617,457	1,049,400	1,175,640

Change in Fair Value of Derivatives, net	(122,054)	324,824	(74,381)	(26,183)

Combined Net Loss Before Discontinued Operations	(2,782,991)	(3,296,758)	(283,852)	(558,740)

Discontinued Operations (Note 7)
Income from operations on discontinued investment properties	(197,644)	265,441	—	30,381
Gain on sale of discontinued investment properties	1,519,485	—	—	—

Total Discontinued Operations	1,321,841	265,441	—	30,381

Combined Net Loss	(1,461,150)	(3,031,317)	(283,852)	(528,360)

Less Net Income Attributable to Noncontrolling Interest	(159,457)	(50,399)	(66,873)	(53,048)

Combined Net Loss Attributable to the Ziegler Funds	$(1,620,607)	$(3,081,716)	$(350,725)	$(581,408)

	Ziegler Healthcare Real Estate Funds Owners’ Equity
	General Interest	Limited Interest	Total Controlling Interest	Noncontrolling Interest	Total Owners’ Equity

Balance, December 31, 2010	$3,355	$26,767,960	$26,771,345	$(36,843)	$26,734,502
Contributions	—	—	—	23,690	23,690
Distributions	—	(1,525,211)	(1,525,211)	(260,525)	(1,785,736)
Net (loss) income	(182)	(3,081,534)	(3,081,716)	50,399	(3,031,317)

Balance, December 31, 2011	3,173	22,161,245	22,164,418	(223,279)	21,941,139
Contributions	(7)	(105,425)	(105,432)	105,432	—
Distributions	—	(1,670,750)	(1,670,750)	(313,259)	(1,984,009)
Net (loss) income	(79)	(1,620,528)	(1,620,607)	159,457	(1,461,150)

Balance, December 31, 2012	3,087	18,764,542	18,767,629	(271,649)	18,495,980
Transfers	—	36,306	36,306	(36,306)	—
Distributions	(625)	(69,563))	(70,188)	(107,810)	(177,998)
Net (loss) income	(20)	(350,705)	(350,725)	66,873	(283,852)

Balance, March 31, 2013 (unaudited)	$2,442	$18,380,580	$18,383,022	$(348,892)	$18,304,130

	Year Ended December 31		Three Months Ended March 31
	2012	2011	2013	2012
Cash Flows from Operating Activities
Net loss	$(1,461,150)	$(3,031,317)	$(283,852)	$(528,360)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	4,429,044	5,038,035	1,021,013	1,173,180
Gain on sale of investment properties	(1,519,485)	—	—	—
Loss on sale of property under development	227,804		—	66,853
Impairment losses	936,589	1,436,813	—	—
Change in fair value of derivatives, net	(122,054)	240,823	(74,381)	(18,375)
Provision for bad debts	319,844	522,707	9,134	9,987
(Increase) decrease in
Tenant receivables	31,525	(311,522)	68,691	272,495
Deferred costs	(153,390)	(194,458)	2,684	(88,811)
Other assets	267,827	(505,586)	13,791	23,638
Increase (decrease) in
Accounts payable to related parties	255,392	(124,135)	133,521	242,365
Accounts payable	204,062	(593,728)	(216,448)	(24,014)
Accrued expenses and other liabilities	(55,873)	500,567	38,735	431,347

Total Adjustments	4,821,285	6,009,516	996,740	2,088,665

Net Cash Provided by Operating Activities	3,360,135	2,978,199	712,888	1,560,305

Cash Flows from Investing Activities
Proceeds from sale of investment properties	14,525,334	—	—	419,243
Capital expenditures on investment properties	(844,509)	(52,393)	(259,987)	(44,860)

Net Cash Provided by (Used in) Investing Activities	13,680,825	(52,393)	(259,987)	374,383

Cash Flows from Financing Activities
Payments on notes payable	(14,149,277)	(2,639,278)	(432,105)	(819,548)
Proceeds from issuance of debt	44,407	694,888	204,198	—
Distributions to members and partners	(1,670,750)	(1,525,211)	(70,188)	(70,188)
Contributions to noncontrolling interest	—	23,690	—	—
Distributions to noncontrolling interest	(313,259)	(260,525)	(107,810)	(56,354)
Deferred costs	(269,929)	(51,693)	—	—

Net Cash Used in Financing Activities	(16,358,808)	(3,758,129)	(405,905)	(946,090)

Net Increase (Decrease) in Cash and Cash Equivalents	682,152	(832,323)	46,996	988,598

Cash and Cash Equivalents, Beginning of Year	1,931,884	2,764,207	2,614,036	1,931,884

Cash and Cash Equivalents, End of Year	$2,614,036	$1,931,884	$2,661,032	$2,920,482

Supplemental Disclosure of Cash Flow Information Interest paid during the year	$5,126,055	$5,049,618	$1,049,449	$1,296,666

Note 1 – Organization and Nature of the Business

Ziegler Healthcare Real Estate Funds, collectively the “Ziegler Funds”, consist of Ziegler Healthcare Real Estate Fund I, LLC (“Fund I”), Ziegler Healthcare Real Estate Fund II, LLC (“Fund II”), Ziegler Healthcare Real Estate Fund III, LLC (“Fund III”), and Ziegler Healthcare Real Estate Fund IV, LP (“Fund IV”). The Funds, through subsidiaries, are principally engaged in making investments in healthcare real estate or companies that own healthcare real estate. Fund I, Fund II, and Fund III are limited liability companies organized under the laws of the State of Delaware. For each of these funds, The Ziegler Companies, Inc. (“ZCO”) has contributed $1,000 as the general member. Fund IV is a limited partnership organized under the laws of the state of Delaware. A wholly owned subsidiary of ZCO has contributed $1,000 as the general partner. B.C. Ziegler and Company (“BCZ”), a wholly owned subsidiary of ZCO, is the manager of Fund I, Fund II and Fund III and Ziegler Healthcare Real Estate Management IV, LLC, or ZHREM IV, a wholly owned subsidiary of ZCO is the manager of Fund IV.

The Ziegler Funds had private capital commitments as described below, all of which have been fully contributed:

Fund	Total Commitments

I	$15,100,000
II	17,800,000
III	9,050,000
IV	5,616,000

Total	$47,566,000

Note 2 – Summary of Significant Accounting Policies

Aspects of the Limited Liability Companies and Limited Partnership

Each of the Ziegler Funds is organized as either a limited liability company or a limited partnership. Each member’s/partner’s liability is limited to the capital contributed. Allocations of income and loss are made to the capital accounts as described in the following paragraph. Distributions of cash from operations will be made periodically. The distributions will be made to members/partners in accordance with their ownership percentages.

Allocations of income and loss are made to the capital accounts of members/partners in proportion to the committed capital. The distributions will be made in the following order: (1) to members/partners on a preferred 8 percent annual return based on their unreturned capital contributions for Fund I, Fund II and Fund III and 7 percent for Fund IV, (2) to repay members/partners unreturned capital contributions, and (3) 80 percent to members/partners based upon their percentage interests and 20 percent to ZCO.

The Ziegler Funds were initially capitalized as follows:

	General Interest	Limited Interest
Fund	Investment Units		Unit Price

I	0.01	151	$100,000
II	0.02	356	$50,000
III	0.01	90.5	$100,000
IV	0.02	112.3	$50,000

Principles of Combination

As described in Note 1, the combined financial statements contain the financial position and results of operations of the Ziegler Funds, which are managed by BCZ and ZHREM IV, and are engaged in similar business activities. It is intended that the Ziegler Funds will contribute their interests in their properties to an operating partnership of a newly formed REIT, which will be funded primarily through a public offering. These transactions are expected to occur in the first half of 2013.

Principles of Consolidation

The Ziegler Funds include the following consolidated subsidiaries as of March 31, 2013 and December 31, 2012:

	Fund Ownership %
Entity	I	II	III	IV
Ziegler Michigan 5, LLC (Michigan 5)	100%
Ziegler Georgia 6, LLC (Georgia 6)	100%
Ziegler Michigan 6, LLC (Michigan 6)	100%
Ziegler Georgia 7, LLC (Georgia 7)*	50%
Ziegler Florida 4, LLC (Florida 4)	100%
Ziegler Georgia 21, LLC (Georgia 21)	79.4%		20.6%
Ziegler Texas 8, LLC (Texas 8)	100%
Ziegler Arizona 23, LLC (Arizona 23)	50%
Ziegler Illinois 12, LLC (Illinois 12)		100%
Ziegler Michigan 12, LLC (Michigan 12)		100%
Ziegler Georgia 13, LLC (Georgia 13)		100%
Ziegler Tennessee 14, LLC (Tennessee 14)		100%
Ziegler Ohio 9, LLC (Ohio 9)		83.21%		16.79%
Ziegler Maine 15, LLC (Maine 15)		56.77%	43.23%
Ziegler Wisconsin 16, LLC (Wisconsin 16)			100%
Ziegler Georgia 17, LLC (Georgia 17)			100%
Ziegler Illinois 18, LLC (Illinois 18)			100%
Ziegler Ohio 19, LLC (Ohio 19)			100%
Ziegler Georgia 20, LLC (Georgia 20)			100%
Ziegler Georgia 22, LLC (Georgia 22)				100%
Ziegler Wisconsin 24, LLC (Wisconsin 24)				100%

*	As of December 31, 2011, Georgia 7 was 100 percent owned by Fund I.

The Ziegler Funds consolidate the following less than 100 percent owned subsidiaries, or investees of those subsidiaries, due to majority voting control:

Sandwich Development Partners LLC (Sandwich)—In 2006, Illinois 12 and another investor (Investing Member) entered into an agreement with IDP Sandwich Development Partners (IDP) to form Sandwich. Illinois 12, the Investing Member and IDP have contributed $1,100,000, $100,000 and $100, respectively. The agreement provides that Illinois 12 and the Investing Member will receive a 7 percent preferred return on their investment. The agreement further requires payment of the preferred return and return of invested capital of Illinois 12 and the Investing Member be returned prior to any allocation of profits to IDP. After Illinois 12 and the Investing Member receive the preferred return and return of invested capital, profits will be split 59.6 percent to Illinois 12, 5.4 percent and 35 percent to IDP.

Maine 15, LLC—On June 29, 2007, Fund II and Fund III formed Maine 15 for the purpose of investing in Bath Road Associates, LLC (Bath Road), which owns a medical office building. Maine 15 and other investors entered into an agreement with Bath Road Management, LLC (BRM) to form Bath Road. The agreement provides that Maine 15 will receive 66.33 percent of cash flows from the property, as defined, with the remaining cash flows divided between BRM and other investors, 25.51 percent and 8.16 percent, respectively.

Illinois 18, LLC—In 2007, Illinois 18 entered into an agreement with IDP Remington Holdings (IDP) to form Remington Development Partners, LLC (Remington). Illinois 18 has contributed $1,300,000. The agreement provides that Illinois 18 will receive a 7 percent preferred return on its investment. The agreement further provides that the preferred return and capital investment by Illinois 18 be returned prior to any allocation of profits to IDP. After Illinois 18 receives a 7 percent preferred return and return of capital, profits will be split 65 percent to Illinois 18 and 35 percent to IDP. The noncontrolling interest on Fund III’s assets and liabilities consists of Illinois 18 and IDP.

Georgia 7, LLC—During 2012, Georgia 7, entered into a 5 year lease with a tenant in exchange for a 50 percent ownership interest, in Georgia 7. Prior to this arrangement, Georgia 7 was wholly owned by Fund I. As part of the agreement, Fund I retained a 51 percent voting interest in Georgia 7. As a result, Georgia 7’s accounts have been consolidated with Fund I’s consolidated financial statements.

The Ziegler Funds consolidate all variable interest entities in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a variable interest entity, or VIE, is an entity with at least one of the following conditions: (1) the total equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support; or (2) the holders of the equity investment at risk, as a group, lack any one of the following three characteristics: (i) the power to direct the entity’s activities that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity. The primary beneficiary of a VIE is an entity that has a variable interest or a combination of variable interests that provide that entity with a controlling financial interest in the VIE. An entity is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The combined Ziegler Funds consolidate the following VIE’s for which it is the primary beneficiary:

In 2005, Ziegler Florida 4, LLC (Florida 4) entered into an agreement with CED SS II, LLC (CED) to form Ziegler CED Summerfield Square, LLC (Summerfield). Summerfield is in the business of property development. Florida 4 contributed $629,000 of cash in exchange for a 40 percent interest in Summerfield. CED agreed to manage the development efforts of Summerfield and assume certain risks of project overruns in exchange for a 60 percent interest in Summerfield. The agreement requires provides that Florida 4 will receive a 10 percent preferred return on its capital investment in Summerfield of $629,000. The agreement requires payment of Florida 4’s preferred return and return of invested capital before any allocation of profits to CED. After Florida 4 receives its 10 percent preferred return and its capital investment is returned, Summerfield’s profits will be split 60 percent to CED and 40 percent to Florida 4. CED will also receive a 4.25 percent development fee on the ultimate sale of the medical office buildings.

The Ziegler Funds have determined that, Florida 4 is the primary beneficiary of Summerfield because Florida 4 has the power to direct activities of Summerfield that most significantly impact Summerfield’s economic performance. Those activities include management oversight and negotiation of unit sales related to the property. Should additional financing be needed for Summerfield in the future, it is expected that Florida 4 will provide that additional support due to ownership.

The following presents selected information for Summerfield as of and for the years ended December 31, 2012 and 2011 and for the three months ended March 31, 2013:

	December 31		March 31
	2012	2011	2013
			(unaudited)

Property under Development	$674,773	$1,618,508	$674,773
Other assets	5,227	—	4,276

Total Assets	$680,000	$1,618,508	$679,050

Long-Term Debt	$421,675	$1,041,451	$421,675
Other liabilities	167,690	146,173	178,255

Total Liabilities	$589,365	$1,187,624	$599,930

Real estate sale	$685,000	$—	$—
Operating loss	(340,250)	(65,032)	(11,515)
Net loss	(340,250)	(65,032)	(11,515)

In 2011, Arizona 23 entered into a 10 year lease with a tenant in exchange for a 50 percent ownership interest, in Arizona 23. As of the date of the transaction, the net present value of future lease payments approximates the fair value of 50% ownership in the entity, and no gain or loss was recognized. Prior to this arrangement, Arizona 23 was wholly owned by Fund I. Arizona 23’s accounts have been consolidated with Fund I’s consolidated financial statements.

Following the guidance in generally accepted accounting principles, Fund I is the primary beneficiary of Arizona 23 because Fund I has the power to direct activities of Arizona 23 that most significantly impact its economic performance. Those activities include serving as the managing member with oversight over the property including the ability to approve the sale of the property. Should additional financing be needed for Arizona 23 in the future, it is expected that Fund I will provide that additional support.

The following presents selected information for Arizona 23 as of and for the years ended December 31, 2012 and 2011 and for the three months ended March 31, 2013:

	December 31		March 31
	2012	2011	2013
			(unaudited)

Investment property	$3,036,850	$3,092,307	$3,022,985
Other assets	278,080	390,614	252,220

Total assets	$3,314,930	$3,482,921	$3,275,205

Long-term debt	$2,280,508	$2,444,896	$2,258,926
Other liabilities	68,614	62,232	58,025

Total liabilities	$2,349,122	$2,507,128	$2,316,951

Rental revenue	$400,484	$392,497	$100,773
Operating income	227,449	285,744	88,327
Net (loss) income	(18,193)	69,929	12,447

All significant intercompany accounts and transactions have been eliminated in consolidation and combination. The effects of eliminations of revenues and expenses due to intercompany transactions between majority-owned subsidiaries and consolidated VIEs are not attributed to noncontrolling interest in the VIEs.

Classification of Assets and Liabilities

The financial affairs of the Ziegler Funds generally do not involve a business cycle since the realization of assets and the liquidation of liabilities are usually dependent on the Ziegler Funds’ circumstances. Accordingly, the classification of current assets and current liabilities is not considered appropriate and has been omitted from the combined statements of assets and liabilities.

Investment Properties

Buildings are depreciated over their estimated useful lives ranging up to 50 years using the straight-line method. Tenant improvements are depreciated over the lesser of 20 years or the tenants’ respective lease terms. Cost of maintenance and repairs are charged to expense when incurred.

Property under Development

Property under development includes the cost of land and other capitalized costs made during the development period including interest, real estate taxes, architectural and engineering, fees, permits and construction and related costs.

Intangibles

In connection with the acquisition of investment properties, the Ziegler Funds allocate a portion of the purchase price to in-place leases as of the date of acquisition. The Ziegler Funds’ estimate the fair value of in-place leases by considering costs that would be incurred during the expected lease-up periods and loss of rental income based upon current market conditions. The terms of leases in place as of the date of acquisition have not differed materially from market for any of the Ziegler Funds’ acquisitions of investment properties. The carrying costs consist of costs that would otherwise have been incurred by the Ziegler Funds had the property not had leases already in place. The carrying costs include real estate taxes, utilities, sales commissions, tenant improvements and other operating costs. The lease intangible is amortized on a straight-line basis over the term of the individual leases ranging up to 20 years.

Impairment of Intangible and Long-Lived Assets

The Ziegler Funds’ evaluate the recoverability of the recorded amount of intangible and long-lived assets whenever events or changes in circumstances indicate that the recorded amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If Ziegler Funds determine that an asset is impaired, the impairment to be recognized is measured as the amount by which the recorded amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the recorded amount or fair value less cost to sell. Fair value is determined using a discounted future cash flow analysis.

During 2012, Fund I recognized a loss of $90,455 as it was deemed that Florida 4’s property was impaired. The impairment of Florida 4 was assessed as the property’s cost basis exceeded its fair value in 2012. The market price for Florida 4’s property had decreased as evidenced by the net per foot sale prices realized in two property sale transactions that had similar characteristics to Florida 4’s property in 2012. The 2012 net per foot sale price was then applied to the property’s remaining square footage, resulting in an impairment charge as of December 31, 2012.

During 2012 and 2011, Fund I recognized losses of $78,837 and $1,436,813, respectively, as it was determined that the Michigan 6 investment property was impaired. The depressed local economic real estate environment, building characteristics, expiration of tenant leases and the inability to secure long term tenants in 2012 resulted in a substantial reduction in Michigan 6’s operating cash flow. Fund I determined the investment property value as of December 31, 2012 by utilizing a discounted cash flow model for certain future rental or sales projections and applying a probability factor as to the likelihood for each projection.

During 2012, Fund II recognized a loss of $767,297 as it was determined that Ohio 9’s investment property was impaired. The impairment of the Ohio 9 property was assessed due to the depressed local economic real estate environment, expiration of tenant leases and the inability to secure long term tenants in 2012 resulting in a substantial reduction in Ohio 9’s operating cash flow. Fund II determined the investment property value as of December 31, 2012 by utilizing a discounted cash flow model for certain future rental or sales projections and applying a probability percentage as to the likelihood for each projection.

The Ziegler Funds did not recognize any impairments for the three months ended March 31, 2013 and 2012.

Deferred Costs

Deferred costs consist primarily of fees to obtain financing and costs associated with the origination of long-term leases on investment properties. After the purchase of a property, sales commissions incurred to extend in place leases or generate new leases are added to the deferred costs. Deferred costs are amortized on a straight-line basis over the terms of their respective agreements.

Cash and Cash Equivalents

The Ziegler Funds consider all highly liquid investments with maturities of three months or less as of the date of acquisition to be cash equivalents. The Ziegler Funds have not experienced any losses in their cash and cash equivalents accounts and believe they are not exposed to any significant credit risk on cash and cash equivalents.

Escrow Reserves

The Ziegler Funds are required to maintain various escrow reserves on their notes payable to cover future property taxes and insurance, and tenant improvement costs as defined in each loan agreement. The total reserves as of December 31, 2012 and 2011 and March 31, 2013 are $1,060,003, $1,127,608 and $1,175,408 respectively, which are included in other assets on the combined balance sheets.

Derivatives

The Ziegler Funds’ derivatives, consisting solely of interest rate swaps, were recognized as a liability on the combined balance sheets and measured at fair value. Any change in fair value was recognized immediately in earnings unless the derivative qualified as a hedge. The Ziegler Funds did not designate its derivative as a hedge.

Tenant Accounts Receivable

Tenant accounts receivable are stated at net revenue amounts. Rental payments under these contracts are primarily due monthly. An allowance for doubtful accounts is recorded when a tenant receivable is outstanding for longer than three months.

Rental Revenue

Rental revenue is recognized on a straight-line basis over the terms of the related leases when collectability is reasonably assured. Recognizing rental revenue on a straight-line basis for leases may result in recognizing revenue for amounts more or less than amounts currently due from tenants. Amounts recognized in excess of amounts currently due from tenants are included in other assets and were $1,290,038 and $1,638,707 as of December 31, 2012 and 2011, respectively and $1,235,301 as of March 31, 2013. If the Ziegler Funds determine that collectability of straight-line rents is not reasonably assured, the Ziegler Funds limit future recognition to amounts contractually owed and, where appropriate, establish an allowance for estimated losses.

Tenant recoveries related to reimbursement of real estate taxes, insurance and other operating expenses are recognized as rental revenue in the period the applicable expenses are incurred. The reimbursements are recorded at gross, as the Ziegler Funds are generally the primary obligor with respect to real estate taxes and purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and bear the credit risk. Property taxes paid by tenants in accordance with the terms of triple net leases, and the corresponding expense, have been included in rental revenue and operational expenses, respectively, in the combined statements of operations of the Ziegler Funds.

Discontinued Operations

Discontinued operations is a component of an entity that has either been disposed of or is deemed to be held-for-sale and, (i) the operations and cash flows of the component have been or will be eliminated from ongoing operations as a result of the disposal transaction, and (ii) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

In accordance with generally accepted accounting principles we have presented the results of operations to the actual or planned disposition of investment properties are reflected in the combined statements of operations as discontinued operations for 2012 and 2011 and for the three months ended March 31, 2013 and 2012.

Income Taxes

Each Ziegler Fund is treated as a partnership for federal and state income tax purposes. Therefore, no provision for federal and state income taxes has been provided in the financial statements of the Ziegler Funds. Each member/partner is individually responsible for reporting income or loss, to the extent required by the federal and state income tax laws and regulations, based upon its respective share of the Ziegler Funds’ income and expense as reported for income tax purposes.

The Ziegler Funds application of generally accepted accounting principles regarding uncertain tax positions had no effect on its financial position as management believes the Ziegler Funds have no material unrecognized income tax benefits. The Ziegler Funds would account for any potential interest or penalties related to possible future liabilities for unrecognized income tax benefits as interest/other expense. The Ziegler Funds are no longer subject to examination by tax authorities for federal, state or local income taxes for periods before 2009.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenue and expenses reported in the period. Significant estimates are made for the valuation of real estate and intangibles, valuation of financial instruments, impairment assessments and fair value assessments with respect to purchase price allocations. Actual results could differ from these estimates.

Note 3 – Intangibles

Amortization expense related to intangibles was $912,119 and $1,286,127 for the years ended December 31, 2012 and 2011, respectively. Amortization expense related to intangibles was $187,236 and $197,891 for the three months ended March 31, 2013 and 2012, respectively. Future amortization of the intangible assets as of March 31, 2013, is as follows:

Year Ending March 31:
2013	$556,805
2014	685,804
2015	661,256
2016	648,522
2017	503,884
Thereafter	1,99,379

Total	$5,055,650

Note 4 – Notes Payable

	December 31		March 31
	2012	2011	2013
Michigan 6, mortgage loan due in July 2013; monthly payments of principal and interest of $26,535, with a final balloon payment of $2,449,329 due at the maturity date; interest rate of LIBOR plus 1.6% per annum, effective rate of 1.81% as of December 31, 2012.	$2,466,919	$2,758,642	$2,398,357

Georgia 7, mortgage loan due in June 2017; interest-only payments through June 2009, effective July 2009, monthly principal and interest payments of $39,890, with a final balloon payment of $5,869,275 due at the maturity date; interest rate of 5.942% per annum.	6,403,977	6,492,857	6,379,334

Arizona 23, mortgage loan due in October 2013; monthly payments principal and interest of $15,000 through October 2012; effective November 2012, monthly payments of principal and interest of $7,194, with a final balloon payment of $2,208,568 due at the maturity date; interest rate of LIBOR plus 3.25% per annum, effective rate of 3.46% as of December 31, 2012.	2,280,508	2,444,896	2,258,926

Texas 8, mortgage loan due in October 2013; monthly payments of principal and interest of $8,171, with a final balloon payment of $2,012,853 due at the maturity date; interest rate of LIBOR plus 4% per annum, effective rate of 4.21% as of December 31, 2012.	2,184,559	2,282,607	2,160,047
Georgia 6, mortgage loan due in October 2013; monthly payments of principal and interest of $4,224, with a final balloon payment of $1,090,963 due at the maturity date; interest rate of LIBOR plus 4% per annum, effective rate of 4.21% as of December 31, 2012.	1,133,200	1,183,884	1,120,529

Michigan 5, mortgage loan due in October 2013; monthly payments of principal and interest of $5,106, with a final balloon payment of $835,927 due at the maturity date; interest rate of LIBOR plus 4% per annum, effective rate of 4.21% as of December 31, 2012.	884,825	946,092	869,508

Georgia 21, mortgage loan due in July 2013; monthly payments and interest of $28,140 until June 2012, effective July 2012 monthly payment of principal and interest of $29,980, with a final balloon payment of $17,226,037 due at the maturity date; interest rate of LIBOR plus 3.05% per annum, effective rate of 3.26% as of December 31, 2012.	17,404,410	17,754,970	17,314,470

Mezzanine loans payable to three private investors; monthly payments of interest only at an annual rate of 12%; due in July 2013.	4,400,000	4,400,000	4,400,000

Summerfield, mortgage loan due in March 2012; monthly payments of interest only until March 2011; effective April 2011, monthly payments of principal and interest of $5,177; interest rate of 4.25% per annum.(6)	325,706	945,748	325,706

Summerfield, $250,000 revolving line of credit due in March 2012; monthly payments of interest only until March 2011; effective April 2011, monthly payments of principal and interest of $8,000; interest rate of 4.25% per annum.(6)	95,970	95,703	95,970

Tennessee 14, mortgage loan due June 2017; monthly payments of principal and interest of $66,081, with a final balloon payment of $9,820,300 due at the maturity date; interest rate of 5.81% per annum.	10,747,849	10,901,013	10,705,545

Michigan 12, mortgage loan due January 2017; monthly payments of principal and interest of $36,299, with a final balloon payment of $5,035,493 due at the maturity date; interest rate of 5.93% per annum.	5,613,726	5,707,762	5,587,945

	December 31		March 31
	2012	2011	2013

Maine 15, mortgage loan due June 2016; monthly payments of principal and interests of $33,160, with a final balloon payment of $7,639,025 due at the maturity date; interest rate of LIBOR plus 2.25%, effective rate of 2.46% as of December 31, 2012.	8,265,443	8,449,616	8,218,466

Ohio 9, mortgage loan due February 2012; monthly payments of principal and interest of $4,100, with a final balloon payment of $1,807,200 due at the maturity date; interest rate of LIBOR plus 2.75%; effective rate of 2.96% as of December 31, 2012.(2)	—	1,815,400	—

Illinois 12, mortgage loan due January 2018; monthly payments of principal and interest of $39,702, with a final balloon payment of $6,113,878 due at the maturity date; interest rate of 5.35% per annum.(1)	6,847,333	6,235,196	6,846,258

Georgia 13, mortgage loan due July 2017; monthly payments of principal and interest of $52,654, with a final balloon payment of $5,731,007 due at the maturity date; interest rate of 6.1% per annum.(2)	—	6,336,871	—

Wisconsin 16, mortgage loan due September 2032 with an anticipated repayment date of September 2017, monthly payments of principal and interest of $20,741; interest rate of 6.58% per annum. If not repaid by anticipated repayment date, effective September 2017, monthly payments adjust based on the property’s cash flow (as defined in the agreement) with the interest rate becoming the greater of 8.58% or the 10 year U.S. treasury rate plus 3%.	2,885,864	2,940,862	2,870,898

Georgia 17, mortgage loan due October 2013, monthly payments of principal and interest of $9,250, with final balloon payment of $2,349,500 due at maturity date; interest rate of LIBOR plus 3.25%, effective rate of 3.46% as of December 31, 2012.	2,432,750	2,543,750	2,405,000

Ohio 19, mortgage loan due February 2018, effective April 2011, monthly payments of principal and interest t $13,242; interest rate of 5.84% per annum. Effective March 2013 and every six months thereafter, the interest rate is subject to adjustment to LIBOR plus 2.4%, but will not exceed 11.31%.	2,174,646	2,203,503	2,165,418

Georgia 20, mortgage loan due July 2013, monthly payments of principal and interest of $10,755, with final balloon payment of $1,617,519 due at maturity date; interest rate of 6.25% per annum.	1,631,947	1,656,448	1,625,153

Remington, mortgage loan due September 2017, monthly payments of principal and interest of $36,675, with a final balloon payment of $5,235,023 due at maturity date; interest rate of LIBOR plus 2.75%, effective rate of 2.96% as of December 31, 2012.(3)	6,309,385	6,264,978	6,513,581

Georgia 22, mortgage loan with a bank due in July 2013; monthly payments of principal and interest of $28,140, effective July 2012, monthly payments of principal and interest of $29,980, with a final balloon payment of $3,089,977 due on the maturity date; interest rate of LIBOR plus 3.05% per annum, effective rate of 3.26% as of December 31, 2012.(4)	—	3,618,577	—

Wisconsin 24, revolving bank line of credit due in August 2014; monthly payments of interest only; interest rate of LIBOR plus 3.25% per annum, effective rate of 3.46% as of December 31, 2012.(4)(5)	—	694,888	—

	$84,489,017	$98,674,263	$84,261,109

(1)	Certain terms of the mortgage loan were amended on December 28, 2012. Effective January 1, 2013, monthly payments of principal and interest of $41,428 are due at an interest rate of 5.35% per annum, and a final balloon payment of outstanding principal due on January 2018.

(2)	Loan balance was repaid in full during 2012.
(3)	The note was refinanced on September 18, 2012 with an effective date of September 28, 2012. Prior to the refinancing, the loan was payable in monthly payments of principal and interest of $23,468, at an interest rate of LIBOR plus 1.6%.
(4)	The loan balances were repaid in full during 2012 from the proceeds received from the sale of the property owned by Georgia 22.
(5)	The revolving line of credit is secured by the investment property owned by Wisconsin 24. Fund IV is contingently liable under certain circumstances for up to 100 percent of the borrowings under the revolving line of credit. As of March 31, 2013, the maximum available borrowings under this agreement were $1,180,000.
(6)	On January 24, 2013, Summerfield entered into a forbearance agreement with the lender regarding its mortgage note and outstanding line of credit, pursuant to which the lender agreed not to exercise its rights and remedies available under the forbearance agreement. The forbearance period extends through September 30, 2013, at which time the mortgage note and line of credit is due.

Scheduled principal payments due on notes payable as of March 31, 2013, are as follows:

2013	$35,736,055
2014	1,054,578
2015	1,098,285
2016	8,626,099
2017	29,579,481
Thereafter	8,166,611

Total Payments	$84,261,109

Mortgage loans are secured by the respective investment property owned by the borrower. The mortgage loans associated with Michigan 5, Michigan 6, Georgia 6, Georgia 7, Georgia 21, Arizona 23, and Texas 8 are partially guaranteed by Fund I. Fund I is contingently liable under certain circumstances for up to 100 percent of the outstanding mortgage loans.

Michigan 6 is currently in default with respect to the minimum debt service coverage ratio and minimum global debt service coverage ratio covenants as it relates to the mortgage loan on its property and has not obtained a waiver from the bank. Michigan 6 continues to remit all scheduled mortgage payments on a timely basis and management does not anticipate any adverse impact to the combined financial statements as a result of the noncompliance as no action has been taken by the lender to demand payment or exercise any other remedies or rights as stipulated in the loan agreement. Under the loan agreement for the Georgia 21 mortgage loan, Fund I is currently in default with respect to the minimum level of tangible net worth covenant and has not obtained a waiver from the lender. Georgia 21 continues to remit all scheduled mortgage payments on a timely basis and management does not anticipate any adverse impact to the combined financial statements as a result of the noncompliance as no action has been taken by the lender to demand payment or exercise any other remedies or rights as stipulated in the loan agreement. Georgia 21 is currently in compliance with its minimum debt service ratio covenant as of March 31, 2013.

Note 5 – Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provides a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the valuation techniques and inputs used to measure fair value.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Funds have the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals. Significant Level 2 inputs include interest rate swaps.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Funds assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The Ziegler Funds measure their interest rate swaps at fair value on a recurring basis. The fair value of ($642,940) and $(764,994) as of December 31, 2012 and 2011, respectively, is based on primarily level 2 inputs described above.

The Ziegler Funds’ derivative instruments (Note 6) are not traded on an exchange. The Ziegler Funds obtained the fair value of the swaps from the counterparty. They then tested that fair value against a fair value determined by a methodology that included using the income approach to value the derivatives, using observable Level 2 market expectations at the measurement date and standard valuation techniques to convert future amounts to a single present amount (discounted) assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the swap valuations were limited to quoted prices for similar assets or liabilities in active markets (specifically future contracts) and inputs other than quoted prices that were observable for the asset or liability (specifically LIBOR cash and swap rates, implied volatility for options, caps and floors, basis swap adjustments and credit risk at commonly quoted intervals). Mid-market pricing was used as a practical expedient for fair value measurements. Key inputs, including the cash rates for very short-term, futures rates and swap rates beyond the derivative maturities were bootstrapped to provide spot rates at resets specified by the swaps (reset rates were then further adjusted by the basis swaps, if necessary). Inputs were collected from Bloomberg as the last price on the last market day of the period. The same rates used to bootstrap the yield curves were used to discount the future cash flows prior to the credit risk effect for both the Ziegler Funds and the credit risk of its counterparty when determining the fair value of derivatives under generally accepted accounting principles. The fair values resulting from the separate calculations were not significantly different.

Both direct and indirect observable inputs may be used to determine the fair value of the positions classified as Level 2 assets and liabilities. As a result, the unrealized gains and losses for these asset and liabilities presented above may include changes in fair value that were attributable to both direct and indirect observable inputs. Changes in fair value of the interest rate swaps totaled $(122,054) and $324,824 for the years ended December 31, 2012 and 2011, respectively, and are included in the combined statement of operations. The fair value was obtained from the swaps’ counterparty.

The following table sets forth by level within the fair value hierarchy the Ziegler Fund’s assets and liabilities that were accounted for on a nonrecurring basis as of December 31, 2012 and 2011 and as of March 31, 2013.

		Nonrecurring Fair Value Measurements At Report Date using:
	Fair Value as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) for the Year Ended December 31, 2012
Medical office buildings	$3,588,594	$—	$—	$3,588,594	$(614,540)
Land	1,210,406	—	—	1,210,406	(231,594)
Property under development	674,773	—	—	674,773	(90,455)

	$5,473,773	$—	$—	$5,473,773	$(936,589)

		Nonrecurring Fair Value Measurements At Report Date using:
	Fair Value as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) for the Year Ended December 31, 2011
Medical office buildings	$2,954,837	$—	$—	$2,954,837	$(1,436,813)

		Nonrecurring Fair Value Measurements At Report Date using:
	Fair Value as of March 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) for the Year Ended March 31, 2013
Medical office buildings	$3,588,594	$—	$—	$3,588,594	$—
Land	1,210,406	—	—	1,210,406	—
Property under development	674,773	—	—	674,773	—

	$5,473,773	$—	$—	$5,473,773	$—

The impairment of the medical office buildings reference above mainly resulted from declines in current and projected operating results and cash flows of the properties. (See Note 2.)

The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 for the fair value hierarchy as of December 31, 2012. There were no changes in the quantitative inputs and assumptions used for items categorized in Level 3 for the fair hierarchy as of March 31, 2013. The disclosure below excludes information on unobservable inputs that are non-quantitative such as unadjusted prices from recent transactions or third party valuations.

Asset Category	Fair value at December 31, 2012	Valuation Techniques	Unobservable Inputs	Ranges

Investment in real estate properties	$4,799,000	Discounted cash flow	Discount rate Capitalization rate Vacancy rate	10.7-13.5% 7.7-10.5% 9.41-17.8%

Property under development	674,773	Market comparable/ Discounted cash flow	Capitalization rate	9-10%

The carrying amounts of cash and cash equivalents, tenant receivables, payables, and accrued interest are reasonable estimates of fair value because of the short maturities of these instruments. Fair values for notes payable are estimates based on rates currently prevailing for similar instruments of similar maturities.

The following table presents the fair value of other financial instruments. The swaps are measured at fair value on a recurring basis.

	As of December 31				As of March 31
	2012		2011		2013
					(unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Notes payable(1)	$84,489,017	$86,982,366	$98,674,263	$91,120,934	$84,261,109	$85,674,454

Interest rate swaps—Liabilities	642,940	642,940	764,994	764,994	568,559	568,559

(1)	For disclosure purposes only.

Note 6 – Derivative Financial Instruments

The Ziegler Funds are exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows, which are managed through the use of derivatives. All derivative financial instruments are reported in the balance sheet at fair value.

In particular, interest rate swaps, which are designated as cash flow hedges are used to manage the risk associated with interest rates on variable-rate borrowings.

Generally, the funds enter into hedging relationships such that changes in the fair value or cash flows of items and transactions being hedged are expected to be offset by corresponding changes in the values of the derivatives.

As of December 31, 2012, the Ziegler Funds held swaps to receive variable\pay fixed interest rates swaps with a total notional amount of $25,609,755, of which $17,441,821 expires in July 2013, with the remaining amount expiring in May 2016. Gains recognized on the interest rate swaps of $122,054 were included in the combined statements of operations.

As of December 31, 2011 the Funds held swaps to receive variable\pay fixed interest rates swaps with a total notional amount of $30,698,023. Losses recognized on the interest rate swaps of $324,824 were included in the combined statements of operations.

As of March 31, 2013, the Ziegler Funds held swaps to receive variable/pay fixed interest rate swaps with a total notional amount of $25,478,470, of which $17,441,821 expires in July 2013, with the remaining amount expiring in May 2016. Gaines recognized on the interest rate swaps of $74,381 were included in the combined statements of operations.

Note 7 – Discontinued Operations

During the year ended December 31, 2012, Georgia 13 and Georgia 22 sold their real estate investment property. All income from discontinued operations is attributable to controlling interests.

The following table summarizes operating income and gain on sale of the investment properties, and is included in discontinued operations on the combined statements of operations.

	Year Ended December 31,		Three Months Ended March 31,
	2012	2011	2013	2012

Rental revenue	$670,185	$1,487,797	—	$378,901
Other	(2,128)	(6,042)	—	(5,633)

Total Revenue	668,057	1,481,755	—	373,268

Operational expenses	(223,949)	(289,200)	—	(70,035)
Depreciation and amortization	(279,505)	(450,011)	—	(112,704)
Interest expense*	(362,247)	(561,104)	—	(160,148)
Change in fair value derivative liability		84,001	—	—

(Loss) income from operations on discontinued investment properties	(197,644)	265,441	—	30,381

Gain on sale of investment properties	1,519,485	—	—	—

Total Discontinued Operations	$1,321,841	$265,441	—	$30,381

*	The interest expense is attributable to the mortgage held by the investment property.

Note 8 – Sale of Investment Properties

On May 5, 2012, the Ziegler Funds sold the property held by Georgia 22 and on September 27, 2012, the property held by Georgia 13. The carrying value as of the date of sale was $4,803,153 for Georgia 22 and $7,534,984 for Georgia 13, respectively. At the time of sale, these properties were included in investment properties and intangible assets on the combined balance sheets.

The following summarizes the cash proceeds received from the sale of the investment properties.

	Georgia-13	Georgia-22

Total consideration received from seller	$9,343,914	$5,400,000
Payment of closing cost	393,249	250,127
Payment of outstanding mortgage balance	6,275,275	3,566,904
Payment of unpaid mortgage interest	22,329	21,496

Cash due to seller	$2,653,061	$1,561,473

Note 9 – Operating Leases

The Ziegler Funds are a lessor of medical office buildings. Leases have expirations from 2013 through 2028. As of March 31, 2013 the following summarizes the future minimum rental payments on noncancelable leases:

Year Ending March 31:
2013	$7,445,898
2014	9,396,732
2015	9,325,460
2016	9,172,061
2017	8,395,049
Thereafter	41,388,058

Total	$85,123,258

Note 10 – Related Party Transactions

BCZ charges the Funds an annual management fee equal to 2 percent of the total capital commitments. BCZ carries out the day-to-day management of the Ziegler Funds including origination of investments, investor reporting and accounting. Total management fees charged to the Ziegler Funds were $950,800 for each of the years ended December 31, 2012 and 2011, and $237,700 for each of the three months ended March 31, 2013 and 2012. Total other fees charged to the Funds were $28,275 and $66,057 for the year ended December 31, 2012 and 2011, respectively, and $6,996 for the three months ended March 31, 2013 and 2012. The other fees include fees for accounting expenses and other expenses owed to BCZ. As of December 31, 2012 and 2011 management and other fees of $1,530,007 and $1,274,136, respectively, and $1,674,703 as of March 31, 2013, were payable to BCZ and are included in accounts payable to related parties on the combined balance sheets.

Until            , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

Common Shares

PROSPECTUS

Wunderlich Securities

            , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$15,686
NYSE Listing Fee	$125,000
FINRA Filing Fee	$17,750
Printing and Engraving Expenses		*
Legal Fees and Expenses (other than Blue Sky)		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Other Expenses		*

Total		*

*	To be furnished by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

On April 15, 2013 we issued 1,000 common shares to John W. Sweet, our Executive Vice President and Chief Investment Officer, as nominee for B.C. Ziegler and Company in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act. Mr. Sweet has subsequently transferred the shares to B.C. Ziegler and Company. We expect to redeem these shares for $1,000 upon completion of the offering.

In connection with the formation transactions, an aggregate of                      OP units with an aggregate value of $         million, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, will be issued to the Ziegler Funds in exchange for the interests in the entities that own the properties comprising our initial portfolio and other assets in the formation transactions. The Ziegler Funds are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which eliminates our trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which our declaration of trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the trustee or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the trust if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and trustees are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and trustees whereby we agree to indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or trustee to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or trustee.

Insofar as the foregoing provisions permit indemnification of trustees, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our trustees and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Physicians Realty L.P., the partnership of which we serve as sole general partner.

Item 35. Treatment of Proceeds from Shares Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on this 20th day of June, 2013.

PHYSICIANS REALTY TRUST

By:	/s/ John T. Thomas

Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Thomas	Chief Executive Officer and President and Trustee (Principal Executive Officer)	June 20, 2013

/s/ John W. Lucey	Senior Vice President—Principal Accounting and Reporting Officer (Principal Financial and Accounting Officer)	June 20, 2013

/s/ John W. Sweet Jr.	Trustee	June 20, 2013

EXHIBIT INDEX

Exhibit

1.1*	Form of Underwriting Agreement

3.1***	Form of Articles of Amendment and Restatement of Physicians Realty Trust

3.2***	Form of Amended and Restated Bylaws of Physicians Realty Trust

4.1***	Form of Certificate of Common Shares of Physicians Realty Trust

5.1*	Opinion of Venable LLP

8.1*	Opinion of Baker & McKenzie LLP with respect to tax matters

10.1***	Form of Amended and Restated Agreement of Limited Partnership of Physicians Realty L.P.

10.2**	Form of Physicians Realty Trust 2013 Equity Incentive Plan

10.3**	Form of Restricted Shares Award Agreement (Time Vesting)

10.4***	Form of Indemnification Agreement between Physicians Realty Trust and its trustees and officers

10.5**	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund I, dated as of June 19, 2013

10.6**	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund II, dated as of June 19, 2013

10.7**	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund III, dated as of June 19, 2013

10.8**	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund IV, LP, dated as of June 19, 2013

10.9*	Form of Shared Services Agreement by and among Physicians Realty Trust, Physicians Realty L.P. and B.C. Ziegler and Company, dated as of June , 2013

10.10*	Purchase and Sale Agreement for the Arrowhead Commons property by and among Physicians Realty, L.P. and , and dated as of , 2013

10.11*	Form of Employment Agreement by and between Physicians Realty Trust and John T. Thomas

10.12*	Form of Employment Agreement by and between Physicians Realty Trust and Mark D. Theine

10.13*	Form of Employment Agreement by and between Physicians Realty Trust and John W. Sweet Jr.

10.14*	Form of Employment Agreement by and between Physicians Realty Trust and John W. Lucey

21.1***	List of Subsidiaries of the Registrant

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 8.1)

23.3**	Consent of Plante & Moran, PLLC

24.1***	Power of Attorney

99.1***	Consent of Tommy G. Thompson

99.2***	Consent of Stanton D. Anderson

99.3***	Consent of Mark A Baumgartner

99.4***	Consent of Albert C. Black

99.5***	Consent of William A. Ebinger, M.D.

99.6***	Consent of Richard A. Weiss

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.